As filed with the Securities and Exchange Commission on May 5, 2006

Registration No. 333-130680

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

MathStar, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

3674

(Primary Standard Industrial Classification Code Number)

41-1881957

(I.R.S. Employer Identification No.)

19075 N.W. Tanasbourne Drive
Suite 200
Hillsboro, Oregon 97124
Telephone: (503) 726-5500

(Address, Including Zip Code, and Telephone Number,

Including Area Code, of Registrant’s Principal Executive Offices)

Douglas M. Pihl
President and Chief Executive Officer
MathStar, Inc.

19075 N.W. Tanasbourne Drive
Suite 200
Hillsboro, Oregon 97124
Telephone: (503)726-5500
Facsimile: (503)726-5501

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Michele D. Vaillancourt, Esq.
Winthrop & Weinstine, P.A.
225 South Sixth Street, Suite 3500
Minneapolis, Minnesota 55402
Telephone: (612) 604-6400
Facsimile: (612) 604-6800

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $.01 par value	2,084,577 shares	$5.98	$12,465,770.46	(2)

(1)   Pursuant to Rule 457(c) under the Securities Act of 1933, as amended, the offering price is equal to the average of the high and low prices of the common stock as of December 21, 2005 as reported on The NASDAQ National Market.

(2)  The registration fee was paid when the Registration Statement was filed on December 23, 2005.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 5, 2006

PRELIMINARY PROSPECTUS

2,084,577 Shares

MathStar, Inc.

Common Stock

This prospectus is for the resale of shares of common stock of MathStar, Inc. issued upon the conversion of our 8% convertible promissory notes that we originally sold in April 2005 and shares of common stock that may be purchased upon the exercise of warrants we sold with the promissory notes.  As part of the sale of our 8% convertible promissory notes and warrants, we agreed to register for resale by the selling stockholders the shares of common stock that we issued upon conversion of the notes or that we may issue upon exercise of the warrants.  In addition, we are registering the resale of shares subject to warrants that we originally issued as compensation to the selling agents for serving as agents in connection with our previous private placements.  This prospectus will be used by the selling stockholders to sell up to 2,084,577 shares of our common stock.  This means:

•                  The selling stockholders may sell their shares of common stock from time to time on the open market.

•                  For information on the methods of sale of the common stock, you should refer to the section of this prospectus entitled “Plan of Distribution” beginning on page 63.

•                  MathStar will not receive any of the proceeds from the sale of the shares by the selling stockholders.

•                  You should read this prospectus and any prospectus supplement carefully in its entirety before you invest in shares of our common stock.

Our common stock is listed on The Nasdaq National Market under the symbol “MATH.”  On May 4, 2006, the last reported sale price for our common stock reported on The Nasdaq National Market was $4.94 per share.

Investing in our common stock is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May      , 2006.

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	6
Forward-Looking Information	18
Use of Proceeds	19
Market Price of and Dividends on Our Common Stock and Related Stockholder Matters	19
Capitalization	19
Selected Financial Data	20
Management’s Discussion and Analysis of Financial Condition and Results of Operations	22
Business	30
Management	43
Related Party Transaction	50
Principal Stockholders	51
Selling Stockholders	53
Description of Our Securities	59
Plan of Distribution	63
Legal Matters	65
Experts	65
Where You Can Find More Information	65
Index to Financial Statements	F-1

You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders have agreed to offer to sell shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock.

For investors outside the United States:  We have done nothing that would permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

PROSPECTUS SUMMARY

This summary does not contain all of the information you should consider before buying shares of our common stock. You should read the entire prospectus carefully, especially the “Risk Factors” section and our financial statements and the related notes appearing at the end of this prospectus before deciding to invest in shares of our common stock.

Our Business

We are a development stage company that designs, develops and markets a new class of semiconductor integrated circuit, or chip, we call field programmable object arrays, or FPOAs. An integrated circuit chip is a small electronic device made out of a semiconductor material that is used for a variety of electronic devices, including microprocessors, audio and video equipment, and other electronic products and systems.  Our FPOAs are high-performance, reprogrammable integrated circuits based on our proprietary silicon object technology. We believe that our FPOA chips will provide cost, performance, time-to-market and time-in-market advantages when compared to existing methods used to design logic devices. Logic devices are used for managing the interchange and manipulation of digital signals within an electronic system and are one of three broad categories of digital integrated circuits used in electronic systems.

An FPOA consists of very small, pre-designed, high-speed computing and data storage elements, or silicon objects, arranged in a grid pattern, along with internal and external memory and data input and output channels. The grid of silicon objects is overlaid with a high-speed interconnection system, creating the silicon object array. This array of objects and interconnect matrix is programmed to execute unique customer applications using industry-standard and FPOA-specific software design tools. Each of our silicon objects can execute its function at a rate of up to one billion times per second, which is up to four times faster than commercially available programmable logic devices. Our first FPOA contains 400 silicon objects, and each of these can operate simultaneously, creating a chip capable of executing 400 billion computational operations per second.

Currently, two of the most common methods used to design logic devices are the application-specific integrated circuit method, or ASIC, and the programmable logic device method, or PLD. The field programmable gate array, or FPGA, is a segment of the PLD market. ASICs are designed by the end customer with fixed functions for a single application and cannot be reprogrammed. The primary advantages of using ASIC technology are low per unit cost and high performance. The primary disadvantages of using ASICs are their high up-front development costs, long time-to-market and inability to change the chip’s function as applications and algorithms change. An algorithm is a finite set of well-defined instructions for accomplishing a task and can be implemented by computer programs. In contrast to ASICs, FPGAs, purchased off-the-shelf, are programmed by the customer and can be used in a wide range of applications. This inherent flexibility of FPGAs provides the advantages of design change simplicity, shorter time-to-market, lower up-front development cost and longer time-in-market. The primary disadvantages of using FPGAs are their lower performance and higher per unit cost as compared to ASICs. We believe these disadvantages limit the applications that can be effectively served by the FPGA architecture. We have introduced a new chip architecture that combines the cost and performance advantages of ASICs with the reprogrammability of FPGAs.

We believe FPOA chips offer better performance than ASIC or FPGA chips, low per unit cost advantages comparable to ASIC chips and the time-to-market and time-in-market advantages of FPGA chips for the following reasons:

•                  Speed.   Each object in the FPOA operates at a speed of up to one GigaHertz, or GHz, which is up to four times the speed of FPGAs. A GigaHertz is a measure of frequency, or clock speed, and is equal to a billion hertz or a thousand megahertz.

•                  Design simplicity.   Our FPOA architecture simplifies the silicon design process. ASIC and FPGA chips require the designer to perform the complex task of implementing algorithms using millions of individual logic gates. In electronics and digital circuits, a logic gate is an arrangement of switches used to calculate operations. FPOA designers implement these algorithms by programming a few hundred interconnected objects, reducing design costs and improving overall system performance and time-to-market.

•                  Smaller physical size.   In high-performance applications, we believe our FPOAs will have a per unit manufacturing cost advantage over FPGAs because FPOAs are smaller. In many cases, the FPOA architecture will realize solutions that have a higher functional density than typical FPGAs, reducing the amount of silicon required for a given design. Functional density refers to the number and complexity of functions that can be performed by a chip of a specific size.

•                  Fewer chips needed.   We believe the size and performance advantages of FPOAs will enable our customers to use fewer chips to implement electronic system functions as compared to FPGAs, which is expected to result in space savings and lower overall system power consumption.

•                  Fast time-to-market.   FPOAs will have a faster time-to-market than ASICs because FPOAs are available off-the-shelf.

•                  Reprogrammable.   Our FPOAs are reprogrammable. This allows our customers to change the functionality of their systems in the field, thus increasing time-in-market as compared to ASICs.

We will sell our FPOA chips in a blank state as standard off-the-shelf products. Our chips can be programmed for application-specific functionality by using a combination of industry standard design tools, our physical layer design tools and our library of pre-programmed algorithms. We currently have a limited supply of our first FPOA chips available for sale along with development boards and software design tools used to program the FPOA.

Our Markets

Our goal is to introduce FPOA technology into market applications that require chips that combine high-speed performance, in-field programmability, low per unit price and rapid time-to-market. Because the FPOA chip is new, there is no independent research available on the market size for FPOAs. We expect to compete with FPGAs, ASICs and some types of digital signal processors. Digital signal processors, or DSPs, are high-speed single chip microprocessors designed to perform mathematically-intensive digital signal processing computational tasks. Most of our early design wins are with customers in the military/aerospace markets, and we are now targeting commercial applications with the following characteristics:

•                  applications that demand higher performance than currently can be served by high-performance DSPs or FPGAs;

•                  applications that demand the reprogrammability of FPGAs but cannot justify the high per unit production cost of FPGAs;

•                  applications that demand high performance but are not expected to generate the production volume that would warrant the expense of an ASIC development; and

•                  applications where reprogrammability is a requirement, thus deterring the designer from using an ASIC.

We believe the machine vision, test and measurement, high definition video, medical imaging, high performance imaging, military/defense and aerospace, digital signal processing, and cellular wireless base stations markets have the characteristics that make them ideally suited to take advantage of the FPOA architecture.

Our Business Strategy

Our goal is to achieve rapid adoption of the FPOA in commercial applications. To achieve this goal, we are using a direct sales force which works with our field application engineers and strategic partners to introduce our FPOA chips to the marketplace, educate the market on the advantages of our FPOA technology and achieve design wins. A design win is a customer’s selection of a particular vendor’s chip for use in the customer’s electronic system. Through December 31, 2005, we had achieved  12 design wins. In order to accelerate our initial market penetration, we anticipate we will offer FPOAs at a lower cost than existing FPGAs, using our lower manufacturing cost to our advantage. Our initial FPOA chip provides the basis for a planned family of FPOA chips that will serve as targeted chip platforms for the implementation of a widening range of customer-specific algorithms. We anticipate that future chips will consist of various versions of the initial FPOA chip, may contain different numbers of object types and will be optimized for either low power consumption, high performance, low price or customized intellectual property programming.

We have formed the following three strategic relationships:

•                  Honeywell International, Inc. is a diversified technology and manufacturing company. Our strategic agreement with Honeywell enables us to introduce our FPOA technology to the aerospace market. Honeywell has selected our FPOA technology for use in digital signal processing systems it designs for space-based applications. Honeywell is combining its chip technology with our FPOA’s reprogrammability features and designing radiation-hardened FPOAs to provide more reliability in space satellite and other systems operating in harsh environments.

•                  Valley Technologies, Inc. designs, produces and sells system-level processing boards to the defense industry. Valley Technologies has selected our FPOA technology to develop an FPOA-based processor board and to program high-performance processing algorithms for the United States Space and Naval Warfare Systems Command, or SPAWAR. Under our strategic alliance agreement, Valley Technologies has programmed several signal processing algorithm libraries to our FPOAs. The first version of the processor board using our FPOA chips is functional and has been tested and demonstrated to potential customers.

•                  Under our business development agreement with Summit Design, Inc., we have incorporated our physical layer design tools into the Summit Design Visual Elite design tool suite. We and our customers use the resulting design tool suite to program, or map, the customers’ intellectual property to our FPOAs. We are continuing to work with Summit Design to develop enhancements to the design tool suite.

Development Stage Company

We are a development stage company. We have a limited operating history and have not yet commercialized any products. To date, we have recognized only nominal revenue from research services provided under grants from governmental agencies, engineering services and sales of prototype chips and FPOA development kits. We do not know whether or when we will be able to generate significant product revenue or become profitable. For the year ended December 31, 2005, we had a net loss of $18,935,000 and, as of December 31, 2005, we had an accumulated deficit of $83,494,000.

Company Information

We were incorporated under Minnesota law in April 1997, and we reincorporated under Delaware law on June 14, 2005. Our executive offices are located at 19075 N.W. Tanasbourne Drive, Suite 200, Hillsboro, Oregon 97124. In March 2006, we relocated our headquarters from Minnetonka, Minnesota to Oregon. We continue to maintain our office at 5900 Green Oak Drive in Minnetonka. Our telephone number is (503) 726-5500. Our website is www.mathstar.com. The information contained on our website is not a part of this prospectus. We have included our website address in this document as an inactive textual reference only.

In this prospectus, unless otherwise stated or the context otherwise requires, references to “MathStar,” “we,” “us,” “our,” “our company” and similar references refer to MathStar, Inc.

Assumptions Used in Prospectus

Unless we indicate otherwise, all information in this prospectus takes into account the three-for-one reverse stock split of our common stock that was effective on June 10, 2005.

This prospectus refers to trademarks owned by other companies. The inclusion of other companies’ brand names and products in this prospectus is not an endorsement of us by those companies.

The Offering

Common stock offered by the selling stockholders	2,084,577 shares

Common stock outstanding after the offering(1)	18,403,867 shares

Use of proceeds	We will not receive any of the proceeds from the sale of our shares by the selling stockholders. See “Use of Proceeds.”

Risk factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors to carefully consider before deciding to invest in shares of our common stock.

Nasdaq National Market symbol	MATH

(1)          The number of shares of our common stock to be outstanding after this offering is based on 17,447,691 shares outstanding as of March 31, 2006 and also includes the 956,176 shares issuable upon the exercise of warrants owned by the selling stockholders as of March 31, 2006 and excludes:

•                  2,155,183 shares of common stock issuable upon the exercise of stock options outstanding as of March 31, 2006 under our 2000 Combined Incentive and Non-Statutory Stock Option Plan, 2002 Combined Incentive and Non-Statutory Stock Option Plan, 2004 Amended and Restated Long-Term Incentive Plan and the Digital MediaCom, Inc. 1999-2000 Stock Option Plan assumed by us in our August 2001 acquisition of Digital MediaCom, Inc.;

•                  282,935 shares of common stock reserved for future issuance as of March 31, 2006 under our 2000 Combined Incentive and Non-Statutory Stock Option Plan, 2002 Combined Incentive and Non-Statutory Stock Plan and 2004 Amended and Restated Long-Term Incentive Plan; and

•                  1,023,309 shares of common stock issuable upon the exercise of warrants outstanding as of March 31, 2006 that are not owned by the selling stockholders.

As of March 31, 2006, the weighted average per share exercise price of our outstanding options for the purchase of common stock was $5.98 and the weighted average per share exercise price of our outstanding warrants for the purchase of common stock was $6.36.

Summary Financial Information

The following tables summarize our financial information. You should read this information together with our financial statements and related notes appearing at the end of this prospectus and the section of this prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The net loss per share information is computed using the weighted average number of common shares outstanding for the periods presented.

	Year ended December 31,					Period from Inception (April 14, 1997)
	2001	2002	2003	2004	2005	to December 31, 2005
	(dollars in thousands, except share and per share data)
Statement of Operations Data:
Net revenue	$—	$17	$50	$130	$134	$880
Cost of sales				53	52	105
Gross profit	—	17	50	77	82	775
Operating expenses:
Research and development	3,121	3,440	7,903	5,192	8,734	29,967
Selling, general and administrative	2,670	2,840	3,221	3,691	6,058	19,274
Total operating expenses	5,791	6,280	11,124	8,883	14,792	49,241
Loss from operations	(5,791)	(6,263)	(11,074)	(8,806)	(14,710)	(48,466)
Other income (expense)	508	82	47	57	(4,225)	3,154
Loss from continuing operations	(5,283)	(6,181)	(11,027)	(8,749)	(18,935)	(51,620)
Loss from discontinued operations(1)	(8,346)	(23,528)	—	—	—	(31,874)
Net loss	$(13,629)	$(29,709)	$(11,027)	$(8,749)	$(18,935)	$(83,494)
Basic and diluted loss per share—continuing operations	$(0.98)	$(0.94)	$(1.56)	$(0.95)	$(1.56)
Basic and diluted loss per share—discontinued operations	$(1.56)	$(3.59)	$—	$—	$—
Basic and diluted net loss per share	$(2.54)	$(4.53)	$(1.56)	$(0.95)	$(1.56)
Weighted average number of common shares outstanding, basic and diluted	5,366,603	6,551,360	7,048,121	9,209,436	12,120,660

December 31, 2005
(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$20,149
Working capital	19,677
Total assets	22,202
Total liabilities	2,028
Deficit accumulated during development stage	(83,494)
Total stockholders’ equity	20,174

(1)          Our acquisition of Digital MediaCom, Inc. in August 2001 resulted in a new and separate operating segment, the physical media device, or PMD, segment. In August 2002, due to events and changes in circumstances, which included a severe downturn in the market for the acquired in process PMD development projects, we committed to a plan to sell the PMD operating segment, which was comprised of the acquired Digital MediaCom operations. Accordingly, we tested the PMD assets for impairment and recorded a $13,306 goodwill impairment. This amount was included in the $23,528 loss from discontinued operations in 2002. On November 15, 2002, we sold or disposed of the assets of our PMD operating segment, including all of the valuable technology, property and equipment, licensed software and employees, for $1,752 in cash and the assumption by the buyer of $187 in liabilities. There was no gain or loss on the sale because the assets of the PMD operating segment were written down to their estimated net realizable value in August 2002.

RISK FACTORS

An investment in the shares of common stock to be sold in this offering is highly speculative and involves a high degree of risk. You should carefully review the following risk factors and the other information contained in this prospectus, including the financial statements and the related notes at the end of this prospectus, before deciding to invest in our shares of common stock. If any of the risks actually occurs, our business prospects, financial condition and operating results would likely be adversely affected and could be materially adversely affected. The market price of our common stock could then decline, and you could lose all or part of your investment in our shares.

Risks Relating to Our Business

Our operations and business are subject to the risks of a development stage company with little or no revenue and a history of operating losses. The report of our independent registered public accounting firm included in this prospectus contains an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. We have incurred losses since inception, and we have had only nominal revenue.

We have operated as a development stage company since our inception by devoting substantially all of our efforts to raising capital and research and development. Thus, our financial statements have been prepared in accordance with the accounting and reporting principles prescribed by Statement of Financial Accounting Standards, or SFAS, No. 7, Accounting and Reporting by Development Stage Enterprises, issued by the Financial Accounting Standards Board, or FASB. The reports of our independent registered public accounting firm related to our financial statements as of and for the years ended December 31, 2003, 2004 and 2005 and cumulatively for the period from April 14, 1997, date of inception, to December 31, 2005 contain an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern.

Since inception, we have had only nominal revenue from the sale or licensing of our FPOAs, and we have had losses.  We had net losses of $11,027,000, $8,749,000 and $18,935,000 for the years ended December 31, 2003, 2004 and 2005. As of December 31, 2005, we had an accumulated deficit of $83,494,000.  We expect to increase our spending significantly as we continue to expand our infrastructure. We are using and will use the proceeds from our initial public offering to expand our sales and marketing efforts and continue research and development. In addition, we will need significant revenue and/or to raise additional capital to finance our business. We do not know whether or when we will become profitable because of the significant uncertainties regarding our ability to generate revenues.

We will need additional financing in the future, which may not be available to us on favorable terms or at all. If we do not obtain additional financing when we need it or on terms that are favorable to us, our business would be adversely and materially affected.

We will need additional financing in the future to finance our business. The timing and amount of such additional financing depends on many factors, including the following:

•                  delays in the development and testing of our FPOA chips or design tools;

•                  the costs of expanding our sales and marketing activities;

•                  the rate and degree of acceptance of our FPOA chips in the marketplace;

•                  our ability to establish successful strategic relationships with companies to develop and market our FPOA chips;

•                  the cost of or delays in producing our chips;

•                  the cost of hiring and training qualified application engineers and field application engineers;

•                  the costs of preparing, filing, prosecuting, maintaining and enforcing patent claims and other patent-related costs;

•                  the costs of defending any patent or trademark infringement actions brought against us by third parties; and

•                  the cost of being a public company because of the disclosure, reporting, financial accounting and other requirements that apply to public companies.

Additional financing may not be available to us when we need it or on terms that are favorable to us. If we cannot obtain adequate financing on a timely basis or under terms that are favorable to us, we may be forced to delay or limit aspects of our business plan, which could have a material adverse effect on our business, revenue, financial condition and results of operations. In addition, we may be required to seek funds from sources that will place limits on our operations and management or that require rights that are superior to those possessed by the holders of our common stock. If we raise additional funds by issuing equity securities, the new equity securities may dilute the average per share price or ownership interests of our stockholders, and the rights of the holders of the equity securities may be more favorable than those of the holders of our common stock.

If we do not produce our new version of our FPOA chip and begin selling it to customers in September 2006, our business, revenue, financial condition and results of operations could be adversely affected and the market price of our stock could decrease.

In September 2006, we expect to produce a new version of our FPOA chip and begin selling the chip to customers. However, there can be no assurance that we can do so. The production and sale of the new version of our FPOA chip could be delayed beyond September 2006 for many reasons, including delays in developing, testing and producing the chip, the lack of qualified personnel to work on the development of the chip, and the reluctance of customers and potential customers to accept a new technology. If the production or sale of the new version of the FPOA chip was delayed beyond September 2006, our business, revenue, financial condition and results of operations could be adversely affected and the market price of our stock could decrease.

Because our current and planned FPOA chips are highly complex, they may contain defects or errors that are detected only after deployment in commercial applications, which would harm our reputation and result in increased liability and expense.

Our current and planned FPOA chips are highly complex and may contain defects, errors or failures. After the initial fabrication and packaging of an FPOA chip, we test their functionality and performance internally. Our testing may reveal some problems before the chips are delivered to our customers that would result in significant delays and costs to us. Because our chips are programmable in the field, they can be fully tested only when deployed and functioning in commercial applications. Consequently, our customers may discover errors after our chips have been deployed. The occurrence of any defects, errors or failures in our FPOA chips could result in the cancellation of orders, product returns, repairs or replacements, diversion of our resources, legal actions by our customers or our customers’ end users and other costs and losses to us or to our customers or end users. Any of these occurrences could also result in the loss of or delay in market acceptance of our FPOA chips and loss of sales, which would adversely affect our business, revenue, financial condition and results of operations. We have experienced defects in the past and may experience defects in the future. Timing-related defects in our original FPOA design caused a low yield of chips that could operate at a clock speed of one GHz. As a result, we had to manufacture additional chips and sort through the available supply of chips to find those that worked properly, which increased our costs and delayed the marketing of our chips. Because the trend in the semiconductor industry is moving toward even more complex products, this risk probably will intensify over time and may result in increased liability and expenses.

Our FPOA chips are new and have not yet achieved commercial acceptance. Our success depends on effectively introducing our FPOA chips to the market and have them gain market acceptance. The failure of our FPOA chips to achieve commercial acceptance would have a material adverse effect on our business, revenue, financial condition and results of operations.

Our success depends upon our ability to introduce our FPOA chips to the market in a timely and effective manner and to have our FPOA chips gain widespread market acceptance. We have begun the process of identifying strategic markets for our FPOA chips and introducing our FPOA chips to these markets. However, our FPOA chip is new and has not been used in a product or in an electronic system that has been commercially distributed. From the time a customer selects our FPOA chips for its electronic system, it may be a considerable period of time before the customer starts volume production of its system and purchasing chips in volume, if at all. There can be no assurance that design wins will result in any production commitments that generate revenue growth for a number of reasons, including the decision of the customer to terminate the development or production of the electronic system for which the FPOA chip was selected.

The targeted markets into which we are introducing and will introduce our FPOA chips may not accept them. Users may not accept our FPOA chips as preferable to existing semiconductor chips, including ASICs and FPGAs, or new products in our targeted applications and densities. Electronic equipment manufacturers and other potential customers for our FPOA chips often have a preferred and established supplier of semiconductor chips. It will be difficult for us to overcome this preference and convince our targeted customers to use our FPOA chips rather than chips from their preferred vendors. The acceptance and deployment of our FPOA chips in the market will depend on many factors, including the availability and effectiveness of our FPOA chips and competing products from our competitors, the willingness of targeted customers to expend resources to test and use our new FPOA chips, the effectiveness of our marketing and sales personnel and the pricing for our FPOA chips. All of the foregoing factors, among others, could limit market acceptance of our FPOA chips. Our failure to effectively introduce our FPOA chips to the market or the market’s failure to accept our chips would have a material adverse effect on our business, revenue, financial condition and results of operations.

Our future success will depend on our ability to develop new FPOA chips, introduce them to the market and have them gain market acceptance. There is no assurance that we can do so successfully or on a timely basis. Our failure to do so would have a material adverse effect on our business, revenue, financial condition and results of operations.

We operate in a market characterized by rapid technological change. In order to effectively compete, we need to develop new FPOA chips on a timely basis that will gain market acceptance. The development of new FPOA chips is a highly complex and precise process, and we will likely experience delays in developing and introducing them. Our development efforts may not result in the timely introduction of new FPOA chips or enhancements to existing chips. Successful chip development and introduction depends on a number of factors including, but not limited to:

•                  accurate chip definition and specification;

•                  timely completion of the chip design;

•                  establishing successful production arrangements with third party semiconductor foundries;

•                  establishing successful relationships with strategic partners;

•                  establishing successful arrangements with third party packaging companies;

•                  timely and quality chip fabrication;

•                  effective post-fabrication testing;

•                  receipt of United States government funding by us or our customers;

•                  the lack of a benchmark to measure the performance difference between an FPGA and our FPOA;

•                  achieving acceptable manufacturing yields; and

•                  acceptance of our FPOA chips by our target customers.

Due to the complexity and precision of our planned FPOA chips and the many variables involved in their design, we may not be able to successfully develop and introduce our existing and planned FPOA chips to the marketplace on a timely basis or at all. We anticipate that we will need to continually invest in semiconductor design engineering talent, state-of-the-art engineering tools and related test equipment. Our failure to develop and introduce new FPOA chips successfully would materially and adversely affect our business, revenue, financial condition and results of operations.

Our success depends on our ability to develop effective FPOA design tools, either alone or in alliances with independent electronic design automation companies, and to have the design tools gain market acceptance. Our failure to do so would delay or prevent the commercialization of our FPOA chips, which would materially harm our business, revenue, financial condition and results of operations.

As part of the development process for our FPOA chips, our customers must have design tools so they can program, or map, their intellectual property applications, or algorithms, to our FPOA chips. Working with Summit Design, Inc., we have developed a suite of FPOA-specific design tools. To be successful, we must introduce these design tools to the market and have them accepted by customers, or develop other design tools that will be accepted in the marketplace either alone, with Summit Design or with other electronic design automation companies. Developing new FPOA design tools is a complex process, and we will likely experience delays in developing and introducing them. Successful product development and introduction depends on a number of factors including, but not limited to, accurate tool definition, user documentation and specification, timely completion of the design tools and acceptance of our FPOA design tools by our target customers. In many cases, our target customers will have strong preferences to work with industry-leading tool design companies. We must overcome this preference to have our design tools accepted and used by these customers. In addition, the FPOA-specific design tools run only on Windows® operating systems and software, which may delay or prevent their acceptance by our target customers. We may not be able to successfully develop and introduce FPOA design tools to the market on a timely basis or at all. Our failure to develop and introduce new design tools successfully would materially and adversely affect our business, revenue, financial condition and results of operations.

We presently rely on Summit Design, Inc. for the design tools that are used to map our customers’ algorithms to our FPOAs. If Summit Design could not or would not provide these design tools and related support services for any reason, further design tool development would be delayed, which would delay the introduction of our FPOAs to the marketplace.

Our current strategy for developing the FPOA design tools used to program our customers’ intellectual property applications to our FPOA chips is to form strategic relationships with electronic design automation companies, such as Summit Design, Inc., to jointly develop these design tools. Thus, our success will depend on forming and successfully maintaining these relationships. Summit Design is the only current source for an integrated design tool software suite that includes our FPOA-specific design tools. If Summit Design was unable or unwilling to provide these design tools and related support services for any reason, any further design tool development would be delayed. In addition, our ability to fix any problems that arise with respect to the design tools would be limited. We probably would have to identify and enter into a strategic relationship with another electronic design automation company to develop a new set of design tools. There is no assurance we could do so at all or under terms that are acceptable to us. Any delay in our design tool development would result in a delay in introducing our FPOA chips to the marketplace, which would have an adverse effect on our business, revenue, financial condition and results of operations.

We use a third-party contractor to fabricate the silicon wafers used in our FPOA chips. If our supply of silicon wafers from the contractor was interrupted, delayed or terminated for any reason, our business, revenue, financial condition and results of operations would be adversely affected.

We are and intend to remain a fabless semiconductor company. We do not intend to invest any funds or resources to build, own or operate a silicon wafer fabrication facility. We anticipate that all of our chip fabrication needs will be supplied by independent contractors.

Currently, we are working with Taiwan Semiconductor Manufacturing Company, or TSMC, in Taiwan to fabricate the silicon wafers used in our FPOA chips. We have no formalized contract with or supply or allocation commitment from TSMC. TSMC’s chip production facilities have at any time a fixed capacity, the allocation of which is determined by TSMC and over which we have no control. As a small customer of TSMC, our production runs may not be assigned the priority given to larger customers of TSMC. Our reliance on TSMC to fabricate our FPOA chips also subjects us to reduced control over delivery schedules, quality assurance and manufacturing yields and costs. A shortage in TSMC’s capacity, or any interruptions or delays in fabricating the silicon wafers used in our FPOA chips, could hinder our ability to meet any demand for our FPOA chips. To help assure the continued supply of our FPOA chips, we may engage other companies to fabricate the silicon wafers used in our chips. However, there are only a limited number of foundries that have the capability to fabricate these silicon wafers. If we engage other vendors, we may encounter start-up difficulties and delays and incur additional costs. We may not be able to engage other chip fabrication vendors at all or under terms that are acceptable or favorable to us.

Also, TSMC is located in Taiwan, which is in an area that is seismically active and where cyclones occur, and there have been tensions between Taiwan and the Peoples Republic of China. Should there be a major earthquake, a cyclone or a threatened or actual outbreak of hostilities in Taiwan in the future, the production of our chips by TSMC could be disrupted or cease. Such a disruption or cessation in the production of our chips would likely result in our inability to ship our FPOA chips in a timely manner, thereby adversely affecting our business, revenue, financial condition and results of operations.

The production of silicon wafers is a complex process, and production yields can be adversely affected by many factors over which we have no control. A shortage or delay in producing the silicon wafers used in our FPOA chips could have an adverse effect on our business, revenue, financial condition and results of operations.

If our FPOA chips gain market acceptance, we will increasingly rely on favorable production yields and timely delivery of silicon wafers from our third-party contractor, which currently is TSMC. The fabrication of the silicon wafers used in our FPOA chips is a highly complex and precise process. Wafer production yields depend on a wide variety of factors. Minute impurities, contaminants in the manufacturing environment, difficulties in the fabrication process, defects in the masks used to print the circuit designs onto the silicon wafers, manufacturing equipment failures, wafer breakage and other factors could cause a substantial percentage of the wafers to be nonfunctional. Shortages in the supply of or defects in the silicon wafers used in our FPOA chips could cause us to delay producing, testing and shipping our FPOA chips, which could have an adverse effect on our business, revenue, financial condition and results of operations.

Difficulties in the chip fabrication process can also occur if we begin production of a new product or transition to new processes. We expect that the majority of our existing and planned FPOA chips use and will use increasingly advanced process geometries in order to achieve higher performance, lower power consumption and lower production costs. Our FPOA chips are presently fabricated in 130-nanometer process technology, and we expect our FPOA chips will be fabricated in 90-nanometer or smaller process technologies in the future to remain competitive. If we experience delays in the redesign of the FPOA chip or the fabrication of the silicon wafers, it would delay the introduction of our chips to the market, cause us to miss market opportunities and have an adverse effect on our business, revenue, financial condition and results of operations.

We rely on a single-source independent contractor for our packaging. The disruption or termination of our relationship with this contractor could result in a material adverse effect on our business, revenue, financial condition and results of operations.

The packaging of our FPOA chips is performed by a single supplier—Advanced Semiconductor Engineering, Inc. Because we rely on an independent contractor for our packaging services, we cannot directly control delivery schedules or quality levels. The disruption or termination of this source for any reason could result in, at a minimum, a temporary or a long-term adverse effect on our business, revenue, financial condition and results of operations.

The semiconductor industry is intensely competitive. Most of our competitors have substantially greater resources than we do, and there can be no assurance that we will be able to successfully compete in the industry.

The semiconductor industry is highly competitive and characterized by rapid and disruptive technological change, product obsolescence and heightened international competition. Our ability to compete successfully in the industry will depend on our ability to develop, manufacture and sell complex semiconductor components and design tools that offer customers greater value and higher performance than solutions offered by competing vendors.

Significant competitive factors in the semiconductor market include, among others, product features, performance, price, timing of market introductions, effectiveness of sales channels, emergence of new computing and networking standards, quality, reliability and customer support. Our FPOA chips may be used in applications now served by vendors of FPGAs, ASICs and digital signal processors, and we will compete against vendors of these products. Most of these competitors, including Xilinx, Inc. and Altera Corporation, have greater technical, financial and marketing resources, well-established market positions, name recognition, broader product lines and longer standing customer relationships than we do. There are multiple manufacturers of communications and digital signal processing semiconductor chips currently planning or offering products that will compete with the FPOA chips we offer and plan to offer. We may not be able to compete with these vendors in the targeted applications and densities.

Increased competition would likely adversely affect our financial condition and revenue. Competitors with greater financial resources or broader product lines may have a greater ability to withstand sustained price reductions in their primary markets, retain or regain market share and offer lower prices and additional products or services that we cannot offer. These competitors may be in a stronger position to respond more quickly to new technologies and to undertake more extensive marketing campaigns. Competitive pressures could reduce or slow market acceptance of our FPOA chips and result in price reductions, lower gross margins and increased expenses that could adversely affect our business, revenue, financial condition and results of operations.

Rapid technological change could cause our FPOA chips and technology to become obsolete or require us to redesign our FPOA chips, which could have a material adverse effect on our business, revenue, financial condition and results of operations.

The rapid rate of change in technology across a wide variety of industries will require us to expend substantial resources in an effort to develop new FPOA chips that will keep pace with or stay ahead of these advancements. We may not be able to anticipate and/or respond to technological changes in a timely manner, and our response may not result in successful product development and timely product introductions. If we are unable to anticipate or respond to technological changes, our business, revenue, financial condition and results of operations could be adversely affected.

Our ability to compete depends on our ability to protect our intellectual property, which may not be adequately protected.

Our ability to compete depends upon our ability to protect our intellectual property. We rely on a combination of United States patents, copyrights, trademarks, trade secret law, employee non-disclosure agreements and work-for-hire and non-disclosure agreements with independent contractors to protect and enforce our intellectual property rights. We were granted two United States patents, and we have filed five patent applications with the United States Patent and Trademark Office. However, filing a patent application does not mean we will be issued a patent or that any patent eventually issued will be as broad as requested in the patent application or sufficient to protect our technology. In addition, there are a number of factors that could cause our patents to become invalid or unenforceable or that could cause our patent applications to not be granted, including known or unknown prior art, deficiencies in the patent application or the lack of originality of the technology. Also, any common law protection of our intellectual property could be compromised by the fact that we do not have assignment of inventions agreements with our former employees.

We believe that we currently hold common law trademark rights in our trademarks MathStar and FPOA, and we have pending federal trademark applications in the United States for the trademarks MathStar and FPOA. However, filing a trademark application does not mean that our trademarks will be registered or protected. We do not have any trademarks registered outside the United States, nor do we have any trademark applications pending outside the United States. Even if federal registrations are granted to us, our trademark rights may be challenged. It is also possible our competitors or others will adopt trademarks similar to ours, thus impeding our ability to build brand identity and possibly leading to customer confusion. We could incur substantial costs in prosecuting or defending trademark infringement suits. We currently hold one domain name relating to our business, MathStar.com, which we believe is important to our brand recognition and overall success. We may be unable to acquire other relevant domain names in the United States and in other countries where we conduct or may conduct business. If we are not able to protect our trademarks or domain name, we may experience difficulties in achieving and maintaining brand recognition and customer loyalty, causing us to lose significant market share. If we lose market share, our business, revenue, financial condition and results of operations may be materially adversely affected.

Our patents and patent applications and copyrights, trademarks, trade secret law, employee non-disclosure agreements and work-for-hire and non-disclosure agreements with independent contractors may not provide meaningful protection from our competitors because the status of any patent and other intellectual property rights involves complex legal and factual questions, and the breadth of claims allowed is uncertain. Our competitors may be able to circumvent our patents and other intellectual property rights or develop new patentable technologies that displace our existing technology. In addition, and despite our efforts to protect our proprietary rights from unauthorized use or disclosure, third parties, including our employees, former employees or consultants, may attempt to disclose, obtain or use our proprietary information or technologies without our authorization. If other companies obtain our proprietary information or technologies or develop substantially equivalent information or technologies, they may develop products that successfully compete against our FPOA chips.

Our technology has no patent protection outside of the United States because we have no non-United States patents. This could result in the appropriation of our technology outside of the United States, which could have an adverse effect on our business, revenue, financial condition and results of operations.

We have no patents outside of the United States, and we do not currently plan on applying for non-United States patents. Thus, our technology does not have patent protection outside of the United States. This could result in the appropriation of our technology outside of the United States, which could have an adverse effect on our business, revenue, financial condition and results of operations. The laws of certain countries in which our FPOA chips are or may be developed, manufactured or sold may not protect our technology and intellectual property rights to the same extent as the laws of the United States. Policing the unauthorized use of our technology is difficult, may result in significant expense to us and could divert the efforts of our technical and management personnel. Even if we spend significant resources and efforts to protect our intellectual property, there can be no assurance that we will be able to prevent the appropriation of our technology. The appropriation and use by others of our proprietary intellectual property could materially harm our business, revenue, financial condition and results of operations.

We are at risk of intellectual property infringement claims.

The semiconductor industry is characterized by frequent litigation regarding patent and other intellectual property rights. If we prosecute infringement claims against third parties who are infringing or illegally using our intellectual property, or if we defend ourselves or our licensees against any similar claims brought by others, it could be costly and time-consuming to us and would divert the attention of management and key personnel from business issues, regardless of the claims’ merit. Due to the anticipated costs involved in filing and conducting an infringement action to protect our technology, we may decide not to file such an action, which could result in another party misappropriating our intellectual property. We could also incur substantial costs in interference proceedings declared by the United States Patent and Trademark Office in connection with any patents or patent applications or opposition proceedings declared by the United States Patent and Trademark Office in connection with our trademarks.

Although we have filed patent applications and have been granted two patents in the United States, we have not conducted, and are not required to conduct, any search or study regarding the existence of any technology on which our technology may infringe before filing a patent application. We are required to investigate any patented technology of which we have knowledge on which our technology may infringe. We have no knowledge of any such patented technology. However, a patent application is confidential until 18 months after its filing date and, for this reason, and due to the complexities of such a search, a search may not discern technology subject to patent applications on which our technology may infringe.

A third party claiming infringement may be able to obtain an injunction or other equitable relief against us and the use of our technology by us or others, which could prevent or inhibit the production or sale of our FPOA chips. If another party bringing a claim of infringement against us prevailed, we or our licensees, if any, may be required to obtain one or more licenses from or pay royalties to third parties, which could entail significant expense. There can be no assurance that we or our vendors or licensees would be able to obtain from a third party any required license of technology at a reasonable cost or at all, or be able to design commercially acceptable non-infringing alternatives. Our failure or the failure of our vendors or licensees to obtain such a license or develop such alternatives could have a material adverse effect on our business, revenue, financial condition and results of operations.

The market for semiconductor chips has been characterized by periods of significant fluctuations in demand. Our revenue and financial performance will depend on demand for semiconductor chips overall and particularly those with the performance characteristics of our FPOA chip.

We are focusing our efforts on the design, marketing and sale of our FPOAs for users of semiconductors. The market for semiconductor chips has been characterized since its inception by significant fluctuations in demand. Beginning in early 2000, the semiconductor industry was significantly affected by the economic downturn and contraction in the computing and communication equipment markets and has only recently begun to emerge from this downturn. During this downturn, semiconductor users significantly reduced or even suspended purchases of semiconductor chips. This cycle of reduced demand for semiconductor chips resulted in significant reductions in unit demand, excess customer inventories, price erosion and excess production capacity.

If demand for semiconductor chips remains low or declines further and does not increase, our business, revenue, financial condition and results of operations would be materially adversely affected.

We currently rely and we may rely in the future on contracts, relationships and arrangements between our strategic partners and the United States government, and we may enter into contracts with the United States government. Contracts with the United States government involve risks in addition to normal business risks. If our contracts or our strategic partners’ contracts with the United States government were altered or terminated for any reason, our business, revenue, financial condition and results of operations could be adversely affected.

Two of the companies with which we have strategic relationships—Honeywell International, Inc. and Valley Technologies, Inc.—have contracts, relationships and arrangements with branches of the United States government in which they are using or plan to use our FPOA chips. We may enter into contracts, relationships and arrangements with branches of the United States government in the future. In addition to normal business risks, companies engaged in supplying military or other equipment to the United States government are subject to additional risks, including dependence on Congressional appropriations and administrative allotment of funds, changes in governmental procurement legislation and regulations and other policies that may reflect military and political developments, significant changes in contract scheduling, complexity of designs and the speed with which they become obsolete, necessity for constant design improvements, intense competition for United States government business which requires increases in time and investment for design and development, difficulty of forecasting costs and schedules when bidding on developmental and highly sophisticated technical work and other factors characteristic of the industry. Changes are customary over the life of United States government contracts, particularly development contracts, and generally result in adjustments of contract prices. Such contracts are subject to termination by the United States government for the convenience of the United States government. We and other companies with which we may form strategic relationships in the future may enter into similar contracts, relationships and arrangements with the United States government, which would expose us and them to the same risks. If these contracts, relationships and arrangements with the United States government were altered or terminated for any reason, our business, revenue, financial condition and results of operations could be adversely affected.

Our success depends on the services of our existing management and upon our ability to attract qualified engineers and other technical, management, sales, marketing and financial personnel.

Our success depends to a significant extent upon the continued services of our current management and on our ability to attract, retain and motivate qualified critical employees, including design and application engineers, of which there is a limited number. In some of our fields of operations, there is only a limited number of people in the job market who possess the requisite skills. The competition for such employees is very intense. Even if we identify and hire qualified employees, there can be no assurance that such employees will remain in our employ. We have had difficulty in finding qualified engineers experienced in the design of high-performance digital chips. In addition, we may not be able to attract and retain engineers located in proximity to our design centers. To employ qualified design and application engineers, we may have to establish a presence in other localities, which would be expensive.

We do not have employment or noncompetition agreements with any of our employees, including members of management, although we have non-disclosure agreements with them. The loss of the services of one or more of our executive officers or key employees, or our inability to attract qualified personnel in the future, could restrict our ability to develop new FPOA chips or enhance existing FPOA chips in a timely manner, sell our FPOA chips to our customers or manage our business effectively, which would have a material adverse effect on our business, revenue, financial condition and results of operations.

Douglas M. Pihl owned 8.5% of our outstanding shares of common stock as of March 31, 2006, which allows him to exert substantial influence over our business and management.

Douglas M. Pihl, who is our chairman, president, chief executive officer and a director, owned 1,352,501 shares individually and 125,334 shares jointly with his spouse, which is 8.5% of the outstanding shares of our common stock as of March 31, 2006. He is our single largest stockholder. Accordingly, he is able to exert significant control over our affairs including, but not limited to, the election of directors. As of March 31, 2006, Mr. Pihl’s spouse owned individually 2,834 shares of our common stock and warrants to purchase 137,492 shares, of which

Mr. Pihl disclaims any beneficial ownership. Mr. Pihl’s spouse disclaims any beneficial ownership of shares owned individually by Mr. Pihl. Mr. Pihl’s spouse is a registered representative with the underwriter of our initial public offering. Mr. Pihl also disclaims beneficial ownership of 8,001 shares of our common stock owned by irrevocable trusts for which he is the grantor. See “Principal Stockholders.”

We may encounter difficulties in managing our growth and expanding our operations successfully.

If we successfully introduce our FPOAs to the marketplace, we will need to expand our development, marketing and sales capabilities. If our operations expand, we expect that we will need to manage additional relationships with various strategic partners, suppliers and other third parties. Our ability to manage our operations and any growth will require us to make appropriate changes and upgrades, as necessary, to our operational, financial and management controls, reporting systems and procedures. Our inability to manage growth could delay the execution of our business plan or disrupt our operations.

Changes in accounting principles, including recent changes in employee stock option accounting rules, may adversely affect our reported operating results and our efforts and success in recruiting and retaining employees.

Technology companies, including us, have a history of using employee stock programs to hire, incentivize and retain employees in a competitive marketplace. We do not recognize and currently are not required to recognize compensation expense for stock options we issue to employees, except in limited cases involving any modifications of stock options. Instead, we disclose in the notes to our financial statements information about the amounts of such charges if they were expensed.

In December 2004, the Financial Accounting Standards Board, or FASB, adopted a new accounting standard that will require companies, including us, to record equity-based compensation expense for stock options and any employee stock purchase plan rights granted to employees based on the fair value of the equity instrument at the time of grant. We will be required to record these expenses beginning January 1, 2006. We will apply the prospective adoption method. The actual amount of expense that we recognize will depend on the value of our common stock at the time of any grants of options and other stock awards to employees. The change in accounting rules may lead to an increased loss, if we recognize a net loss, or a decrease in reported earnings, if we have earnings. This could also adversely affect our ability to use employee stock plans to attract and reward employees and could result in a competitive disadvantage to us in the employee marketplace. Our financial results could be adversely affected by other changes in accounting principles by FASB, the American Institute of Certified Public Accountants, the Securities and Exchange Commission, or SEC, the Public Company Accounting Oversight Board or various other bodies formed to promulgate and interpret accounting principles which have not yet been announced or adopted.

We are incurring and will incur increased costs as a result of being a publicly-held company.

On October 26, 2005, which was the effective date of our initial public offering, we became a publicly-held company.  As a public company, we are incurring and will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002 and new rules subsequently implemented by the SEC and The Nasdaq National Market have required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal and financial compliance costs significantly and to make some activities more time consuming and costly. For example, in anticipation of becoming a public company, we created additional board committees and have adopted and are implementing policies regarding internal controls and disclosure controls and procedures. We also are incurring and will incur additional costs associated with our public company reporting requirements. We may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge, and we cannot assure you that we will be able to do so in a timely fashion or without incurring material costs. We also expect that these new rules and regulations will make it more difficult and more expensive for us to obtain and maintain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain and maintain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

If we are unable to successfully address the material weakness in our internal controls, our ability to report our financial results on a timely and accurate basis may be adversely affected.

In connection with their audits of our financial statements for the years ended December 31, 2004 and 2005, our independent registered public accounting firm has reported two conditions, which together constitute a material weakness in the internal controls over our ability to produce financial statements free from material misstatements. A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. Our independent registered public accounting firm reported to our board of directors that we do not have a sufficient number of financial personnel with adequate training and experience in accounting and financial reporting, and our controls do not ensure that operating expenses and stock compensation transactions are identified and recorded accurately and in the appropriate accounting period. These two conditions, in combination, constitute a material weakness in our internal controls.

Our board of directors agrees that the conditions identified by our independent registered public accounting firm constitute a material weakness. We have developed a plan to address this material weakness that includes the addition of our new chief financial officer and controller, as well as the performance of an assessment of our current accounting and reporting policies and procedures, assessment of our financial accounting and reporting staff requirements, implementation of supervisory reviews by our chief financial officer and controller, implementation of new accounting policies and procedures, and the hiring and training of additional financial accounting and reporting staff. We hired a new chief financial officer in June 2005 and a new controller in July 2005. In addition to this plan, our new chief financial officer and controller are assessing our system of internal controls over financial reporting and intend to implement controls designed to assure that, among other things, operating expenses and stock compensation transactions are identified and accurately recorded.

We will have had only limited operating experience with the remedial measures we have made to date, and we have significant additional remedial measures that we must make. We cannot provide assurance that the measures we have taken to date or any future measures will adequately remediate the material weakness reported by our independent registered public accounting firm. In addition, we cannot be certain that additional material weaknesses in our internal controls will not be discovered in the future. Any failure to remediate the material weakness reported by our independent registered public accounting firm or to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Any such failure also could adversely affect the results of the periodic management evaluations and annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting that will be required when the SEC’s rules under Section 404 of the Sarbanes-Oxley Act of 2002 become applicable to us beginning with our Annual Report on Form 10-K for the year ending December 31, 2007 to be filed in early 2008. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could cause our stock price to decline.

We will be exposed to risks relating to evaluations of controls required by Section 404 of the Sarbanes-Oxley Act of 2002.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related regulations implemented by the SEC and The Nasdaq National Market, are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. We will be evaluating our internal controls systems to allow management to report on, and our independent registered public accounting firm to attest to, our internal controls. We will be performing the system and process evaluation, testing and any necessary remediation required to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002. While we anticipate being able to fully implement the requirements relating to internal controls and all other aspects of Section 404 by the December 31, 2007 deadline, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or their impact on our operations because there is presently no precedent available by which to measure compliance adequacy. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, we may be subject to sanctions or investigation by regulatory authorities, including the SEC or The Nasdaq National Market. This type of action could adversely affect our financial results, investors’ confidence in our company and our ability to access capital markets and could cause our stock price to decline. In addition, the controls and procedures that we will implement may not comply with all of the relevant rules and regulations of the SEC and The Nasdaq National Market. If we fail to develop and maintain effective controls and procedures, we may be unable to provide the required financial information in a timely and reliable manner.

Our board of directors may issue and fix the terms of shares of our preferred stock without stockholder approval, which could adversely affect the voting power of holders of our common stock or any change in control of MathStar.

Our board of directors is authorized, without stockholder action, to establish various classes or series of preferred stock from time to time and to determine the rights, preferences and privileges of any unissued classes or series including, among other matters, any dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, the number of shares constituting any such series and the description thereof, and to issue any such shares. Our board of directors may, without stockholder approval, issue shares of a class or series of preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of the common stock and may have the effect of delaying, deferring or preventing a change in control of us. See “Description of Our Securities—Undesignated Preferred Stock.”

We will not pay cash dividends on our common stock in the foreseeable future.

We intend to retain any earnings or cash flow to finance the development of our business. Accordingly, we do not anticipate the payment of cash dividends on our common stock in the foreseeable future. We have not paid any dividends in the past, and we may be restricted or prevented from paying cash dividends by loan covenants with any lenders.

Risks Related to This Offering

An active trading market for our common stock may not develop or be sustained.

Before our initial public offering, there was no public market for our common stock, and an active trading market for our shares may never develop or be sustained. Further, we cannot be certain that the market price of our common stock will not decline below the the amount required to maintain a listing on The Nasdaq National Market. Should we fail to meet the minimum standards established by The Nasdaq National Market, we could be de-listed, meaning stockholders would be subject to limited liquidity.

Our stock price will be volatile, meaning purchasers of our common stock could incur substantial losses.

Our stock price will be volatile. The stock market in general and the market for semiconductor and other technology companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their common stock at or above the price at which they purchased it. The market price for our common stock may be influenced by many factors, including:

•                  the failure of our FPOAs to perform as anticipated;

•                  the failure of our FPOAs to be accepted in the marketplace;

•                  delays in the acceptance of our FPOAs in the marketplace;

•                  changes in our relationships with our strategic partners;

•                  adverse events with respect to our strategic partners;

•                  disputes concerning patents or other proprietary rights;

•                  our ability to design products to commercial or governmental standards;

•                  litigation;

•                  the condition of our balance sheet;

•                  the departure of key personnel and our inability to replace such personnel in a timely manner;

•                  future sales of our common stock, including shares eligible for sale under Rule 144;

•                  variations in our financial results or those of companies that are perceived to be similar to us;

•                  changes in accounting principles;

•                  our failure to maintain adequate internal control over financial reporting or disclosure controls and procedures;

•                  investors’ perceptions of us; or

•                  general economic, industry and other market conditions.

If there are substantial sales of our common stock, our stock price could decline.

If our existing stockholders sell a large number of shares of our common stock or the public market perceives that existing stockholders may sell shares of common stock, the market price of our common stock could decline significantly. All of the shares being sold in this offering will be freely tradable without restriction or further registration under the federal securities laws unless purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act of 1933.  In addition, in the first half of 2006, we intend to file a Form S-8 registration statement to register 2,913,031 additional shares of common stock that were authorized for issuance under our stock plans as of March 31, 2006. As of March 31, 2006, options to purchase 2,155,193 shares and restricted stock awards for 474,903 shares issued under such stock plans were outstanding. After such registration becomes effective, shares subject to outstanding options, once the options are exercised, and shares subject to restricted stock awards, once the awards are vested, can be freely sold in the public market subject to the lock-up agreements referred to above and the restrictions imposed on our affiliates by Rule 144.

The anti-takeover provisions of the Delaware General Corporation Law, or the DGCL, may delay or prevent transactions that are favorable to our stockholders.

As a Delaware corporation, we are subject to provisions of the DGCL regarding “business combinations,” as that term is defined in the DGCL. We may, in the future, consider adopting additional anti-takeover measures. The anti-takeover provisions of the DGCL, and any future anti-takeover measures adopted by us, may, in certain circumstances, delay, deter or prevent takeover attempts and other changes in control of the company not approved by our board of directors. As a result, our stockholders may lose opportunities to dispose of their shares at favorable prices generally available in takeover attempts or that may be available under a merger proposal, and the market price, voting and other rights of the holders of common stock may also be affected. See “Description of Our Securities.”

FORWARD-LOOKING INFORMATION

This prospectus and any other written or oral statements made by or on our behalf may include forward-looking statements that reflect our current views with respect to future events and future financial performance. You can identify these forward-looking statements by our use of the words “believes,” “anticipates,” “forecasts,” “projects,” “could,” “plans,” “expects,” “may,” “will,” “would,” “intends,” “estimates” and similar expressions, whether in the negative or affirmative. We wish to caution you that any forward-looking statements made by us or on our behalf are subject to uncertainties and other factors that could cause such statements to be wrong. We cannot guarantee that we actually will achieve these plans, intentions or expectations. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. These statements are only predictions and speak only of our views as of the date the statements were made. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity and/or performance of achievements. We do not assume any obligation to update or revise any forward-looking statements that we make, whether as a result of new information, future events or otherwise.

Factors that may impact forward-looking statements include, among others, our abilities to maintain the technological competitiveness of our current products, develop new features for our products, successfully market our products, respond to competitive developments, develop and maintain strategic relationships with providers of complementary technologies, manage our costs and the challenges that may come with growth of our business and attract and retain qualified sales, technical and management employees. We are also affected by the growth and regulation of the semiconductor industry. Although we have attempted to list comprehensively these important factors, we also wish to caution investors that other factors may prove to be important in the future in affecting our operating results. New factors emerge from time to time, and it is not possible for us to predict all of these factors, nor can we assess the impact each factor or combination of factors may have on our business.

USE OF PROCEEDS

The selling stockholders will sell all of the shares of our common stock covered by this prospectus and will receive the proceeds from the sale of the shares.  We will not receive any of the proceeds from such sales.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK AND

RELATED STOCKHOLDER MATTERS

Since October 27, 2005, our common stock has been listed on The Nasdaq National Market under the symbol “MATH.”  Before October 27, 2005, there was no public market for our common stock.  The following table shows the high and low sales prices for our common stock as reported on The Nasdaq National Market for the periods indicated.  On May 4, 2006, the last reported sale price of our common stock was $4.94.  As of March 31, 2006, there were 17,447,691 shares of our common stock issued and outstanding.

	High	Low

Year ended December 31, 2005
Fourth quarter (beginning October 27, 2005)	$6.57	$5.26
Year ended December 31, 2006
First quarter	$5.75	$4.62
Second quarter (through May 4, 2006)	$6.02	$4.72

We have never declared or paid cash dividends on our common stock. We currently intend to retain our cash for the development of our business. We do not intend to pay cash dividends to our stockholders in the foreseeable future.

Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend upon then existing conditions, including our financial condition, results of operations, any contractual restrictions on the payment of dividends, capital requirements, business prospects and other factors our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2005:

December 31, 2005(1)
Stockholders’ equity:
Preferred stock, $.01 par value, authorized 10,000,000 shares; none issued and outstanding	$—

Common stock, $.01 par value, authorized 90,000,000 shares; issued and outstanding, 17,415,000 shares	175,000

Additional paid-in capital	105,717,000
Unearned compensation	(2,224,000)
Deficit accumulated during the development stage	(83,494,000)
Total stockholders’ equity	(20,174,000)

Total capitalization	$22,202,000

(1)             Does not include contractual obligations for leased office space. The total obligations under the terms of the leases as of December 31, 2005 are estimated to be $2,790,000 but will increase if additional space is leased.

SELECTED FINANCIAL DATA

You should read the following selected financial data together with our financial statements and the related notes appearing at the end of this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section included in this prospectus. We have derived the statements of operations data for the years ended December 31, 2003, 2004 and 2005 and for the cumulative period from the date of our inception, April 14, 1997, through December 31, 2005 and the balance sheet data as of December 31, 2004 and 2005 from our audited financial statements which are included elsewhere in this prospectus. We have derived the statements of operations data for the year ended December 31, 2001 and the balance sheet data as of December 31, 2001 and 2002 from our audited financial statements that are not included in this prospectus. Our historical results for any annual or interim period are not necessarily indicative of results to be expected for a full year or for any future period. The net loss per share information is computed using the weighted average number of common shares outstanding for the periods presented.

	Year ended December 31,					Period from Inception (April 14, 1997) to December 31,
	2001	2002	2003	2004	2005	2005
	(dollars in thousands, except share and per share data)
Statement of Operations Data:
Net revenue	$—	$17	$50	$130	$134	$880
Cost of sales				53	52	105
Gross profit	—	17	50	77	82	755
Operating expenses:
Research and development	3,121	3,440	7,903	5,192	8,734	29,967
Selling, general and administrative	2,670	2,840	3,221	3,691	6,058	19,274
Total operating expenses	5,791	6,280	11,124	8,883	14,792	49,241
Loss from operations	(5,791)	(6,263)	(11,074)	(8,806)	(14,710)	(48,466)
Other income (expense)	508	82	47	57	(4,225)	3,154
Loss from continuing operations	(5,283)	(6,181)	(11,027)	(8,749)	(18,935)	(51,620)
Loss from discontinued operations(1)	(8,346)	(23,528)	—	—	—	(31,874)
Net loss	$(13,629)	$(29,709)	$(11,027)	$(8,749)	$(18,935)	$(83,494)
Basic and diluted loss per share—continuing operations	$(0.98)	$(0.94)	$(1.56)	$(0.95)	$(1.56)
Basic and diluted loss per share—discontinued operations	$(1.56)	$(3.59)	$—	$—	$—
Basic and diluted net loss per share	$(2.54)	$(4.53)	$(1.56)	$(0.95)	$(1.56)
Weighted average number of common shares outstanding, basic and diluted	5,366,603	6,551,360	7,048,121	9,202,436	12,120,660

	As of December 31,
	2001(2)	2002	2003	2004	2005
Balance Sheet Data:
Cash and cash equivalents	$5,461	$4,773	$2,805	$4,132	20,149
Working capital	4,636	4,469	1,809	3,904	19,677
Total assets	22,020	5,846	3,244	4,504	22,202
Total liabilities	1,166	724	1,152	487	2,028
Deficit accumulated during development stage	(15,074)	(44,783)	(55,810)	(64,559)	(83,494)
Total stockholders’ equity	20,854	5,122	2,092	4,017	20,174

(1)          Our acquisition of Digital MediaCom, Inc. in August 2001 resulted in a new and separate operating segment, the physical media device, or PMD, segment. In August 2002, due to events and changes in circumstances, which included a severe downturn in the market for the acquired in process PMD development projects, we committed to a plan to sell the PMD operating segment, which was comprised of the acquired Digital MediaCom operations. Accordingly, we tested the PMD assets for impairment and recorded a $13,306 goodwill impairment. This amount was included in the $23,528 loss from discontinued operations in 2002. On November 15, 2002, we sold or disposed of the assets of our PMD operating segment, including all of the valuable technology, property and equipment, licensed software and employees, for $1,752 in cash and the assumption by the buyer of $187 in liabilities. There was no gain or loss on the sale because the assets of the PMD operating segment were written down to their estimated net realizable value in August 2002.

(2)          The 2001 balance sheet data includes the assets and liabilities of the PMD operating segment that was discontinued in August 2002.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes appearing at the end of this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of the prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Business Overview

We are a development stage fabless semiconductor company engaged in the development, marketing and selling of our high-performance, programmable platform chips and design tools required to program our chips. We have demonstrated working versions of our first chip and provided an early release of our design tools to a limited number of customers. To date, we have recognized only nominal revenue from research services provided under grants from governmental agencies, engineering services and sales of prototype chips and our field programmable object array, or FPOA, development kits.

We were incorporated in April 1997. In August 2001, we acquired Digital MediaCom, Inc. and began a new and separate operating segment, the physical media dependent, or PMD, segment. The primary business objective of the PMD segment was to develop in-process technology in high-speed serial interface chips for the 10-gigabit Ethernet market. In August 2002, we decided to cease operations of the PMD segment because of a severe downturn in the market for 10-gigabit Ethernet products. On November 15, 2002, we sold or disposed of the assets of our PMD operating segment, including all of the valuable technology, property and equipment, licensed software and employees, for $1,752,000 in cash and the buyer’s assumption of $187,000 of liabilities. The results of operations of the PMD segment are reported as discontinued operations in 2001, 2002 and the cumulative period from inception (April 14, 1997) through December 31, 2005.

In January 2002, we decided to cease the development of the fixed-function chips that had been the goal of our research and development efforts until then and to switch to the development of a family of programmable platform chips. In November 2003, we initiated the fabrication of the first version of our FPOA chip with Taiwan Semiconductor Manufacturing Company, or TSMC, our chip fabrication contractor. In March 2004, TSMC delivered to us the first working silicon of that chip. Since that time, we have been principally engaged in further developments of our FPOA products and in marketing and selling our first FPOA to a small number of early customers. Although there can be no assurance, we expect to produce FPOA chips that will be ready for a broader market release and we believe we will begin selling to customers in September 2006.

Financial Operations Overview

From inception through December 31, 2005, we had gross revenues of $880,000, a loss from continuing operations of $51,620,000, and a loss from our discontinued PMD operations of $31,874,000.  At December 31, 2005, we had federal and state income tax net operating loss carryforwards of approximately $62,554,000. The operating loss carryforwards will expire in the calendar years from 2014 to 2022. At December 31, 2005, we had federal and state research credit carryforwards of approximately $2,874,000. The research credit carryforwards will expire in the calendar years from 2014 to 2022. Under the Internal Revenue Code of 1986, the utilization of these net operating loss and research credit carryforwards may be limited as a result of significant changes in our ownership.

Research and Development

Research and development expenses represent costs incurred for designing and engineering our FPOA chip and developing design tools and applications to enable customers to more easily program our chip. Research and development expenses consist primarily of salaries and related costs of our engineering organization, fees paid to third party consultants and an allocation of facilities and depreciation expenses. We expense all research and development costs related to the development of our FPOA. Development of certain design tools and applications include the development of software. Such research and development expenses are required to be expensed until the technological feasibility of the software is established. We determine technological feasibility based upon completion of a working model of the software. To date, the period between technological feasibility and general release of the software has been short, so virtually all of our software development costs relate to software development during the period before technological feasibility. Accordingly, all such costs have been charged to operations as incurred. We expect to incur significant additional research and development costs as we develop more chips using our FPOA technology.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist primarily of salaries and related costs of our sales and marketing and administrative staff, general corporate activities and an allocation of facilities and depreciation expenses. We anticipate that our selling, general and administrative costs will increase as a result of increasing our sales and marketing and administrative staff to support sales of FPOA chips in worldwide markets and to support our growth and operation as a public company.

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements as well as the reported revenues and expenses during the reporting periods. On an ongoing basis, we evaluate our judgments related to accounting estimates. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Revenue Recognition

We have generated limited revenues since our inception. Revenue before 2002 resulted from contractual research and development services and was recognized as the services were performed. Customer payments received in advance of providing services were recorded as customer deposits. Costs related to this revenue consisted primarily of salary and related benefits of certain employees and were included in research and development expenses.

Revenue after 2002 resulted primarily from the sale of prototype products and product development kits. We recognize revenue for these products when:

•                  persuasive evidence of an arrangement exists;

•                  delivery has occurred;

•                  the sales price is fixed or determinable;

•                  collectibility is reasonably assured; and

•                  there are no post-delivery obligations.

During 2005, revenue also resulted from contractual research and development services that was recognized as the services were performed. Costs related to this revenue consisted primarily of salary and related benefits of certain employees and were included in cost of sales.

During 2004, we made marketing support payments to one customer.  Such payments are reported as a reduction of revenue in accordance with Emerging Issues Task Force, or EITF, Issue 01-09, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products).

Accounts Receivable

Accounts receivable are initially recorded at fair value upon the sale of products or services to customers. They are stated net of allowances for uncollectible accounts, which represent estimated losses resulting from the inability of customers to make the required payments. When determining the allowances for uncollectible accounts, we take several factors into consideration, including our prior history of accounts receivable write-offs, the type of customer and our knowledge of specific customers. To date, we have not had any account write-offs, nor have we recorded an allowance for bad debts.

Stock-Based Compensation

We account for non-employee stock-based compensation awards based on the fair value of the equity instruments issued in accordance with the with Statement of Financial Accounting Standards, or SFAS, No. 123, Accounting for Stock-Based Compensation, and EITF Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction With Selling, Goods or Services. Total stock compensation expense related to non-employee stock-based compensation awards totaled $26,000, $50,000 and $515,000 in 2003, 2004 and 2005.

We account for stock-based compensation to employees under the intrinsic-value method of accounting prescribed by Accounting Principles Board, or APB, Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, and disclose the effect of the differences which would result had we applied the fair value method of accounting on a pro forma basis, as permitted by SFAS No. 123. The minimum value method that was used prior to becoming a public company to measure fair value assumes that our stock price volatility is zero. As a public company, we no longer apply the minimum value method but rather estimate the fair value of employee stock-based compensation using an option pricing model that includes a volatility factor representative of a comparable public company. This will result in an increase in the estimated fair value of our employee stock options granted after completion of our initial public offering. In future accounting periods, the determination of valuation variables such as volatility and holding period could also affect our expense computation.

The determination of the fair value of our common stock before our initial public offering involves considerable judgment. In making this determination, we evaluated, among other things, our common stock transactions, current market conditions and operational milestones.

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123R, Share-Based Payment. SFAS No. 123R revised SFAS No. 123 and supersedes APB Opinion No. 25. The revised statement addresses the accounting for share-based payment transactions with employees and other third parties, eliminates the ability to account for share-based payments using APB Opinion No. 25, and requires that the compensation costs relating to such transactions be recognized in the statement of operations based upon the grant date fair value of those instruments. The revised statement is effective for us in the first quarter of 2006 which begins on January 1, 2006. We expect that adoption of SFAS No. 123R will result in significant charges to operations beginning in 2006. However, we have not yet determined the amount of such charges.

Income Taxes

We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. The asset and liability approach of SFAS No. 109 requires the recognition of deferred tax assets and liabilities for the tax consequences of temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes using enacted tax rates in effect for the years in which the differences are expected to reverse. We have recorded a valuation allowance to offset our net deferred tax assets based upon our history of generating losses and the related uncertainty about our ability to generate sufficient taxable income to realize these benefits.

Results of Operations

Years ended December 31, 2004 and 2005

Revenue and Cost of Sales.   We recognized revenue for the year ended December 31, 2005 of $134,000 compared to $130,000 for the year ended December 31, 2004. Revenue in 2004 consisted of revenues generated from the sale of product development kits. Revenue in 2005 consisted of $59,000 generated from the sale of development kits and $75,000 from non-recurring engineering services. Cost of sales was $53,000 and $52,000 for the years ended December 31, 2004 and 2005. Cost of sales for both years consisted of the cost of third party software licenses and certain salaries and benefits directly related to the delivery of engineering services.

Research and Development.   Research and development costs increased 68% or $3,542,000 to $8,734,000 for the year ended December 31, 2005 compared to $5,192,000 for the year ended December 31, 2004. The $3,542,000 increase was the result of increased payroll costs ($1,110,000), contract engineering costs ($1,890,000) and material costs ($540,000). The increase in research and development costs is primarily due to engineering costs associated with the design changes needed to commercialize our FPOA technology.

Selling, General and Administrative.   Selling, general and administrative costs increased 63% or $2,367,000 from $3,691,000 for the year ended December 31, 2004 to $6,058,000 for the year ended December 31, 2005. The $2,367,000 increase was the result of increased compensation costs of $1,384,000, of which $651,000 was non-cash expense related to stock options and restricted stock awards, and the remaining increase was primarily costs associated with building the selling, general and administrative infrastructure and increased costs associated with being a public company of $983,000. These increased costs include legal fees, independent auditor fees, travel, insurance, printing and transfer agent costs.

Other Income (Expense).   For the year ended December 31, 2005, other expense of $4,225,000 included $4,395,000 of interest expense associated with the convertible notes issued in April 2005 (which included the amortization of discount recorded for the value of the beneficial conversion feature and the warrants issued to the note holders and interest costs). This interest expense is partially offset by interest income on invested cash balances of $170,000. Other income for the year ended December 31, 2004 of $57,000 consisted of interest income on invested cash balances.

Years ended December 31, 2003 and 2004

Revenue and Cost of Goods Sold.   For the year ended December 31, 2003, we recognized $50,000 of revenue compared to $130,000 of revenue for the year ended December 31, 2004, an increase of $80,000. Revenue for the year ended December 31, 2003 consisted of revenue from the sale to one customer of prototype chips. Revenue for the year ended December 31, 2004 consisted of revenue from selling product development kits. Costs of goods sold for the year ended December 31, 2004 are the cost of the third party software licenses. There were no third party software licenses included in the sale for the year ended December 31, 2003, and all costs of developing our prototype chips were expensed as research and development costs as incurred.

Research and Development.   Research and development costs decreased 34% or $2,711,000 from $7,903,000 for the year ended December 31, 2003 to $5,192,000 for the year ended December 31, 2004. The decrease was a result of lower compensation costs ($1,889,000), lower engineering and design consulting costs ($1,278,000) and lower licensed intellectual property costs ($240,000) offset by higher computer-aided design, or CAD, software license costs ($349,000) and higher product development costs ($225,000). During 2003, we reorganized our research and development efforts to execute on the change of focus from fixed function chips to reprogrammable platform chips. As a result of this change in focus, we reorganized our research and development staff by terminating the employment of some engineers and spending fewer dollars on consultants. All severance amounts were paid before December 31, 2003. We were also able to stop paying for licensed intellectual property. These cost savings were partially offset by additional costs for CAD software licenses and costs for prototype boards.

Selling, General and Administrative.   Selling, general and administrative costs increased 15% or $470,000 from $3,221,000 for the year ended December 31, 2003 to $3,691,000 for the year ended December 31, 2004. The increase was the result of increased payroll costs ($920,000) as we began building a marketing organization to commercialize our FPOA chip. This was partially offset by lower rent expense and lower depreciation as we consolidated facilities.

Other Income (Expense).   For the years ended December 31, 2003 and 2004, other income consisted of interest income from invested cash and cash equivalent balances and was $47,000 for 2003 and $57,000 for 2004. The increase in 2004 was primarily the result of a larger average cash and cash equivalent balance.

Liquidity and Capital Resources

Since inception on April 14, 1997, we have funded our cash flow needs principally through sales of our common stock, rights to purchase our common stock and 8% convertible promissory notes. During the period from April 14, 1997 to December 31, 2005, we raised net proceeds of $71,351,000 from sales of common stock and common stock warrants and $5,500,000 from sales of 8% convertible promissory notes and common stock warrants.  During 2002, we received net proceeds of $13,658,000 from the issuance of common stock. During 2003, we received net proceeds of $2,493,000 from the issuance of common stock and $5,304,000 from the issuance of warrants to purchase our common stock. During 2004, we received net proceeds of $7,978,000 from sales of our shares for $4.80 per share in a private placement and net proceeds of $2,645,000 from the exercises of warrants to purchase our common stock.  During  2005, we received net proceeds of $24,633,000 in our initial public offering and $5,500,000, consisting of principal and interest due under our 8% convertible promissory notes that were converted into common stock.

Our sales and marketing infrastructure as well as the administrative support to commercialize our FPOA technology are substantially in place. We will continue to add additional sales personnel to increase our presence in the market. Our first chip for mass production is in the process of being manufactured. We anticipate that we will have available for sale the new version of our FPOA chip in September 2006, although such production and sale cannot be assured. Going forward, our results of operations will depend upon how long it takes and how successful we are in achieving market acceptance of our FPOA technology.

Our future capital requirements will depend on many factors, including our sales growth, market acceptance of our existing and new FPOA chips, the amount and timing of our research and development expenditures, the timing of our introduction of new chips, the expansion of our sales and marketing efforts and working capital needs. We believe that our cash on hand, combined with our existing capital resources, will be sufficient to meet our capital and operating needs for at least 12 months.  However, we anticipate seeking additional financing in 2006. Our long-term financing requirements will depend significantly on our ability to penetrate the market with our FPOA chip technology. If existing cash, cash equivalents and cash generated from operations are insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or debt securities. If additional funds are raised through the issuance of debt or equity securities, these securities may have rights senior to those associated with our common stock, and they could contain covenants that would restrict our operations. If we are unable to obtain additional financing or successfully market our products on a timely basis, we would have to slow our product development and marketing efforts and may be unable to continue our operations.

Net Cash Used in Operating Activities

Net cash used in operating activities was $9,611,000, $9,311,000 and $13,740,000 for the years ended December 31, 2003, 2004 and 2005. Net cash used for operating activities for the years ended December 31, 2003 and 2004 was to fund our on-going research and development activities and our selling, general and administrative costs. Net cash used for operating activities for the year ended December 31, 2005 was to fund our on-going research and development activities and restructure and grow the sales, marketing and administrative organization in order to begin the commercialization of our FPOA technology

Net Cash Provided (Used) by Investing Activities

No cash was used in investing activities for the year ended December 31, 2003. For the years ended December 31, 2004 and 2005, $13,000 and $312,000 was used in investing activities for the purchase of property and equipment, consisting primarily of acquisitions of computers and office equipment to support our operations. We except our capital expenditures in 2006 to be approximately $1,000,000.

Net Cash Provided by Financing Activities

Net cash provided by financing activities was $7,643,000, $10,651,000 and $30,068,000 for the years ended December 31, 2003, 2004 and 2005. For all of these periods, financing cash flows consist of the proceeds from the issuance of common stock and warrants for the purchase of common stock, the exercise of common stock warrants, and the exercise of stock options. In addition, during the year ended December 31, 2005, we issued $5,500,000 of 8% convertible promissory notes (of which $5,416,000 principal and accured interest were converted to common stock in December 2005) and related common stock warrants.

Contractual Cash Obligations

The following table shows the future payments that we are obligated to make based on agreements in place as of December 31, 2005 (in thousands):

	Due in the Year Ended December 31,
December 31, 2005	2006	2007	2008	2009	2010	Thereafter	Total
Operating leases	$1,288	$628	$269	$275	$283	$47	$2,790
Purchase obligations	601	—	—	—	—	—	601
Total	$1,889	$628	$269	$275	$283	$47	$3,391

Off-Balance Sheet Arrangements

We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. In addition, we do not engage in trading activities involving non-exchange traded contracts. As such, we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in these relationships.

Quantitative and Qualitative Disclosures about Market Risk

Our exposure to market risk is confined to our cash equivalents. We have invested in high-quality financial instruments, primarily money market funds, federal agency notes and asset-backed securities, which we believe are subject to limited credit risks. The effective duration of the portfolio is less than three months, and no individual investment has an effective duration in excess of one year. We currently do not hedge interest rate exposure. Due to the short-term nature of our investments, we do not believe we have any material exposure to interest rate risk arising from our investments.

Recent Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151, Inventory Cost. SFAS No. 151 amends the guidance in Accounting Research Bulletin, or ARB, 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material or spoilage. Paragraph 5 of ARB 43, Chapter 4, previously stated that “under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges.” SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, SFAS No. 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of SFAS No. 151 will be effective for us in the first quarter of 2006, which begins January 1, 2006. We do not expect the adoption of SFAS No. 151 to have a material effect on our financial statements.

In December 2004, FASB issued SFAS No. 123R, Share-Based Payment. SFAS No. 123R revised SFAS No. 123 and supersedes APB Opinion No. 25. The revised statement addresses the accounting for share-based payment transactions with employees and other third parties, eliminates the ability to account for share-based payments using APB Opinion No. 25 and requires that the compensation costs relating to such transactions be recognized in the statement of operations based upon the grant date fair value of those instruments. The revised statement is effective for us in the first quarter of 2006, which begins on January 1, 2006. We expect that adoption of SFAS No. 123R will result in charges to operations beginning in 2006.

Quarterly Results of Operations

Unaudited quarterly financial data for each of the eight quarters in the two-year period ended December 31, 2005 is as follows (the numbers in the table may not add up due to rounding):

	Three Months Ended
	Mar. 31,	June 30,	Sep. 30,	Dec. 31,	Mar. 31,	June 30,	Sept. 30,	Dec. 31,
	2004	2004	2004	2004	2005	2005	2005	2005
	(In thousands, except per share data)
Net revenue	$—	$—	$100	$30	$15	$25	$15	$79
Cost of sales			45	8	7	8		37
Gross margin	—	—	55	22	8	17	15	42
Operating expenses:
Research and development	1,280	880	1,342	1,690	2,572	2,006	1,806	2,350
Selling, general and administrative	836	987	973	895	1,023	1,435	1,519	2,081
Total operating expenses	2,116	1,867	2,315	2,585	3,595	3,441	3,325	4,431
Operating loss	(2,116)	(1,867)	(2,260)	(2,563)	(3,587)	(3,424)	(3,310)	(4,389)
Other income (expense)	14	19	14	10	7	(476)	(897)	(2,863)
Net loss	$(2,102)	$(1,848)	$(2,246)	$(2,553)	$(3,580)	$(3,900)	$(4,203)	$(7,252)
Basic and diluted net loss per share	$(0.25)	$(0.20)	$(0.24)	$(0.26)	$(0.32)	$(0.35)	$(0.37)	$(0.49)
Weighted average number of common shares outstanding	8,332,591	9,100,719	9,468,621	9,925,102	11,155,308	11,191,573	11,233,064	14,870,299

BUSINESS

Overview

Today’s modern electronic devices and systems offer better functionality, better performance, smaller size, lower power and lower price than ever before. These advantages are largely derived from the increasing capabilities of silicon integrated circuits, or chips. It is the availability of these integrated circuit chips that fuels improvements in a wide range of system solutions, which, in turn, creates increased demand for even higher performance chips. System-level designs in many modern applications, such as image and media processing, require hundreds of billions of computations per second of digital processing performance in order to compete in today’s markets. To achieve these computational rates, many of these applications currently use special-purpose application specific integrated circuits, or ASICs, tailored to one specific product application. The primary advantages of using ASIC technology are low per unit cost and high performance. The principal challenges associated with developing applications using ASICs are increasing development costs and the inability to change the chips’ function as applications and algorithms evolve. Development costs have become high enough that ASICs tend to be used for only higher volume applications because high development costs can be amortized over a large unit volume. These challenges have caused system designers to seek alternative solutions. One of the alternative solutions available to designers is field programmable gate arrays, or FPGAs. Because FPGAs are reprogrammable, they can accommodate changes in the chip as applications and algorithms evolve. However, by their nature, FPGAs have lower performance and higher per unit cost than ASICs. We believe that these disadvantages limit the applications that can be effectively served by the FPGA architecture. We have introduced a new chip architecture that combines the cost and performance advantages of ASICs with the programmability of FPGAs.

We design, develop and market a new class of logic platform chips we call field programmable object arrays, or FPOAs. FPOAs are high-performance, reprogrammable integrated circuits based on our proprietary silicon object technology. FPOAs provide a new way of implementing high-performance functions in silicon integrated circuits. An FPOA consists of very small, pre-designed, high-speed computing and data storage elements, or silicon objects, arranged in a grid pattern, along with internal and external memory and data input and output channels. The grid of silicon objects is overlaid with a high-speed interconnection system, creating the silicon object array. This array of objects and interconnect matrix is programmed to execute unique customer applications. Each of our silicon objects can execute its function at a rate of up to one billion times per second, which is up to four times faster than commercially available programmable logic devices. Our first FPOA contains 400 silicon objects, and each of these can operate simultaneously, creating a chip capable of executing 400 billion computational operations per second.

We believe an additional advantage of the FPOA is derived from the programming architecture of the chip. The process of programming FPGAs and FPOAs begins in a similar manner. The application designer creates a functional diagram of the application that shows the various computational stages of the algorithm and the flow of data through the functional diagram. A simple example of a functional block within this diagram would be a comparator block that determines which of two numbers is the largest. After the application is diagrammed in this manner, the engineer needs to implement the particular functions required. It is at this point that the programming process for FPOAs and FPGAs diverges.

Traditional FPGAs require programming at the gate level. Gates are the most basic building blocks of digital systems and, by themselves, implement only very rudimentary functions. Because the hardware of an FPGA is comprised of only basic logic gates, a function such as the comparator example described above does not exist within an un-programmed FPGA. The application designer must create such a function by programming the logic for a comparator using the gates of the FPGA. Creating all of the functions required for a typical application can be a time-consuming process.

In contrast, silicon objects are programmed at the object level to implement higher level functions, which involves designing hundreds of objects rather than millions of gates. Using the comparator example, a function to compare two numbers is one of the many logical functions already built into the architecture of the arithmetic logic unit, or ALU, which is one of the silicon objects on our chip. Comparing two numbers in an FPOA is a simple matter of specifying the right command for the ALU to execute on a particular instruction cycle. The ALU then indicates that either x is larger than y, y is larger than x, or x and y are equal. The application designer does not need to be concerned about the details of how two numbers are compared. This means the design team can focus more on the chip’s system level functionality and less on detailed implementation issues. We believe this will reduce development time and cost and improve overall system performance as compared to other methods of chip design.

We believe the only significant advantages of high-performance FPGAs over our FPOAs in our target markets are applications in which the data is less than 16 bits, as our FPOA chip is designed to operate on 16-bit data values. In that case, our FPOA could implement the application but may be less efficient in the use of silicon area. If the data were more than 16 bits, we would need additional ALU objects to implement the function. To date, most of the applications we have addressed have fit well in our 16-bit architecture.

FPOAs combine the low development cost, rapid time-to-market and extended time-in-market advantages of existing programmable logic devices while delivering the low per unit cost and high-performance advantages of ASICs. We believe that FPOAs are ideally suited to implement high-performance algorithmic functions across a wide spectrum of digital applications. We are introducing the FPOA into markets that will benefit from our chip’s high performance. Initial target markets for our FPOA include high-performance video and image processing, machine vision, such as automated inspection systems, and military/aerospace applications.

Examples of applications where FPOAs appear to offer a superior solution based on discussions with existing and potential customers include:

•                  A machine vision system manufacturer needs to design a high-performance imaging board to process the image data from multiple high-resolution, high-frame rate camera inputs in real time.

•                  A high-performance spectrum analyzer designer wants a flexible signal sampling design that can process 16-bit resolution data at billions of samples per second.

•                  A high-performance display manufacturer wants to design a board that can be programmed in the field to handle individual high-definition MPEG-4 video streams or multiple TV-quality MPEG-4 video streams.

•                  An engineer designing a computer tomography, or CT, scanner wants to migrate its image processing sub-system from a 16-slice image mode to a 32-slice image mode without requiring its customers to upgrade their hardware.

•                  A military/defense contractor wants to perform image processing in multiple wavelengths, such as visible and infrared, and execute complex pattern detection algorithms in real time.

We will sell the FPOA chips in a blank state as standard off-the-shelf products. Our chips can be programmed for application-specific functionality by using a combination of industry-standard design tools, our physical-layer software design tools and our library of pre-programmed algorithms. Although the programming process is very similar to how FPGAs are programmed, we believe programming at the object level will prove to be more efficient than programming at the gate level. We currently have a limited supply of our first 400-object FPOA chips available for sale along with the development boards and software design tools used to program the FPOA.

Part of the proceeds of our October 2005 initial public offering are being used to fund an ongoing engineering project to analyze the current design of the FPOA. With such proceeds, we expect to resolve material design issues in the current chip and expect to produce, in September 2006, a chip that is expected to be fully functional at the intended one GHz clock speed, although there is no assurance we can do so. There are three major differences in the current version of our chip and the chip that will be introduced in September 2006. First, all of the defects in the current version will be fixed so we can ship the new chip to customers in high volume without incurring the extensive testing and sorting time required with the current version of the chip. Second, we are adding more input/output bandwidth to accommodate the needs of some of our customers. Third, we are adding more internal memory, which will allow application designers to hold more data in the chip while performing various computing steps, which should improve the performance of our chip.

Industry Overview

The digital integrated circuits used in most electronic systems can be broadly categorized into three classifications:

•                  processors, which are used for control and computing tasks;

•                  memory devices, which are used for storing program instructions and data; and

•                  logic devices, either fixed or programmable, which are used for managing the interchange and manipulation of digital signals within a system—logic devices contain interconnected groupings of simple logical “and” and “or” and other logic functions, known as gates, to create more complex functions, and these complex combinations of individual gates are required to implement specialized logic functions required for a system

ASIC and FPGA Technologies

Currently, two of the most common methodologies used to design logic devices are the application specific integrated circuit, or ASIC, and the programmable logic device, or PLD. The principal sub-category of PLDs against which our FPOA chip will compete is field programmable gate arrays, or FPGAs. These design methods compete against each other because they may be used in the same types of applications in electronic systems. Each of the design methods places a different emphasis on the trade-off between design complexity and design cost versus the performance and per unit cost that can be achieved. System designers must consider the often conflicting requirements of life-cycle costs, time-to-market and relative performance when making decisions on which design methodology to use.

The functionality of an ASIC is fixed during the design process and typically is intended for a single application. ASICs are custom designed specifically for the needs of one customer. ASICs’ design costs and development schedules have increased dramatically as semiconductor fabrication technologies have advanced, allowing more functionality in a smaller chip but significantly increasing design complexity. In recent years, fabrication process technologies called process geometries, which are measured in nanometers, or nm, have progressed from 130 nm to 90 nm to 65 nm. This progression is expected to continue to even smaller geometries or greater densities. The total design costs for an ASIC application at the 130 nm geometry, including design, mask set creation and prototype fabrication, can be as much as $20 million. However, the per unit manufacturing cost of ASICs is lower than FPGAs due, in part, to the smaller chip size possible with ASICs, enabling more chips per silicon wafer processed. Although the use of ASICs can result in optimized chip performance, due to their high design costs and long development schedule, they are generally viewed as cost effective only for large-volume applications.

FPGAs are purchased in blank states and are configured or programmed by the customer into combinations of specific logic or algorithmic functions. The system designer may choose already existing intellectual property cores, which are pre-verified building blocks, to implement standard system-level functions. The system designer then programs the FPGA chip with the specific functionality required for the end product, a design process that takes less development time than for an ASIC. Although FPGAs have lower upfront silicon design costs than ASICs, their per unit manufacturing cost is usually higher than an ASIC that can perform the same system function primarily because the FPGA requires a larger chip size.

Application specific standard products, or ASSPs, are basically the same as ASICs except that ASSPs are sold as standard off-the-shelf products to fit the needs of a broader range of customers. In addition, ASSPs usually require system design changes to accommodate the ASSP chip rather than the chip being designed for the specific requirements of the system.

Another prevailing technology is called the digital signal processor, or DSP. DSP chips fall into the category of processors. They are fully programmable devices much like a standard microprocessor found in a typical computer but have additional features that make them better suited to computing the types of mathematical algorithms found in signal processing systems. Cell phone manufacturers are the biggest consumers of DSP chips by volume, although there are many other applications.

The Growth of Programmable Logic

Manufacturers of electronic systems are increasingly attracted to solutions that can reduce product development time and cost and shorten time-to-market. The typical ASIC design time to first silicon is about 18 months, while the design time for a corresponding FPGA is about 12 months. The shorter development cycle of programmable logic is a direct result of the development process steps the designer must go through to complete a design. The development process for an ASIC involves the complex task of using basic logic elements such as “and” and “or” gates to construct complex functions and algorithms. These blocks of logic are then expressed as transistor circuits that are physically implemented in a form that can be built as a silicon chip. The FPGA development process typically involves the same initial steps. However, instead of reducing the logic blocks to physical circuits, the logic functions are programmed into pre-designed blocks of logic, thus reducing the time-to-market for FPGAs as compared to ASICs. The FPGA vendors offer a range of products that contain differing numbers of blocks of logic targeting a range of different applications. The number of new programmable logic designs initiated by customers of ASIC and FPGA vendors indicates the industry’s growing interest in programmable logic devices. According to publicly-available information from Gartner Dataquest, the number of new ASIC design starts began to decline from approximately 10,000 new designs in 1998 to less than 4,000 in 2004. During the same period, the capabilities of FPGAs as measured by the number of logic cells was being increased to the point that high performance FPGAs were suitable for the implementation of much larger portions of a system design, thus representing a viable alternative to ASICs.

Manufacturers of electronic systems may prefer programmable logic, rather than fixed-function ASICs, for the following reasons:

•                  Programmable logic offers much more flexibility during the design cycle because design iterations are simply a matter of changing the programming file, and the results of design changes can be seen immediately.

•                  Programmable logic does not require long lead times for prototypes or production parts—the blank chips can be available immediately from distributor inventory, eliminating costly inventory shortages and potential obsolete inventory.

•                  Programmable logic does not require the high engineering expenses associated with designing chips and the purchase of expensive mask sets because the chips are pre-designed and available off-the-shelf.

•                  FPGAs can be reprogrammed even after a piece of equipment is shipped to a customer, providing the ability to upgrade the equipment with new features and functions after they are deployed in the field.

•                  The cost of implementing a given function using an FPGA chip is decreasing as manufacturers adopt smaller process geometries, reducing the per unit cost advantage of ASICs.

•                  The smaller process geometries of ASIC design continue to increase the mask costs and development schedules for these custom chips.

Our FPOA Chip

Our FPOA chip is a proprietary reprogrammable integrated circuit chip that provides a new way of implementing high-performance digital algorithms and logic. Our FPOA chip will compete in the marketplace principally with FPGAs but also with ASICs, ASSPs and DSPs. We believe market forces that are causing more designers to use programmable logic will cause many customers to consider FPOAs, and that some of these customers may select our FPOA products due to their superior performance.

Our highly integrated FPOA chips consist of a set of custom-designed high-level objects, each optimized to perform a set of mathematical and/or logic functions. The user implements complex solutions by programming and interconnecting the silicon objects rather than designing with traditional low-level logic gates. This method is expected to reduce design time and expense and improve overall system performance. Our first FPOA contains an array of 400 objects and is fabricated using an industry-standard, 130 nm complementary metal oxide silicon, or CMOS, process technology. The set of objects in this initial array are designed to be useful in a wide range of applications.

We believe FPOA integrated circuits have significant competitive advantages over the traditional ASIC and FPGA chips in applications requiring high performance, rapid time-to-market and lower manufacturing cost for the following reasons:

•                  Each object in the FPOA operates at a speed of up to one GHz, which is up to four times the speed of FPGAs.

•                  In high-performance applications, our FPOAs have a per unit manufacturing cost advantage over FPGAs. In many cases, the FPOA architecture will realize solutions that have a higher functional density than typical FPGAs, reducing the amount of silicon required for a given design.

•                  The size and performance advantages of FPOAs will often result in system implementations that use fewer total chips. Reducing the number of chips means smaller, lower-power solutions.

•                  Our FPOA architecture simplifies the silicon design process. ASIC and FPGA devices require the designer to perform the complex task of implementing algorithms using millions of individual logic gates. FPOA designers implement these algorithms by programming a few hundred interconnected silicon objects, reducing design costs and improving overall system performance and time-to-market.

Key technical characteristics of our initial FPOA chip include the following:

•                  Each FPOA contains a diverse set of 400 objects that operate at a speed of up to one GHz per object to address a wide range of application requirements.

•                  Each object is programmed and executes independently, providing up to 400 billion operations per second of total chip performance.

•                  Each object can be easily connected to any other object in a deterministic manner.

•                  Each FPOA is scalable in performance and power, delivering up to 10 billion operations per second per watt of power.

•                  Each FPOA provides a variety of flexible, high-performance input/output, simplifying overall system design.

•                  Each FPOA can be reprogrammed in the field to prolong the useful life of the system.

An FPOA chip consists of silicon objects, memory and input/output, which are arranged in a grid pattern and programmed to execute unique customer applications. The array is surrounded by blocks of high-speed local memory and high-speed input/output for communicating with external memory and other system devices. The objects, interconnects and input/output can be programmed to create a completely customized chip.

We are developing a library of different silicon object types that can be inserted in the array in any pattern. Our object types include an arithmetic logic unit, a truth table, a register file and a multiply/accumulate unit. We are designing additional object types, including content addressable memory and cyclical redundancy check. Each of these object types can be programmed to perform a number of different functions, thus enabling this relatively small number of object types to satisfy a wide range of applications. Each of the object types shares a common interface to the interconnect system. This interface allows us to quickly and easily add object types into the array and rearrange the objects within the array to create new chips optimized for particular applications and algorithms. We plan to enhance the existing set of object types and develop new object types to expand our market opportunities.

The interconnect system is an important element of the FPOA architecture. This system is configured in the programming process in a manner similar to the programming of the objects. The interconnect provides both the communication between objects, allowing them to work together, and in isolation, enabling each object to operate independently up to a speed of one GHz. The architecture consists of nearest neighbor connections and party line connections. The nearest neighbor connections are local connections among groups of adjacent objects, allowing local clusters of objects to cooperate very efficiently. The party line connections provide the means for any object anywhere in the array to communicate with any other object. We believe the combination of nearest neighbor and party line connections enable the FPOA to achieve unique versatility and performance.

We offer a customer development kit consisting of an FPOA chip, a prototype board and software design tools. This kit enables our customers to create an FPOA design, simulate the functionality and performance of the design, program the FPOA and test the chip using a standard personal computer.

We have fabricated a limited quantity of our first chip that we believe will be sufficient to meet the needs of our current customers and those we plan to engage before the next version of our FPOA chip is available. Although there can be no assurance, we expect the next version of the FPOA chip to be available in September 2006. For the purpose of prototype application development, the two versions are similar enough to enable customers to develop their application and test the functionality of the chip in their application. We do not expect any current or planned customers to enter full-scale production with the current version of the chip.

We are developing, and plan to provide our customers access to, a library of application programs for our FPOA. To date, we have implemented and offer different application algorithms, including fast fourier transforms, digital filters and digital encoders. These applications are fully tested and documented, allowing our customers to use them as is or to easily modify them for their specific needs. We plan to continue to develop applications to support our target markets and to locate the entire library on our website for easy access by designers. We believe this specialized customer support will help speed adoption of the FPOA. We and our strategic partners continue to develop algorithms, which will be placed on our website when they are sufficiently developed.

Application Design Tools

Our strategy is to form strategic relationships with electronic design automation companies to jointly develop design tools to be offered for sale by us and also directly by those companies.

In November 2003, we entered into a strategic relationship with Summit Design, Inc. under a business development agreement that was amended in January 2006. This relationship resulted in the integration of our FPOA-specific design tools into the Summit Design Visual Elite tool suite, which is an electronic system-level tool. An electronic system-level tool enables the system designer to work at the system level rather than at the component level using higher-level languages to design and simulate the functionality and performance of an entire system in a software environment rather than as hardware prototypes. Visual Elite is an integrated design environment based on the industry-standard language, SystemC, that enables system designers to progress through different levels of system design until they produce working implementations of a system. These design tools provide an integrated environment in which to design, simulate and program FPOAs. The design tools run on a standard personal computer.

Our amended agreement with Summit Design contemplates certain joint development activities between us and Summit Design to develop software (the “Product”) to be used to define, refine, simulate and analyze the functional logic design intended for rendering in our FPOA and used to generate code for output to our physical-layer design tools called COAST that are integrated into the tool environment. Under the agreement, we have a license to use Summit Design’s products and technology incorporated into the design tools for our internal use and for developing design application examples. Summit Design has the right to incorporate our library of SystemC models and the associated graphic symbols into the Product and to grant sublicenses of the library to end users. We will distribute the Product to end users combined with other products we produce. Summit Design will provide us with a block of one-year Product licenses at no charge to us to be used by third-party FPOA application developers managed by us while developing preprogrammed FPOA software. In addition, under the agreement, Summit Design will provide us with a block of 90-day evaluation licenses at no charge to us to be used by us to provide prospective customers an opportunity to evaluate the Product. The agreement provides that we must purchase from Summit Design a minimum number of one-year licenses for an agreed-upon price and that we have the right to purchase additional one-year licenses for distribution to end users. The agreement has an 18-month term beginning on December 28, 2005, unless earlier terminated in accordance with its terms. Upon expiration of its term, the agreement may be renewed for one or more terms of 12 months upon mutual agreement of the parties.

In addition to the Summit FPOA design tools, we developed physical-layer design tools called our COAST tools that are used to program objects and configure nearest neighbor and party line connections to implement a specific algorithm or logic design. The first generation of the COAST program assigns the software code to particular objects in the array and configures nearest neighbor and party line connections to perform the necessary functions. We plan to continue to enhance the automated COAST program to allow the system designer to focus on designing the algorithm and logic and not on programming the FPOA. We plan to expand FPOA technology to other electronic design automation tool environments using industry-standard technologies and interfaces.

Custom FPOA applications are created by programming a customer’s new and existing algorithms directly to the FPOAs using our COAST design tools at the physical level and Summit design tools at the functional level. We train customers and prospective customers in the use of our design environment to enable them to design systems with FPOAs, taking full advantage of the FPOA’s advanced object capabilities and their reprogrammability.

Competitive Position

We believe that important competitive factors in the logic industry include:

•                  product pricing;

•                  time-to-market;

•                  product performance, reliability, power consumption and density;

•                  field reprogrammability;

•                  adaptability of products to specific applications;

•                  ease of use and functionality of software design tools;

•                  functionality of predefined cores of logic;

•                  access to leading-edge process technology; and

•                  ability to provide timely customer service and support.

Competition among semiconductor companies is most intense during the design win phase of a customer’s design. A design win is a customer’s selection of a particular vendor’s chip for use in the customer’s electronic system. When a customer has decided to use FPGAs instead of ASICs or ASSPs, and after a particular FPGA vendor is selected, customers tend not to switch FPGA vendors because of the high cost to switch FPGAs after an electronic system has been designed and prototyped. It is also due to the familiarity of the customer’s engineering staff with the FPGA vendor, its products and its design tools. We believe that a potential customer’s familiarity with FPGA products and design tools as opposed to FPOA products and design tools will be one of the biggest challenges we face in any given customer opportunity.

We have identified a range of diverse semiconductor companies that are participating in the reprogrammable or reconfigurable markets, including the leading FPGA companies. We expect to compete primarily with the high-performance FPGA products marketed by Xilinx, Inc., which markets the Virtex™ line, and Altera Corporation, which markets the Stratix™ line. We believe that compared to FPGAs, our FPOA has substantial competitive advantages, especially in the areas of higher performance, faster time-to-market and lower manufacturing cost. However, there is not an official benchmark established for measuring the performance difference between an FPGA and an FPOA. Because the programming methodology for each technology is so different, there is not a simple measure of how each would perform in a given application. In addition, because the FPOA is new, there are not enough examples of the same algorithm implemented in an FPGA and in an FPOA for customers to have a good independent measure of the advantages or disadvantages of FPGAs as compared to FPOAs.

We have also identified several smaller startup companies developing chips that seem to be directed toward the same goals as our FPOA. It is our belief that an FPOA-like architecture will become increasingly attractive to system designers, and that new companies with FPOA-like architectures will enter the market while we are actively marketing our FPOA products. We believe the performance of our FPOA, combined with our early entry to the market, will positively differentiate us from other startups.

Target End Markets and Applications

To address the inevitable market adoption risks faced by any new technology, we intend to seek those market segments that will benefit the most from the capabilities of the FPOA architecture. We expect that these initial target market segments will have the following characteristics:

•                  applications that demand higher performance than currently can be served by high-performance digital signal processors or FPGAs;

•                  applications that demand the reprogrammability of FPGAs but cannot justify the high per unit production cost of FPGAs;

•                  applications that demand high performance but are not expected to generate the production volume that would warrant the expense of an ASIC development; or

•                  applications where reprogrammability is a requirement, thus deterring the designer from using an ASIC.

We believe the following end user markets have these characteristics and are ideally suited to take early advantage of the FPOA architecture:

•                  machine vision;

•                  test and measurement;

•                  high definition video (such as MPEG-4 and H.264);

•                  medical imaging;

•                  high performance imaging (such as JPEG 2000);

•                  military/defense and aerospace digital signal processing; and

•                  cellular wireless base stations (3G and WiMAX).

Most of our early customers are in the military/defense and aerospace markets, and we are now targeting the commercial machine vision, test and measurement, professional video and medical imaging markets. We believe some segments of these markets desire the high-performance processing and reprogrammability that the FPOA architecture offers.

Machine vision is the application of computer vision to factory automation. Just as human inspectors working on assembly lines visually inspect parts to judge the quality of workmanship and adherence to dimensional tolerances, machine vision systems use digital cameras and image processing software to perform similar inspections. A machine vision system is an electronic system that makes decisions based on the analysis of digital images. In its report, Machine Vision Markets 2004 Results and Forecasts to 2009, the Automated Imaging Association states that the worldwide machine vision market was $8.1 billion in 2004 and will grow to $15.7 billion in 2009.

Test and measurement includes both general purpose systems, such as oscilloscopes and logic analyzers, and automated test equipment for various industries, including semiconductor test and manufacturing. According to Frost & Sullivan’s reports, World General Purpose Test & Measurement Equipments Market (2005) and Semiconductor ATE Test Equipment (May 2005), the combined market for this equipment was $7.5 billion in 2004. The amount spent for FPGA components in 2004 was $204 million, according to publicly-available information from Gartner Dataquest.

Professional video includes both analog and digital video capture, production, editing, post-production, broadcasting, control and display of television content. Digital video products include everything from camcorders used by consumers to large non-linear video editors used by production studios. This market is currently under a transformation from analog to digital video content and from standard definition to high definition television. In its report, U.S. Broadcast and Professional Video Marketplace 2005, the Salford Centre for Research and Innovation (SCRI) states that the professional video market in the United States was $9.4 billion in 2005.

Medical imaging includes systems used in x-ray, ultrasound, computer tomography (CT), magnetic resonance imaging (MRI), positron emission technology (PET) and three dimensional imaging in the medical industry. The conversion of the medical industry from analog to digital will be transforming the medical industry for many years to come. According to Frost & Sullivan’s report, Strategic Analysis of Semiconductors in the Global Medical Imaging Market, there are many opportunities for semiconductor companies to participate in this transition. It reported that the semiconductor opportunity in the medical imaging market was $1.2 billion in 2004 and will grow to $1.9 billion in 2008 and that $118 million of the $1.2 billion market in 2004 was spent on FPGAs.

Business Strategy

Our initial goal is to introduce FPOA technology into those market applications that prioritize high performance because the FPOA offers performance advantages over competing technologies. Most of our early customers were in the military/aerospace markets. We are now targeting commercial applications in machine vision, test and measurement, professional video and medical imaging. We expect to continue to expand our efforts in additional target markets as we expand our capabilities. We expect demand for our FPOA chips will be driven by the end users’ needs to lower their per unit costs and for programmability in a low-priced, high-performance logic device.

Our business strategy is to focus our sales and marketing efforts on commercial applications that can reach volume shipments in the range of 1,000 to 500,000 units. At the high end of this range, the high per unit cost of FPGAs becomes a deterrent to their use, and at the low end of this range, the development cost of ASICs is an equally strong deterrent.

In order to accelerate our initial market penetration, we anticipate that we will offer FPOAs at the same cost to customers than existing FPGAs. We believe we can do so without sacrificing gross margin because the silicon area of an FPOA is smaller than a high-performance FPGA when using the same process geometries, giving us a comparative cost advantage. In silicon fabrication, cost and size are directly related. The larger silicon area required to implement the architecture of FPGAs results in higher fabrication costs than our FPOA. We intend to follow the same fabrication migration as FPGAs to smaller process geometries, such as 90 nm and 65 nm.

We anticipate that the challenges of adopting a new technology will cause some markets to be slower to use our FPOA architecture. We believe the customers that require the high performance the FPOA provides will more readily adopt our architecture. If a customer feels it can achieve a new performance level and competitive advantage for its system, we expect the customer will have a greater incentive to pursue our new technology and to become proficient in our design methodology. Once we have worked through an initial design with a given customer, we expect the customer should be familiar enough with our chips and design tools to award additional design wins to us.

Our initial FPOA chip provides the basis for a family of FPOA chips that will serve as targeted chip platforms for the implementation of a range of customer-specific algorithms. We anticipate that future chips will contain different numbers of object types and will be optimized either for low power consumption, high performance, low price or customized intellectual property programming. The size of an FPOA chip is directly related to the number of silicon objects. A smaller chip means less silicon area, which results in lower per unit costs. The one GHz speed of our silicon objects can be maintained regardless of the number of silicon objects.

Sales and Marketing

The goal of our sales and marketing organization is to achieve rapid adoption of the FPOA in commercial applications. We have implemented a manufacturer’s representative model for selling FPOAs in North America and Europe. We expect to have North America covered by June 2006. We will supplement this model with field application engineers, or FAEs, to provide technical support and with area sales managers, or ASMs, to manage the manufacturer’s representatives and help close design wins. As of December 31, 2005, we had achieved 12 design wins with early adopter customers, generating a nominal amount of revenue. Our current focus is on winning designs in our targeted commercial markets.

Direct Sales Force

Our direct sales force is currently composed of our Vice President of Sales and two area sales managers, one located in Chicago, Illinois and one located in Philadelphia, Pennsylvania. The sales force collaborates with our field application engineering staff to present our best solutions to customers and potential customers. Our field application engineers demonstrate the performance and field programmability of the FPOA and work with the customers’ development engineers to resolve their design implementation issues. Because our FPOA chips and design tools are new, if customers request the support, the application engineers may also program the customers’ applications to the FPOA chips for an additional fee.

Strategic Relationships

A key component of our market penetration strategy is to form strategic relationships with companies that implicitly endorse our technology, assist us in engaging customers and help to establish the FPOA in the marketplace. Our key objectives in creating strategic relationships are to accelerate market adoption of the FPOA, make FPOAs available at a higher level of integration and generate revenues.

Honeywell International, Inc.   Honeywell International, Inc. is a diversified technology and manufacturing company. Our December 13, 2004 strategic agreement with Honeywell enables us to introduce our FPOA technology to the aerospace market. It is intended to result in the development of new radiation-hardened, high-performance, low-risk, reconfigurable signal processing chips. We expect the availability of these high-performance solutions will accelerate the adoption of our FPOA in the signal processing market, especially with key defense industry contractors. Our FPOA technology introduces a new level of performance for the high-speed signal processing systems in military systems.

Honeywell has selected our FPOA technology for use in digital signal processing systems it is designing for space-based applications. Honeywell is a major supplier of satellite communications systems for intelligence gathering, surveillance and reconnaissance. The use of our FPOA technology in Honeywell’s space applications is highly dependent upon funding from the United States government. We anticipate that it will take two to three years before Honeywell is fabricating a significant number of chips using our FPOA technology. However, there can be no assurance that Honeywell will fabricate any chips using our FPOA technology.

Our December 13, 2004 strategic agreement with Honeywell provides:

•                  Our FPOA technology is licensed to Honeywell, allowing Honeywell to fabricate our FPOAs for design into satellites and other space-borne applications. Combining Honeywell’s 150 nm radiation-hardened process technology with our FPOA’s reprogrammability features will provide greater time savings in the development process of pre-designed arrays.

•                  Honeywell will use its engineering, technology and experience in space-based computing to design radiation-hardened FPOAs under the terms of the strategic agreement. Radiation-hardened chips provide higher reliability in space satellite and other systems operating in harsh environments. We expect radiation-hardened FPOAs to be directly applicable to the challenging onboard computing needs required by new planned military space communications and signal processing programs.

•                  Honeywell will pay to us either a prepaid fee per program in which our FPOA technology is used or a fee per FPOA part fabricated under the agreement or as otherwise agreed to by the parties. To date, the only amounts that Honeywell has paid to us under the agreement are non-recurring engineering expenses to study the engineering issues associated with a redesign of the FPOA architecture in Honeywell’s radiation-hardened process.

•                  The agreement has an initial term of 36 months but can be terminated earlier under certain defined conditions or extended by mutual consent.

Valley Technologies, Inc.   Valley Technologies, Inc. designs, produces and sells system-level processing boards to the defense industry. Valley Technologies is developing next-generation reconfigurable computer systems optimized for identifying and processing data that is critical to navigation, weather forecasting and defense applications. Our strategic relationship with Valley Technologies enables it to incorporate our FPOAs into its system-level processor boards. In June 2004, Valley Technologies was awarded a prime contract from the United States Space and Naval Warfare Systems Command, or SPAWAR, for the development of a signal processing system. Valley Technologies has been informed that the contract will be extended through July 2006. Valley Technologies selected our FPOA technology to implement this system. The first version of the processor board using our FPOA chips is functional and has been tested and demonstrated to potential customers. The use of our FPOA technology by SPAWAR is highly dependent upon funding from the United States government. We anticipate that it will take two to three years before SPAWAR is purchasing a significant number of our FPOA chips. However, there can be no assurance that SPAWAR will fabricate any chips using our FPOA technology.

As amended on December 5, 2005, our October 8, 2004 strategic alliance agreement with Valley Technologies provides:

•                  Both companies have the right to market the Valley Technologies system-level boards populated with our FPOAs.

•                  We will receive revenues on FPOAs we sell to Valley Technologies plus a royalty on boards that Valley Technologies sells to its customers.  Through October 2005, we paid to Valley Technologies a $13,000 monthly fee for its services and reimbursed it for its reasonable out-of-pocket costs. These services consisted of sales and marketing services, including introducing and presenting the processor boards using our FPOA chips to potential customers in the defense and aerospace industries.

•                  We have issued to the president and chief executive officer of Valley Technologies warrants to purchase a total of 83,334 shares of our common stock with an exercise price of $6.00 per share. These warrants will vest as to 16,667 shares upon Valley Technologies obtaining a design win and as to 8,334 shares upon the receipt and delivery by Valley Technologies to MathStar of any of up to eight contracts or purchase orders for each algorithm ported to MathStar’s FPOA that generates non-recurring engineering revenue to MathStar of at least $50,000.  In addition, these warrants will become vested as to all shares upon confirmation satisfactory to MathStar that the funding required for the radiation hardening of the FPOA by Honeywell has been received.  None of these warrants have vested.

•                  We have also issued additional warrants to purchase up to 250,000 shares of our common stock to employees of Valley Technologies designated by Valley Technologies.  Of these warrants, warrants to purchase 170,000 shares have an exercise price of $6.00 per share and warrants to purchase 80,000 shares have an exercise price of $6.30 per share. These warrants will vest as to one-third of the shares subject to the warrants on each of the first, second and third anniversary dates of the date of grant. As of March 31, 2006, warrants to purchase 113,336 shares at an average exercise price of $6.00 per share had vested.

Summit Design, Inc.   Under our November 30, 2003 business development agreement with Summit Design, Inc., we completed the incorporation of COAST, our physical layer design tools, into the Summit Design Visual Elite tool suite.Visual Elite enables designers to progress through different levels of system design until they produce working implementations of a system.

We amended our agreement with Summit Design in December 2005. Our amended agreement with Summit Design contemplates certain joint development activities between us and Summit Design to develop software (the “Product”) to be used to define, refine, simulate and analyze the functional logic design intended for rendering in our FPOA and used to generate code for output to our COAST software. Our amended agreement with Summit Design provides:

•                  We have a license to use Summit Design’s products and technology incorporated into the design tool for our internal use and for the development of design application examples.

•                  The Product will be sold through the coordinated actions of ours and Summit Design’s direct sales staffs. We will distribute the Product to end users under Summit Design’s end user license agreement as a combined product with other products we produce.

•                  Summit Design will provide us with a block of one-year Product licenses at no charge to us to be used by third-party FPOA application developers managed by us while developing preprogrammed FPOA software.

•                  Summit Design will provide us with a block of 90-day evaluation licenses at no charge to us to be used by us to provide prospective customers an opportunity to evaluate the Product.

•                  We must purchase from Summit Design a minimum number of one-year licenses for an agreed-upon price and have the right to purchase additional one-year licenses for distribution to end users.

•                  The agreement has an 18-month term beginning on December 28, 2005, unless earlier terminated in accordance with its terms. Upon expiration of its term, the agreement may renew for one or more terms of 12 months upon mutual agreement of the parties.

Research and Development

We believe our products are differentiated from our competition because of our intellectual property-based innovations in the design of the silicon object array, including the performance and flexibility of the objects and the highly efficient and deterministic object interconnections. Creating and bringing to market these innovations requires us to invest research and development resources in programmable object and logic design, object programming tools, high-performance semiconductor circuit design and application development.

Our hardware engineering team is divided into two groups. One group does the logic design and the validation and testing of the objects, memory and input/output functions. This group custom designs the silicon objects and defines the FPOA programming model. The second group does the physical design of the chip, including custom high-performance circuits and cells. The combined efforts of these groups enable the one GHz operation and the functional density of our FPOA.

Our software tools team builds the design tools used by us and our customers to design, simulate and test applications for the FPOA. This team developed the COAST design tool and partners with Summit Design to produce an integrated design, simulation and programming environment. Having our own design tool development team assures that our design tools and programming techniques keep pace with the evolution of new silicon objects and the overall FPOA architecture. We believe that as the number of customers for FPOAs increases, the electronic design automation tools industry will increasingly support FPOA products.

Our software applications group is responsible for developing and testing applications and applications examples that customers can use as is or modify to meet their specific needs. This group works closely with our field applications engineers to assure that customers take full advantage of our pre-developed application library to help customers reduce their design costs and shorten their time-to-market.

Manufacturing

We do not own or operate any semiconductor fabrication facility. Instead, our FPOA chips are fabricated by an independent semiconductor foundry and then packaged and tested by an independent packaging company that provide these services to the general fabless semiconductor industry. This enables us to take advantage of a foundry’s high-volume economies of scale, have direct and timely access to advanced process and packaging technology and focus our internal resources on product and market development.

The manufacturing or fabrication process for our FPOA and other silicon chips generally consists of the following process steps:

•                  Following completion of the design of one of our chips, we supply an electronic design file to our fabrication partner, Taiwan Semiconductor Manufacturing Company, or TSMC.

•                  TSMC translates our design file into a set of lithography masks TSMC will use in the fabrication process.

•                  TSMC fabricates our chip on silicon wafers, typically either eight or 12 inches in diameter. Each wafer contains several hundred copies of our chip. The number of wafers that TSMC produces depends on the number of chips that we order.

•                  Following the completion of the fabrication process, which involves many individual process steps, TSMC performs a parametric and wafer-level test on the wafers produced. Parametric testing verifies that the processing conformed to their internal quality standards. Wafer-level testing provides a first level screening of known good die but does not guarantee the functionality of our chip.

•                  Following successful completion of the parametric testing, the wafers are passed to the packaging subcontractor that completes the following steps:

¡            cutting wafers into the individual chips in a process called “dicing”; and

¡            placing each individual chip into a package that provides physical protection for the fragile chips and also provides a means of interconnecting the finished chip onto a printed circuit board.

•                  After packaging, the chips are tested for functionality and performance. We currently are doing this testing internally but plan to outsource this function to a testing subcontractor as our volume increases. Outsourcing this function will require us to develop a series of functional and performance tests we will provide to the testing subcontractor.

We are currently using eSilicon, Inc. to coordinate these fabrication steps and to provide manufacturing program management and chip test development. We have negotiated the price we pay to eSilicon for packaged and tested FPOA chips. In the future, we may provide this manufacturing support internally.

Patents and Intellectual Property

We rely on a combination of United States patents, trademarks, copyrights, trade secret law, employee non-disclosure agreements and work-for-hire and non-disclosure agreements with independent contractors to protect and enforce our intellectual property rights. We also obtained patent assignments from each inventor named in our patent and patent applications. However, we do not have general assignment of inventions agreements with our former employees who are not named as inventors in our patents and patent applications, which could compromise the common law protection of our intellectual property.

On November 9, 2004, we were granted United States Patent No. 6816562 entitled “Silicon Object Array with Unidirectional Segmented Bus Architecture.” This patent covers our interconnect system consisting of nearest neighbor and party line connections that allow objects in our FPOA chip to communicate with other objects in the chip and to work together or independently. We believe that this patent is important to our competitive position because the technology protected by it is key to us being able to produce an FPOA chip that can achieve a one GHz clock speed. The patent expires on April 28, 2023.

On February 21, 2006, we were granted United States Patent number 7002493 entitled “Boolean Logic Tree Reduction Circuit.” This patent covers the design of a range of logical operations performed within our silicon objects.  These logical operations are the building blocks used in constructing higher level algorithms, such as those used in machine vision and image processing applications.  We believe this technology is important to our silicon object and FPOA chip differentiation, allowing us to pack greater functionality within a single object and enabling each object to operate at a very high clock rate.

In addition, we have filed or are in the process of filing United States patent applications for the following aspects of our technology:

•                  Integrated Circuit Layout Having Rectilinear Structure of Objects—application filed in January 2005;

•                  Shift and Recode Multiplier—application filed in April 2004;

•                  Leading Zero Counter for Binary Data Alignment—application filed in July 2004;

•                  Reconfigurable State Machine—application filed in September 2004; and

•                  SystemC Signoff of Reconfigurable Signal Processing Platform Using Hardware-Cycle-Accurate Model—application filed in September 2004.

We currently hold common law trademark rights in the trademarks MathStar and FPOA, and we have pending federal trademark applications in the United States for the MathStar and FPOA trademarks. We do not have any trademarks registered outside the United States, nor do we have any trademark applications pending outside the United States. We also currently hold one domain name relating to our business, MathStar.com, which we believe is important to our brand recognition and overall success.

We believe our success will not be based solely on the protection of our intellectual property but more importantly on our ability to design, market and sell chips that meet the demand for new technologies and better performance. We plan to continue to develop new technology, and the methods we use to protect such technologies will depend on our evaluation of the relative benefits of obtaining such protection.

Employees

As of March 31, 2006, we had 55 full-time employees, consisting of seven in management, five in administration, two in information systems, 33 in research and development, one in operations and seven in sales and marketing. None of our employees are subject to a collective bargaining agreement. We have not experienced any work stoppages and believe our relationships with our employees to be good.

Facilities

Our principal office is located in approximately 6,475 square feet of space. 19075 N.W. Tanasbourne Drive, Suite 200, Hillsboro, Oregon 97124. The lease expires on December 31, 2010. Our Minnesota office is located at 5900 Green Oak Drive, Minnetonka, Minnesota in 60,000 square feet of space. The lease for this location is for an initial term of 63-1/2 months, commencing on January 15, 2002, and has two three-year extension options. We also lease office space in San Jose, California and Dallas, Texas. The San Jose office is approximately 200 square feet, and the lease term is month-to-month. The Dallas office is approximately 300 square feet, and the lease expires on July 31, 2006. Rents under all of the leases total $21,000 per month. We consider our leased facilities to be adequate for the foreseeable future.

Legal Proceedings

We are currently not a party to any legal proceedings.

MANAGEMENT

Executive Officers and Directors

The executive officers, directors and prospective directors of MathStar are as follows:

Name	Age	Position with MathStar
Douglas M. Pihl	66	Chairman of the Board, Chief Executive Officer and President
Ronald K. Bell	63	Chief Technology Officer
Daniel J. Sweeney	47	Chief Operating Officer
James W. Cruckshank	51	Vice President of Administration and Chief Financial Officer
Sean P. Riley	37	Vice President of Marketing
Timothy A. Teckman	47	Vice President of Engineering
Glen R. Wiley	55	Vice President of Sales
Bryon K. Bequette	47	General Counsel and Secretary
Benno G. Sand	51	Director
Merrill A. McPeak	70	Director
Morris Goodwin, Jr.	54	Director

Douglas M. Pihl has been Chairman, Chief Executive Officer and President of MathStar since he founded it in 1997. He has been a director of Vital Images, Inc. (Nasdaq: VTAL) since May 1997 and Chairman of the Board of Vital Images since December 1997. Vital Images designs, markets and sells technology that uses high-speed volume visualization and analysis to create interactive two-, three- and four-dimensional images from two-dimensional information gathered by standard CT, MRI and PET scanners. In 1996, Mr. Pihl co-founded RocketCHiPS, Inc., a developer of high-speed silicon CMOS integrated circuits and related intellectual property aimed at the high-speed wired and wireless communications markets. He served as RocketCHiPS’ Chairman and Chief Financial Officer until the company was sold to Xilinx, Inc. (Nasdaq: XLNX) in November 2000. Mr. Pihl also is a board member of Plain Sight Systems, Inc., a privately-held data extraction solutions provider. Since January 1997, Mr. Pihl has been a director of Astrocom Corporation, a privately-held provider of redundant Internet access solutions. Astrocom was a publicly-held company that voluntarily filed for bankruptcy protection in July 2004 under Chapter 11 of the United States Bankruptcy Code. Astrocom emerged from bankruptcy protection in September 2004, and it became a non-reporting privately-held company in November 2004.

Ronald K. Bell has been Chief Technology Officer of MathStar since May 2003. From April 1999 until May 2003, Mr. Bell was an executive officer of Micro Linear Corporation (Nasdaq: MLIN), a developer of integrated circuits and modules designed to enable cost-effective, high-performance digital wireless communications and connectivity for a broad range of voice and data applications. He was Chief Technology Officer of Micro Linear Corporation from October 2002 until May 2003, Senior Vice President of Engineering from May 2000 until October 2002, and Vice President, Communications from April 1999 until May 2000. Mr. Bell also is a member of the Board of Trustees of the Wayne Brown Institute, a non-profit educational organization the purpose of which is to promote entrepreneurship.

Daniel J. Sweeney has been Chief Operating Officer of MathStar since March 2005. From June 1982 until June 2004, he was employed by Intel Corporation (Nasdaq: INTC), most recently as Marketing Manager of the WiMax Division from October 2003 to June 2004, General Manager of the Optical Platform Division from March 2001 to September 2003, and General Manager of the Home Network Division from November 1997 until March 2001. Intel is the world’s largest semiconductor chip maker whose products include chips, boards and other semiconductor components that are the building blocks integral to computers, servers and networking and communications products.

James W. Cruckshank has served as Vice President of Administration and Chief Financial Officer of MathStar since June 2005. Since November 2003, he has been a partner in Tatum CFO Partners LLP, a nationwide partnership that provides financial and information technology leadership. Mr. Cruckshank continues to be a partner in Tatum, and we have entered into an agreement with Tatum to use its resources while Mr. Cruckshank remains an employee of ours and a partner in Tatum. From March 2004 to April 2005, Mr. Cruckshank was Chief Financial Officer of Synetics Solutions, Inc. From March 2000 to February 2004, he served as Chief Financial Officer for a number of companies, including construction, retail, and emerging technology companies. From January 1999 to February 2000, Mr. Cruckshank was Vice President and Chief Financial Officer of Assisted Living Concepts, Inc., an operator of assisted living facilities. Assisted Living Concepts, Inc. was a publicly-held company that voluntarily filed for bankruptcy protection in October 2001 under Chapter 11 of the United States Bankruptcy Code. Assisted Living Concepts emerged from bankruptcy protection in January 2002.

Sean P. Riley has been Vice President of Marketing of MathStar since April 2005 and Interim Vice President of Sales since September 6, 2005. From June 1992 to April 2005, he was employed by Intel Corporation (Nasdaq: INTC). Most recently, Mr. Riley was Director of Strategic Marketing at Intel Corporation from May 2002 until April 2005 and General Manager, Enterprise Components Division from May 2000 until April 2002.

Timothy A. Teckman has been the Vice President of Engineering of MathStar since April 2005. From September 2003 until March 2005, he was Director of Engineering at Intel Corporation (Nasdaq: INTC), and from July 1999 until August 2003, he was General Manager of the Wireless Wide Area Networking Operation at Intel.

Glen R. Wiley has been Vice President of Sales of MathStar since January 2006. From May 2004 until January 2006, he was the President and Chief Executive Officer of Advisor Plus, a consulting company focused on business development, sales organization analysis, coaching, training and positioning. From January 2003 to May 2004, he was employed by Flextronics International Ltd. (Nasdaq: FLEX) as Vice President Applications Communication Sector. Mr. Wiley was Vice President and General Manager, Digital ASIC Division, at Orbit Semiconductor, Inc. from April 1999 to January 2003 and Vice President of Worldwide Sales from January 1992 to January 1996. Orbit Semiconductor, Inc. was a publicly-held company (Nasdaq: ORRA) until August 1996, when it was acquired by and became a wholly-owned subsidiary of The DII Group, Inc. (Nasdaq: DIIG). The DII Group, Inc. was acquired by and became a wholly-owned subsidiary of Flextronics International Ltd. in April 2000. From April 1997 to April 1999, Mr. Wiley was Vice President of Worldwide Sales of Pericom Semiconductor Corp. (Nasdaq: PSEM).

Bryon K. Bequette has been General Counsel of MathStar since June 2005. He has served as Secretary of MathStar since June 2000. From June 2000 until June 2005, he was Chief Financial Officer of MathStar. He also served as Chief Financial Officer for MadMax Optics, Inc. from February 2001 until July 2005, which on February 1, 2005 became a wholly-owned subsidiary of Plain Sight Systems, Inc. Since 1987, Mr. Bequette has been employed as Chief Operating Officer and Chief Financial Officer for companies under the investment umbrella of Group C, Inc. Mr. Bequette is a certified public accountant and a licensed attorney.

Benno G. Sand has been a Director of MathStar since August 2001. He is Executive Vice President, Business Development, Investor Relations and Secretary at FSI International, Inc. (Nasdaq: FSII), a global supplier of wafer-cleaning and resist-processing equipment and technology, and he has served in such positions since January 2000. Mr. Sand currently serves on the board of PPT Vision, Inc. (Nasdaq: PPTV), which designs, manufactures, markets and integrates 2D and 3D machine vision-based automated inspection systems for manufacturing applications. He also serves on the boards of eight subsidiaries of FSI International and two other privately-held companies.

Merrill A. McPeak has been a Director of MathStar since October 26, 2005, which was the effective date of MathStar’s initial public offering.  He has been the President of McPeak and Associates, an aerospace consultant firm, since 1995. He was Chief of Staff of the United States Air Force from October 1990 until October 1994, when he retired. Mr. McPeak has served as a director of Tektronix, Inc. (NYSE: TEK), which manufactures, markets and services test measurement and monitoring solutions to industries, including communications, semiconductors, government and military/aerospace, since March 1995. He also serves as the chairman of its audit committee and a member of its organization and compensation committee. He serves on the boards of directors of the following publicly-held companies: Centerspan Communications Corp. (CSCC.PK), Del Global Technologies Corp. (DGTC.PK), Gigabeam Corp. (GGBM.OB) and Health Sciences Group, Inc. (HESG.OB). He also serves on the boards of eight privately-held companies.

Morris Goodwin, Jr. has been a Director of MathStar since October 26, 2005, which was the effective date of MathStar’s initial public offering.  He has been the President and Chief Operations Officer of The Hogan Company, an NASD registered broker-dealer, since August 2005. Mr. Goodwin also has been the Chief Financial Officer and Executive Vice President of Vivius, Inc., a healthcare services technology company, since December 2000. From August 1997 to September 2000, he served as the Senior Vice President and Treasurer at Deluxe Corporation (DLX:NYSE). He currently serves on the boards of the following non-profit organizations: Minneapolis Foundation, Twincities Rise and the Metropolitan Economic Development Association. Mr. Goodwin is a registered representative with the NASD and a registered principal of The Hogan Company.

Board Committees

Audit Committee

Since October 27, 2005, our audit committee has been composed of Messrs. Benno G. Sand (Chair), Merrill A. McPeak and Morris Goodwin, Jr. Our audit committee helps assure the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm and the performance of our internal audit function and of our independent registered public accounting firm. The Board has determined that Benno G. Sand is qualified as an “audit committee financial expert,” as that term is defined in Item 401(h)(2) of Regulation S-K of the Securities and Exchange Commission. The audit committee, among other things:

•                  evaluates our independent registered public accounting firm’s qualifications, independence and performance;

•                  determines the terms of engagement of our independent public accounting firm;

•                  approves the retention of the independent public accounting firm to perform any proposed permissible non-audit services;

•                  monitors the rotation of partners of the independent public accounting firm on the engagement team as required by law;

•                  reviews our financial statements;

•                  reviews our critical accounting policies and estimates; and

•                  discusses with management and the independent public accounting firm the results of the annual audit and the review of our quarterly financial statements.

The audit committee has the sole and direct responsibility for appointing, evaluating and retaining our independent registered public accounting firm and for overseeing its work. All audit and all non-audit services to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.

Compensation Committee

Since October 27, 2005, our compensation committee has been composed of Messrs. McPeak (Chair), Sand and Goodwin. The duty of our compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Specific responsibilities of our compensation committee include:

•                  reviewing and recommending approval of compensation of our executive officers;

•                  administering our 2000 and 2002 Combined Incentive and Non-Statutory Stock Option Plans, our 2004 Amended and Restated Long-Term Incentive Plan and our 2005 Variable Compensation plan; and

•                  reviewing and making recommendations to our board with respect to incentive compensation and equity plans.

Governance and Nominating Committee

Since October 27, 2005, our governance and nominating committee has been composed of Messrs. Goodwin (Chair), Sand and McPeak. Our governance and nominating committee:

•                  identifies and recommends nominees for election to our board of directors;

•                  develops and recommends to our board our corporate governance principles;

•                  oversees the implementation of our code of business conduct and ethics; and

•                  oversees the evaluation of our board and management.

Compensation Committee Interlocks and Insider Participation

During 2005, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

From January 1, 2005 until June 14, 2005, the Compensation Committee consisted of Benno G. Sand, who was then and is a non-employee Director of MathStar, and two former non-employee MathStar Directors. From June 14, 2005 until October 26, 2005, the Compensation Committee consisted of Mr. Sand. Since October 26, 2005, the Compensation Committee has consisted of Mr. Sand, Merrill A. McPeak and Morris Goodwin, Jr., all of whom are non-employee Directors of MathStar. Douglas M. Pihl, the only executive officer who served as a member of the Board of Directors in 2005, abstained from voting on compensation matters that affected his compensation.

Election of Directors

Our bylaws allow the number of directors to be fixed by our board. Effect on November 14, 2005, our board fixed the number of directors at no fewer than three and no more than five, subject to the power of the board at a later time to fix a different number of directors.  We now have four directors serving on the MathStar Board of Directors.  Directors will be recommended annually by the governance and nominating committee and nominated by our board of directors to be voted on by our stockholders at the annual meeting.

Director Compensation

Before our initial public offering, we had no formal compensation program for our directors, although we had a policy of reimbursing our non-employee directors for their out-of-pocket costs of attending meetings of the board and board committees. Effective with our initial public offering, our board approved a director compensation program for all of our non-employee directors. They receive a cash retainer of $1,500 per quarter plus a meeting fee of $750 per meeting. The chairperson of the audit committee receives $1,000 per meeting of the audit committee, and the other members of the audit committee receive $750 per meeting of the audit committee. The chairpersons of other board committees receive a $750 per committee meeting, and the other members of such committees receive $500 per committee meeting. Under the program, non-employee directors receive an option to purchase 25,000 shares of our common stock when they are initially elected or appointed to our board, which will vest as to one-third of the shares subject to the option on the first, second and third anniversary dates of the date of grant so long as they are directors of our company. Non-employee directors also receive an option to purchase 5,000 shares upon each annual occurrence of their re-election to the board, which will vest as to all of the shares subject to the option on the first anniversary date of the date of grant if they are then directors of our company. The exercise price of these options will be equal to the market price of our common stock on the date of grant. Under this program, Messrs. Sand, McPeak and Goodwin each received an option to purchase 25,000 shares upon the October 26, 2005 effective date of our initial public offering at an exercise price of $6.00 per share, which is equal to the initial public offering price per share.

Executive Compensation

The following table sets forth the compensation paid or accrued during each of the three years ended December 31, 2005 to our chief executive officer and to our four most highly compensated executive officers other than our chief executive officer whose salary exceeded $100,000 for 2005.

Summary Compensation Table

				Long-Term Compensation
				Awards
	Annual Compensation			Restricted		Securities		All Other
	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)		Underlying Options (#)		Compensation ($)
Douglas M. Pihl	2005	$246,000	—	—		—		$10,590	(3)
President and	2004	$230,625	—	—		—		$13,792	(3)
Chief Executive Officer	2003	$184,500	—	—		—		$12,899	(3)

Ronald K. Bell	2005	$240,000	—	—		—		$32,145	(6)
Chief Technology Officer	2004	$234,000	—	$96,802	(4)	—		$11,733	(6)
	2003	$128,000	—	—		83,334	(5)	$11,013	(6)

Daniel J. Sweeney (7)	2005	$143,192	$57,600	$583,338	(8)	183,334	(9)	$10,388	(3)
Chief Operating Officer	2004	—	—	—		—		—
	2003	—	—	—		—		—

Sean P. Riley(7)	2005	$116,603	$35,616	$583,338	(10)	100,000	(9)	$7,963	(3)
Vice President of Marketing	2004	—	—	—		—		—
	2003	—	—	—		—		—

Timothy A. Teckman(7)	2005	$112,019	$35,638	$641,669	(11)	91,667	(9)	$12,814	(3)
Vice President of Engineering	2004	—	—	—		—		—
	2003	—	—	—		—		—

(1)          Bonuses for 2005 were paid in February 2006.

(2)          The value of the restricted stock awards is based on the fair value of our common stock on the dates of grant. The restricted stock awards were granted under our 2004 Incentive Plan. All restricted stock awards will vest on October 25, 2006 if the executive officer is then an employee of MathStar. Any dividends we pay before the restricted stock awards vest will be paid on the stock subject to such awards.

(3)          Consists of insurance premiums paid in 2005.

(4)          During the year ended December 31, 2004, Mr. Bell was issued restricted stock awards for 20,167 shares with a total value of $96,802, or $4.80 per share, on the date of their grant.

(5)          The stock option has a term of 10 years, vests as to 25% of the shares subject to the option on the first, second, third and fourth anniversary dates of the date of grant, and has a per share exercise price of $4.89, which is equal to the fair value of the common stock on the date of grant.

(6)          Consists of $15,670 in moving expenses and $16,475 in insurance premiums paid in 2005 for Mr. Bell and insurance premiums paid for Mr. Bell in 2004 and 2003.

(7)          Mr. Sweeney became Chief Operating Officer in March 2005, Mr. Riley became Vice President of Marketing in April 2005, and Mr. Teckman became Vice President of Engineering in April 2005.

(8)          During 2005, Mr. Sweeney was issued restricted stock awards for 83,334 shares with a total value of $583,338, or $7.00 per share, on the date of their grant.

(9)          The stock options have a term of 10 years, vest as to 25% of the shares subject to the options on the first, second, third and fourth anniversary dates of the dates of grant, and have a per share exercise price of $4.80, which is equal to the fair value of the common stock on the dates of grant.

(10)    During 2005, Mr. Riley was issued restricted stock awards for 83,334 shares with a total value of $583,338, or $7.00 per share, on the grant date.

(11)    During 2005, Mr. Teckman was issued restricted stock awards for 91,667 shares with a total value of $641,669, or $7.00 per share, on the grant date.

Executive Compensation for Current Fiscal Year

For the year ending December 31, 2006, our executive officers will receive the following base salaries and potential bonus awards:

Name	2006 Base Salary	Potential Bonus 2006 Stock Option Awards(1)(2)
Douglas M. Pihl	$246,000	$—
President and Chief Executive Officer

Ronald K. Bell	$240,000	$—
Chief Technology Officer

Daniel J. Sweeney	$180,000	$90,000
Chief Operating Officer

Glen R. Wiley	$146,400	$130,000
Vice President of Sales(3)

James W. Cruckshank	$175,000	$87,500
Vice President of Administration
and Chief Financial Officer

Sean P. Riley	$170,000	$65,000
Vice President of Marketing

Timothy A. Teckman	$150,000	$60,000
Vice President of Engineering

Bryon K. Bequette	$30,000	$—
General Counsel and Secretary

(1)   Reflects the maximum potential bonus the named officer could earn under this bonus plan adopted by the Compensation Committee.

(2)          For 2006, Mr. Wiley’s bonus is based on the achievement of certain design wins and revenue goals.

(3)          Pro rated from January 9, 2006.

On June 30, 2005, we entered into a full-time permanent engagement resources agreement with Tatum CFO Partners, LLP, a nationwide partnership that provides financial and information technology leadership. In connection with our employment of Mr. Cruckshank, we have agreed to pay Tatum fees in exchange for access to Tatum’s resources for use in Mr. Cruckshank’s employment. We have agreed to pay directly to Tatum 20% of

Mr. Cruckshank’s salary during the first two years of employment, 12% of Mr. Cruckshank’s salary during the third year of employment and $1,000 each month after the third year. In addition, we will pay to Tatum 15% of any cash bonus we pay to Mr. Cruckshank. This agreement will terminate when Mr. Cruckshank is no longer employed by us or is no longer a partner in Tatum or earlier if a breach of the agreement occurs and is not cured within seven days of notice of the breach.

Option Grants in Last Fiscal Year

The following table contains information concerning the grant of stock options in 2005 to the persons named in the Summary Compensation Table.

Option Grants in Last Fiscal Year

	Individual Grants
	Number of Securities Underlying Options	% of Total Options Granted to Employees in Fiscal	Exercise Price	Expiration	Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
Name	Granted (1)	Year	($/Sh)	Date	5%	10%
Douglas M. Pihl	—	—	—	—	—	—
Ronald K. Bell	—	—	—	—	—	—
Daniel J. Sweeney	183,334	15.2%	$4.80	03/17/2015	$828,711	$8,311,691
Sean P. Riley	100,000	8.3%	$4.80	04/25/2015	$451,728	$4,533,633
Timothy A. Teckman	91,667	7.6%	$4.80	04/14/2015	$414,085	$4,155,845

(1)          All options granted to the executive officers named in the table vest and become exercisable as to 25% of the shares subject to the options in the first, second, third and fourth anniversary dates of the date of grant so long as each such individual is an employee of MathStar on the dates of grant.

(2)          These calculations are based on certain assumed annual rates of appreciation as required by rules adopted by the Securities and Exchange Commission (“SEC”). Under these rules, an assumption is made that the shares underlying the stock options shown in this table will appreciate at rates of 5% and 10% per annum on a compounded basis over the ten-year term of the stock options. Actual gains, if any, on stock option exercises depend on the future performance of our business and overall stock market conditions. There can be no assurance that amounts reflected in this table will be achieved.

Option Exercises in 2005 and Year-End Option Values

The following table provides information concerning options exercised during 2005 and unexercised options held as of December 31, 2005 with respect to the officers named in the Summary Compensation Table. As set forth in the following table, such officers exercised no options during 2005.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of
			Securities Underlying
			Unexercised			Value of Unexercised
	Number of		Options			In-The-Money Options
	Shares		At Year-End (#)			At Year-End (1)
	Acquired	Value	Exercisable/			Exercisable/
Name	On Exercise	Realized	Unexercisable			Unexercisable
Douglas M. Pihl	—	—	—	/	—	—	/	—
Ronald K. Bell	—	—	41,667	/	41,667	$34,584	/	$34,584
Daniel J. Sweeney	—	—	—	/	183,334	—	/	$168,667
Sean P. Riley	—	—	—	/	100,000	—	/	$92,000
Timothy A. Teckman	—	—	—	/	91,667	—	/	$84,334

(1)          Value of the underlying securities is based upon the difference between the December 31, 2005 closing price of our common stock of $5.72 per share as quoted on The Nasdaq National Market and the exercise price of the unexercised options.

Employee Benefit Plans

Stock Option Plans

MathStar has adopted two stock option plans—the MathStar, Inc. 2000 Combined Incentive and Non-Statutory Stock Option Plan and the MathStar, Inc. 2002 Combined Incentive and Non-Statutory Stock Option Plan. These stock option plans permit the board or a committee appointed by the board to grant stock options to employees, officers, board members, consultants and independent contractors of MathStar. Stock options granted under the stock option plans may be incentive stock options meeting the requirements of Section 422 of the Internal Revenue Code of 1986 or non-qualified options that do not meet the requirements of Section 422. A total of 333,334 shares of common stock have been reserved for the issuance of options granted under the 2000 stock option plan, and 1,000,000 shares have been reserved for the issuance of options granted under the 2002 stock option plan. As of March 31, 2006, a total of 1,092,626 shares were subject to outstanding stock options granted under these stock option plans. These stock option plans were approved by MathStar’s Board of Directors and stockholders.

In the August 2001 merger of MathStar and Digital MediaCom, Inc., MathStar assumed all outstanding options to purchase Digital MediaCom common stock issued under the Digital MediaCom, Inc. 1999-2000 Stock Option Plan, consisting of options to purchase 744,076 shares of MathStar’s common stock based on the conversion ratio as provided in the merger agreement. As of March 31, 2006, there were options to purchase 258,399 shares of MathStar common stock outstanding under the Digital MediaCom plan. The Digital MediaCom option plan permits the board or a committee appointed by the board to grant stock options to employees, directors, consultants and independent contractors. Stock options granted under the Digital MediaCom option plan may be either incentive stock options or non-qualified options that do not meet the requirements of Section 422 of the Internal Revenue Code of 1986. MathStar has terminated the Digital MediaCom stock option plan except with respect to the stock options outstanding under the plan at the time of termination.

2004 Amended and Restated Long-Term Incentive Plan

Our 2004 Amended and Restated Long-Term Incentive Plan allows our board or a committee of the board to grant awards to employees, independent contractors, and other service providers to MathStar or any parent or subsidiary of MathStar. The awards may take the form of qualified or non-qualified options, stock appreciation rights, shares of restricted stock, other stock-based awards or cash-based awards. The board or the committee has the power to fix the terms of the awards granted under the 2004 Amended and Restated Long-Term Incentive Plan, subject to its terms. A total of 1,333,334 shares of common stock has been reserved for issuance under the 2004 Amended and Restated Long-Term Incentive Plan. It terminates on October 7, 2014 or such earlier date as the board determines, and no awards may be granted under it after that date. However, its termination will not affect awards then outstanding under the 2004 Amended and Restated Long-Term Incentive Plan. As of March 31, 2006, awards consisting of 474,903 shares of restricted stock grants and options to purchase 804,168 shares of MathStar common stock were outstanding under the 2004 Amended and Restated Long-Term Incentive Plan. Our board adopted the 2004 Long-Term Incentive Plan on October 8, 2004 and amended it on May 10, 2005. The 2004 Amended and Restated Long-Term Incentive Plan was approved by our stockholders on June 10, 2005.

Amendment of 2004 Amended and Restated Long-Term Incentive Plan and Termination of Stock Option Plans

On February 28, 2006, our board approved amendments to the 2004 Amended and Restated Long-Term Incentive Plan which would increase the number of shares subject to the plan from 1,333,334 shares to 1,633,334 shares and include in the 2004 Incentive Plan the non-employee director stock option program adopted by the board in 2005 and described in the section of this prospectus entitled “Management – Director Compensation.”  A copy of the 2004 Incentive Plan, as proposed to be amended, is attached as Appendix B to our proxy statement filed with the SEC for the 2006 stockholders’ meeting. The stockholders are being asked to approve the proposed amendments to the 2004 Incentive Plan at the 2006 stockholders’ meeting.

The Board of Directors is proposing to increase the number of shares subject to the 2004 Incentive Plan by 300,000 shares because that is approximately the number of shares available on February 28, 2006 for the grant of options under the MathStar, Inc. 2000 Combined Incentive and Non-Statutory Stock Option Plan and MathStar, Inc. 2002 Combined Incentive and Non-Statutory Stock Option Plan. For administrative convenience, the Board has terminated such stock option plans, except for options outstanding on the effective date of termination. However, the termination of the 2000 and 2002 stock option plans will be effective only if MathStar’s stockholders approve the proposed amendments to the 2004 Incentive Plan described in the proxy statement for the 2006 stockholders’ meeting.

The affirmative vote of a majority of the shares of common stock of MathStar represented at the 2006 annual meeting, either in person or by proxy, assuming a quorum is present, is required to approve the proposed amendments to the 2004 Incentive Plan.

As of March 31, 2006, the options outstanding under the MathStar 2000 and 2002 stock option plans, the 2004 Amended and Restated Long-Term Incentive Plan and the Digital MediaCom, Inc. 1999-2000 Stock Option Plan had an average weighted exercise price of $5.98 per share.

Variable Compensation Plans

We have entered into variable compensation plans with eligible employees selected by our management and human resources personnel based on the employees’ responsibility for account and territory management, support of pre- and post-design win activity, achievement of sales revenue goals, negotiating and closing sales commitments and support for strategic initiatives. We enter into the plans annually. The term of the 2005 plans is from March 1, 2005 through February 28, 2006, and the term of the 2004 plans was from March 1, 2004 through February 28, 2005. The compensation we pay under the plans is in addition to the eligible employees’ salaries and is calculated based on the combination of net eligible sales earned and design wins. No executive officer was covered by a variable compensation plan in 2004.

Retirement Savings Plan

MathStar maintains the MathStar, Inc. 401(k) Profit Sharing Plan (the “401(k) Plan”), which is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986. The 401(k) Plan covers substantially all employees. Each employee may elect to contribute to the 401(k) Plan through payroll deductions of up to 85% of his or her salary, subject to certain limitations. At the discretion of the board of directors, MathStar may make matching contributions equal to a percentage of the salary reduction contributions or other discretionary amounts. MathStar paid no matching contributions in 2005, 2004 or 2003.

RELATED PARTY TRANSACTION

In October 2005, we established a revolving line of credit with a commercial bank in the amount of $400,000.  Payment of the line of credit was secured by a pledge to the bank by Douglas M. Pihl, our President and Chief Executive Officer, of a certificate of deposit in the principal amount of $400,000.  Mr. Pihl received no fees or other compensation for this pledge.  We repaid principal and interest accrued to date on the line of credit with the net proceeds of our initial public offering, and the line of credit no longer exists.

PRINCIPAL STOCKHOLDERS

The following table sets forth as of March 31, 2006 and as adjusted to reflect the sale of the shares offered hereby information regarding the beneficial ownership of shares of our common stock by:

•                  each of our directors;

•                  each executive officer identified in the Summary Compensation Table;

•                  all of our directors and executive officers as a group; and

•                  each stockholder who is known by us to own beneficially five percent (5%) or more of the outstanding shares of our common stock.

We have determined beneficial ownership according to the rules of the Securities and Exchange Commission. Unless otherwise noted, each individual identified or included in the group has sole voting and investment power with respect to the shares being shown as beneficially owned by that individual. Shares not outstanding but deemed beneficially owned by virtue of the individual’s right to acquire them as of March 31, 2006 or within 60 days of such date are treated as outstanding when determining the percent of the class owned by such individual and when determining the percent owned by the group of which such individual is a member. The individuals and members of the group identified in the table have the power to vote but not the power to dispose of the shares subject to the restricted stock awards that they hold. Unless otherwise noted below, the address of each beneficial owner identified in the table is c/o MathStar, Inc., 19075 N.W. Tanasbourne Drive, Suite 200, Hillsboro, Oregon 97124.

	Shares Beneficially Owned Before the Offiering			Shares Beneficially Owned After the Offering
Name of Beneficial Owner	Number of Shares		Percent (1)	Number of Shares	Percent(1)

Douglas M. Pihl	1,477,835	(2)	8.5%		8.0%
Benno G. Sand	73,335	(3)	*		*
Merrill A. McPeak	26,000	(4)	*		*
Morris Goodwin, Jr.	25,000	(5)	*		*
Daniel J. Sweeney	266,668	(6)	*		*
James W. Cruckshank	220,000	(7)	*		*
Ronald K. Bell	103,501	(8)	*		*
Timothy A. Teckman	183,334	(9)	*		*
Sean P. Riley	183,334	(10)	*		*
Bryon K. Bequette	106,069	(11)	*		*
Glen R. Wiley	180,000	(12)	*		*
					*
All current executive officers and directors as a group (11 persons) (13)	2,845,076	(14)	11.9%		11.3%

*                           Less than one percent (1%).

(1)                    Based on 17,447,691 shares of common stock outstanding as of March 31, 2006 and 18,403,867 shares outstanding after the offering and assumes that the selling stockholders exercise all warrants held by them as described in the table in the section of this prospectus entitled “Selling Stockholders.” Except as described above and in the footnotes to this table, does not include 2,155,193 shares subject to outstanding options or 1,979,485 shares subject to outstanding warrants.

(2)                    Includes 125,334 shares jointly owned by Mr. Pihl and his wife. Does not include 2,834 shares and warrants to purchase 137,492 shares owned by Mr. Pihl’s wife, of which Mr. Pihl disclaims beneficial ownership. Mr. Pihl also disclaims beneficial ownership of the 8,001 shares issued to irrevocable trusts for which Mr. Pihl was the grantor. Mr. Pihl’s wife disclaims beneficial ownership of the securities held only in Mr. Pihl’s name. All shares held by Mr. and Mrs. Pihl are subject to lock-up agreements and cannot be sold or otherwise transferred until October 26, 2006.

(3)                    Consists of 13,334 outstanding shares, options to purchase 58,334 shares and warrants to purchase 1,667 shares.

(4)                    Consists of 1,000 outstanding shares and options to purchase 25,000 shares.

(5)                    Consists of options to purchase 25,000 shares.

(6)                    Consists of options to purchase 183,334 shares and 83,334 shares subject to restricted stock awards over which Mr. Sweeney has voting but not dispositive power.

(7)                    Consists options to purchase 145,000 shares and 75,000 shares subject to restricted stock awards over which Mr. Cruckshank has voting but not dispositive power.

(8)                    Consists of options to purchase 83,334 shares and 20,167 shares subject to restricted stock awards over which Mr. Bell has voting but not dispositive power.

(9)                    Consists of options to purchase 91,667 shares and 91,667 shares subject to restricted stock awards over which Mr. Teckman has voting but not dispositive power.

(10)              Consists of options to purchase 100,000 shares and 83,334 shares subject to restricted stock awards over which Mr. Riley has voting but not dispositive power.

(11)              Consists of 6,667 outstanding shares, options to purchase 83,334 shares, 8,067 shares subject to restricted stock awards over which Mr. Bequette has voting but not dispositive power, and 8,001 shares owned by trusts of which Mr. Bequette is the trustee.

(12)              Consists of options to purchase 120,000 shares and 60,000 shares subject to restricted stock awards over which Mr. Wiley has voting but not dispositive power.

(13)              Consists of Messrs. Pihl, Sand, McPeak, Goodwin, Sweeney, Cruckshank, Bell, Teckman, Riley, Bequette and Glen R. Wiley, who became an executive officer of MathStar in January 2006.

(14)              Includes options and warrants to purchase a total of 916,670 shares and 421,569 shares subject to restricted stock awards over which the executive officers owning such awards have voting but not dispositive power.

SELLING STOCKHOLDERS

This prospectus covers offers and sales of shares of our common stock by the selling stockholders identified below.  Of the shares identified in the table as to be sold, 1,128,401 shares were issued upon the conversion at $4.80 per share of our 8% convertible promissory notes that we originally sold in April 2005, and an additional 366,715 shares of common stock may be issued upon the exercise at an exercise price of $4.80 per share of warrants we sold with the promissory notes.  The conversion price of the notes and the exercise price of the warrants is equal to 80% of the $6.00 per share offering price of our shares in our initial public offering.  The remaining 593,817 shares may be or have been purchased upon the exercise of warrants that we originally issued to selling agents as compensation for serving as agents in connection with our previous private placements having exercise prices ranging from $4.80 to $10.50 per share.  Each selling stockholder has represented that they purchased or will purchase the shares for the stockholder’s own account for investment only and has no present intent of distributing the shares.

The table below identifies the selling stockholders and shows the number of shares of common stock beneficially owned by each of the selling stockholders as of March 31, 2006 and the number of shares offered for resale by each of the selling stockholders.  Our registration of these shares does not necessarily mean that any selling stockholder will sell all or any of their shares of common stock.  However, the “Shares Beneficially Owned After Offering” columns in the table assume that all shares covered by this prospectus will be sold by the selling stockholders and that no additional shares of common stock will be bought or sold by any selling stockholder.  Except as indicated in the table, no selling stockholder has had, within the past three years, any position, office or other material relationship with us other than as a result of ownership of shares or serving as selling agent in connection with our previous private placements.  No estimate can be given as to the number of shares that will be held by the selling stockholders after completion of this offering because the selling stockholders may offer some or all of the shares and, to our knowledge, that are currently no agreements, arrangements or understandings with respect to the sale of any of the shares except our agreements with the selling stockholders to register the resale of the shares.

	Shares Beneficially Owned Before Offering(#)(1)
Name of	Outstanding	Shares Subject to	Total		Shares to	Shares Beneficially Owned After Offering(1)
Beneficial Owner	Shares(#)(2)	Warrants(#)	Shares(#)	Percent(3)	be Sold(#)	Number	Percent(3)
Holders of Outstanding Shares Acquired Upon Conversion of 8% Convertible Promissory Notes and Warrants Issued with such Notes:
Richard and Kathy Adams, JTWROS	5,442	1,667	7,109	*	7,109	—	—
Alice Ann Corporation	10,881	3,334	14,215	*	14,215	—	—
Aviv Family Trust dated 6/29/95	5,439	1,667	7,106	*	7,106	—	—
Fred W. Bassinger	0	1,667	1,667	*	1,667	—	—
Kernon J. Bast and Donalda J. Speer, JTWROS	5,435	1,667	7,102	*	7,102	—	—
Kevin Bauer	5,443	1,667	7,110	*	7,110	—	—
Cecil H. Bell	32,708	6,667	39,375	*	28,444	10,931	*
Steven S. Bruggeman	44,687	6,668	51,355	*	14,220	37,135	*
Stephen M. Brzica, Jr. Trust, dated 4/7/97	7,107	1,667	8,774	*	7,107	1,667	*
Michael C. Buchbinder, Trustee, Michael Buchbinder Family Trust dated 3/11/04	21,759	6,667	28,426	*	28,426	—	—
Gerald D. Cavanough	48,988	1,667	50,655	*	7,111	43,544	*
Jay P. Chadima	65,442	1,667	67,109	*	7,107	60,002	*
Danton S. Char	5,440	1,667	7,107	*	7,107	—	—
Devron H. and Valerie C. Char, JTWROS	5,440	1,667	7,107	*	7,107	—	—
Sam L. Claassen	10,870	3,334	14,204	*	14,204	—	—
Glen L. and Sandra J. Cook, JTWROS	16,693	1,334	18,027	*	5,692	12,335	*

	Shares Beneficially Owned Before Offering(#)(1)
Name of	Outstanding	Shares Subject to	Total		Shares to	Shares Beneficially Owned After Offering(1)
Beneficial Owner	Shares(#)(2)	Warrants(#)	Shares(#)	Percent(3)	be Sold(#)	Number	Percent(3)
Craig Anderson Productions, Inc. Pension Plan	5,439	1,667	7,106	*	7,106	—	—
M. Elizabeth Cramer	5,440	1,667	7,107	*	7,107	—	—
Jerry C. Dagen	14,682	1,334	16,016	*	5,682	10,334	*
Christopher T. Dahl	5,440	1,667	7,107	*	7,107	—	—
Destin Capital Partners	0	3,334	3,334	*	3,334	—	—
Robert J. Devereaux Trust	10,881	3,334	14,215	*	14,215	—	—
Lindsay Gruber Dunham	4,643	934	5,577	*	1,850	3,727	*
James P. and Susan L. Duval, JTWROS	48,979	1,667	50,646	*	7,102	43,544	*
Anthony Farmer	34,273	1,667	35,940	*	7,111	28,829	*
Stephen and Carol Gessner, JTWROS	124,057	1,667	125,724	*	7,114	118,610	*
Charles G. Goers, Sr.	5,682	1,334	7,016	*	5,682	1,334	*
Kenneth L. Green	43,154	1,667	44,821	*	7,111	37,710	*
Jon D. Gruber, Trustee for the Benefit of Jonathan Wyatt Gruber Trust dated 12/30/75	4,643	934	5,577	*	1,850	3,727	*
Jon D. and Linda W. Gruber, JTWROS	401,538	4,534	406,072	2.3	12,235	393,837	2.2
Gruber & McBaine International	80,863	16,001	96,864	*	32,722	64,142	*
Frank Hamel	5,435	1,667	7,102	*	7,102	—	—
Steven R. Hamm	23,193	1,667	24,860	*	7,110	17,750	*
Bruce Haslerud	5,682	1,334	7,016	*	5,682	1,334	*
Samuel Z. Hechter, Trustee, Samuel Z. Hechter Revocable Trust under Agreement dated 11/16/88	15,884	3,334	19,218	*	14,218	5,000	*
Rosemary B. Hewlett 2000 Living Trust	21,791	6,667	28,458	*	28,458	—	—
Lawrence T. and Terryn L. Hofmann, JTWROS	25,447	1,667	27,114	*	7,114	20,000	*
Elizabeth Hyduke-Kelm	5,440	1,667	7,107	*	7,107	—	—
Stephen P. Hyduke	5,440	1,667	7,107	*	7,107	—	—
Jack A. and Diane M. Johnson, JTWROS	4,348	1,334	5,682	*	5,682	—	—
Randall W. and Debra G. Johnson, JTWROS	16,816	1,334	18,150	*	5,682	12,468	*
Theodore A. Johnson	17,270	1,667	18,937	*	7,102	11,835	*
Charles D. Jons and Carolyn L. Jons, Trustees (and their successors) of the Charles and Carolyn Jons Trust under Trust Agreement dated 7/8/97	10,870	3,334	14,204	*	14,204	—	—
The Kemajoja Family, LP	21,791	6,667	28,458	*	28,458	—	—
Marla C. Kennedy	5,440	1,667	7,107	*	7,107	—	—
Margaret Velie Kinney	5,440	1,667	7,107	*	7,107	—	—
Phillip and Bonnie Klein, JTWROS	5,439	1,667	7,106	*	7,106	—	—
Gary Kohler	10,895	3,334	14,229	*	14,229	—	—
Richard J. and Michaeleen C. Kruger, JTWROS	10,648	1,667	12,315	*	7,106	5,209	*

	Shares Beneficially Owned Before Offering(#)(1)
Name of	Outstanding	Shares Subject to	Total		Shares to	Shares Beneficially Owned After Offering(1)
Beneficial Owner	Shares(#)(2)	Warrants(#)	Shares(#)	Percent(3)	be Sold(#)	Number	Percent(3)
Elizabeth J. Kuehne	5,440	1,667	7,107	*	7,107	—	—
Lagunitas Partners LP	224,017	42,801	266,818	1.5	90,198	176,620	1.4
David J. Larkin	73,770	1,667	75,437	*	7,111	68,326	*
Larry L. Larsen	68,326	2,500	70,826	*	10,664	60,162	*
Levine & Staller, PA 401(k) Safe Harbor Profit Sharing Plan for the Benefit of Lee Levine	97,708	1,667	99,375	*	1,667	97,708	*
Richard T. Lommen	60,192	1,667	61,859	*	7,107	54,752	*
Thomas B. and Mary Jo Lyke, JTWROS	9,336	1,667	11,003	*	7,103	3,900	*
Thomas P. Magne	16,305	5,000	21,305	*	21,305	—	—
Cliff and Stella Marks, JTWROS	5,439	1,667	7,106	*	7,106	—	—
J. Patterson McBaine	380,562	4,534	385,096	2.2	3,414	381,682	2.1
Gerald T. McCourtney Revocable Trust dated 11/19/93	48,774	1,667	50,441	*	7,107	43,334	*
Lawrence I. McCullough	51,746	13,334	65,080	*	28,412	36,668	*
Robert F. McCullough Family Foundation	10,879	3,334	14,213	*	14,213	—	—
Robert F. McCullough Sr.	54,432	16,667	71,099	*	71,099	—	—
Philip McLaughlin	47,670	1,667	49,337	*	3,667	45,670	*
Ed and Gayle McMullen, JTWROS	27,538	3,334	30,872	*	14,204	16,668	*
Patrick McMullen	49,031	15,000	64,031	*	64,031	—	—
David R. Morris	7,944	1,667	9,611	*	7,111	2,500	*
Suzanne B. Mulder Trust	5,439	1,667	7,106	*	7,106	—	—
Ron Musich	10,870	3,334	14,204	*	14,204	—	—
Howard Nehdar SEP IRA	5,439	1,667	7,106	*	7,106	—	—
Howard Nehdar 2003 Revocable Intervivos Trust dated 10/15/03	5,439	1,667	7,106	*	7,106	—	—
Clement A. and Marlys J. Nelson, JTWROS	7,435	1,666	9,101	*	7,102	1,999	*
Mark W. and Elaine M. Netland, JTWROS	4,351	1,334	5,685	*	5,685	—	—
Kent and Mary M. Norman, JTWROS	23,436	1,667	25,103	*	7,102	18,001	*
Gene H. Olson	42,611	6,667	49,278	*	28,444	20,834	*
Robert Olson	0	3,334	3,334	*	3,334	—	—
Paley Commercial Real Estate Defined Benefit Pension Plan	5,439	1,667	7,106	*	7,106	—	—
Judith Parker, Trustee, Judith Parker Living Trust	5,439	1,667	7,106	*	7,106	—	—
Mike J. and Kathleen M. Pearson, JTWROS	10,881	3,334	14,215	*	14,215	—	—
Ralph R. Pettyjohn	12,358	1,667	14,025	*	7,107	6,918	*
Robert T. and Joanne Platt, JTWROS	168,655	20,000	188,655	1.1	85,319	103,336	1.0
Craig M. and Judy A. Plekkenpol, JTWROS	45,417	1,667	47,084	*	7,114	39,970	*
Post Holdings, LLC	24,445	1,667	26,112	*	7,111	19,001	*
John T. Potter	5,440	1,667	7,107	*	7,107	—	—

	Shares Beneficially Owned Before Offering(#)(1)
Name of	Outstanding	Shares Subject to	Total		Shares to	Shares Beneficially Owned After Offering(1)
Beneficial Owner	Shares(#)(2)	Warrants(#)	Shares(#)	Percent(3)	be Sold(#)	Number	Percent(3)
Realty Center, Inc. Profit Sharing Plan for the Benefit of Thomas A. Ries	5,435	1,667	7,102	*	7,102	—	—
Andrew Redleaf	33,334	5,000	38,334	*	5,000	33,334	*
Donald and Paula Reynolds, JTWROS	5,682	1,334	7,016	*	5,682	1,334	*
Roslyn E. Robinson	5,444	16,067	21,511	*	7,111	14,400	*
Rolling Hills of Maplewood Profit Sharing Plan for the Benefit of Richard N. Pearson	10,881	3,334	14,215	*	14,215	—	—
John D. Rue	113,659	6,667	120,326	*	28,407	91,919	*
Elmer R. Salovich, Trustee, the Dr. Elmer R. Salovich Revocable Living Trust under Agreement dated 12/16/96	0	3,334	3,334	*	3,334	—	—
Leonard Samuels and Leah Kaplan-Samuels, JTWROS	240,196	13,334	253,530	1.5	56,861	196,669	1.4
Sheldon R. Schneider	4,348	1,334	5,682	*	5,682	—	—
Dennis A. Schultek	5,682	1,334	7,016	*	5,682	1,334	*
Gwendolyn A. Schwartz	35,758	3,334	39,092	*	14,215	24,877	*
John H. Schwieters	17,044	4,000	21,044	*	17,044	4,000	*
Robert J. Scibienski Revocable Living Trust	171,987	1,667	173,654	*	7,111	166,543	*
M. Austin Smith	10,884	3,334	14,218	*	14,218	—	—
Howard G. Stacker Revocable Trust	0	1,667	1,667	*	1,667	—	—
Robert A. Stein	42,187	3,334	45,521	*	14,229	31,292	*
Richard O. and Janet P. Stout, JTWROS	17,269	1,667	18,936	*	7,102	11,834	*
Allan Strunc	10,879	3,334	14,213	*	14,213	—	—
Julie A. Te Slaa	51,552	6,584	58,136	*	14,218	43,918	*
Dewayne Ullsperger	60,240	3,334	63,574	*	14,218	49,356	*
Janet M. Voight Trust under Agreement dated 8/29/96	5,440	1,667	7,107	*	7,107	—	—
Philip M. Vukovic	92,588	2,500	95,088	*	10,671	84,417	*
Piper Jaffray as Custodian for the Benefit of James B. Wallace SPN/PRO	10,881	3,334	14,215	*	14,215	—	—
Andrew I. and Marci S. Weiner, JTWROS	5,444	1,667	7,111	*	7,111	—	—
Joseph Welsh	17,563	3,334	20,897	*	14,229	6,668	*
Wilro & Co.	10,895	3,334	14,229	*	14,229	—	—
Douglas A. Winter	8,703	2,667	11,370	*	11,370	—	—
Michael Wright	10,881	3,334	14,215	*	14,215	—	—
W&S Brokerage, Inc.	43,481	13,334	56,815	*	56,815	—	—

Holders of Agents’ Warrants and Shares Purchased upon Exercise of Agents’ Warrants(4):
Drew Aadalen	0	350	350	*	350	—	—
Ernie Andberg	13,335	501	13,836	*	501	13,335	*
Larry Beauchene	3,084	468	3,552	*	468	3,084	*

	Shares Beneficially Owned Before Offering(#)(1)
Name of	Outstanding	Shares Subject to	Total		Shares to	Shares Beneficially Owned After Offering(1)
Beneficial Owner	Shares(#)(2)	Warrants(#)	Shares(#)	Percent(3)	be Sold(#)	Number	Percent(3)
Constance Berman	0	584	584	*	584	—	—
Dale Blanks	3,084	484	3,568	*	484	3,084	*
Jon Braufman	0	650	650	*	650	—	—
Miles Braufman	0	300	300	*	300	—	—
William Buffington	0	782	782	*	782	—	—
Joe Buska	0	24	24	*	24	—	—
Dana Buske	0	155	155	*	155	—	—
Greg Coffey	0	1,161	1,161	*	1,161	—	—
Robbie Cordo	0	525	525	*	525	—	—
Chuck Cornell	0	6,098	6,098	*	6,098	—	—
William Crolley	0	3,826	3,826	*	3,826	—	—
Mitch Edwards	0	157	157	*	157	—	—
Walt Fahy	0	11,986	11,986	*	11,986	—	—
John C. Feltl	0	102,515	102,515	*	102,515	—	—
Mary Joanne Feltl	11,667	34,460	46,127	*	34,460	11,667	*
Mary Joanne Feltl and/or John E. Feltl	1,000	28,389	29,389	*	28,389	1,000	*
Jill Floden	0	88	88	*	88	—	—
Barry and Terri Fritz	0	8,315	8,315	*	8,315	—	—
Barry Fritz	0	2,667	2,667	*	2,667	—	—
Mark Hagen	0	267	267	*	267	—	—
Donald Hall	17,834	7,487	25,321	*	7,487	17,834	*
Dennis and Karyl Hanish Revocable Family Trust	0	3,835	3,835	*	3885	—	—
Mark Hepp	0	4,371	4,371	*	4,371	—	—
Brian Hessing	6,168	22,021	28,189	*	22,021	6,168	*
Terryn Hofmann	0	4,100	4,100	*	4,100	—	—
Nicholas Honigman	0	708	708	*	708	—	—
Steve Hosier	0	3,185	3,185	*	3,185	—	—
Dallas Janes	0	234	234	*	234	—	—
Jon Jansson	0	1,042	1,042	*	1,042	—	—
David Johnson	0	15,732	15,732	*	15,732	—	—
Roger Johnson	0	384	384	*	384	—	—
Scott Johnson	0	1,517	1,517	*	1,517	—	—
Todd Johnson	0	708	708	*	708	—	—
Tom Karlen	0	1,663	1,663	*	1,663	—	—
Mindy Kaufman	0	6,668	6,668	*	6,668	—	—
Mike Kelly	0	1,400	1,400	*	1,400	—	—
Michael Kiser	5,668	1,418	7,086	*	1,418	5,668	*
Linda Knutson	0	117	117	*	117	—	—
William Koop	15,251	771	16,022	*	771	15,251	*
Paul Kuehn	0	1,694	1,694	*	1,694	—	—
William Kuehn	0	234	234	*	234	—	—
David Lantz	3,334	28,067	31,401	*	28,067	3,334	*
Kristi Lefferts	0	350	350	*	350	—	—
Donald Martin	0	6,151	6,151	*	6,151	—	—
Rick Materna	0	275	275	*	275	—	—
Dave Metz	0	834	834	*	834	—	—
Eldon Miller	0	3,616	3,616	*	3,616	—	—
Miller Johnson Steichen Kinnard, Inc.(5)	0	33,537	33,537	*	33,537	—	—

	Shares Beneficially Owned Before Offering(#)(1)
Name of	Outstanding	Shares Subject to	Total		Shares to	Shares Beneficially Owned After Offering(1)
Beneficial Owner	Shares(#)(2)	Warrants(#)	Shares(#)	Percent(3)	be Sold(#)	Number	Percent(3)
Richard Nigon	0	6,603	6,603	*	6,603	—	—
Paula Olson	0	250	250	*	250	—	—
Matt Opitz	0	500	500	*	500	—	—
Tom Pierce	0	834	834	*	834	—	—
Jo Pihl	128,168 (6)	137,492	265,660	1.5	137,492	128,168	1.4
Ryan Quade	0	267	267	*	267	—	—
Stan Rahm	3,284	726	4,010	*	726	3,284	*
Natalie Raster	0	333	333	*	333	—	—
Bruce Reichert	0	651	651	*	651	—	—
John Ryden	5,209	18,162	23,371	*	18,162	5,209	*
William Salmen	0	4,428	4,428	*	4,428	—	—
Ben Scheibe	0	521	521	*	521	—	—
Donald Schlecht	3,334	1,042	4,376	*	1,042	3,334	*
Larry Serbin	0	1,575	1,575	*	1,575	—	—
Steve Shelrud	2,167	2,850	5,017	*	2,850	2,167	*
Nick Shermeta	0	3,020	3,020	*	3,020	—	—
Christopher Shian	0	1,884	1,884	*	1,884	—	—
John Simma	3,334	261	3,595	*	261	3,334	*
Philip Smith	11,440	41,020	52,460	*	41,020	11,440	*
James Stattmiller	1,667	3,148	4,815	*	3,148	1,667	*
Donald Steinkamp	0	1,498	1,498	*	1,498	—	—
Revis Stephenson	0	350	350	*	350	—	—
Bernie Weber	0	1,022	1,022	*	1,022	—	—
Marty Weber	0	117	117	*	117	—	—
Trevor Ziebarth	0	333	333	*	333	—	—
James Zitek	0	3,653	3,653	*	3,653	—	—
	4,208,325	1,020,178	5,224,850		2,084,577	3,143,976

*Less than one percent (1%).

(1)   Each person has sole voting and sole dispositive power, except as noted.

(2)   Does not include shares subject to warrants.

(3)   Based on 17,447,691 shares of common stock outstanding as of March 31, 2006 and 18,403,867 shares outstanding after the offering and assumes that the selling stockholders named in the above table exercise all warrants held by them as described in the table. Except as described above and in the footnotes to this table, does not include 2,155,193 shares subject to outstanding options or 1,023,309 shares subject to outstanding warrants.

(4)   With the exception of Miller Johnson Steichen Kinnard, Inc., these holders are natural persons who were registered representatives or employees of the selling agents for our previous private placements, and they received warrants to purchase shares of our common stock as compensation for acting in that capacity.

(5)   Miller Johnson Steichen Kinnard, Inc. is a registered broker-dealer and a member of the National Association of Securities Dealers, Inc.

(6)   Includes 125,334 shares jointly owned by Ms. Pihl and her husband, Douglas M. Pihl, who is our chairman, president, chief executive officer and a director.  Does not include 1,352,201 shares owned by Mr. Pihl individually, of which Ms. Pihl disclaims beneficial ownership.  Mr. Pihl disclaims any beneficial ownership of shares and warrants owned individually by Ms. Pihl.  Ms. Pihl is a registered representative with the underwriter of our initial public offering.  All shares held by Mr. and Mrs. Pihl are subject to lock-up agreements and cannot be sold or otherwise transferred until October 26, 2006.

DESCRIPTION OF OUR SECURITIES

The following is a description of our capital stock and other securities and the material provisions of our certificate of incorporation, bylaws and other agreements. The following is only a summary and is qualified by applicable law and by the provisions of our certificate of incorporation, bylaws and other agreements, copies of which are available as set forth under “Where You Can Find More Information.”

General

Under our certificate of incorporation, we have 100,000,000 shares of authorized capital stock, of which 90,000,000 shares have been classified as common stock and 10,000,000 shares have been classified as preferred stock, $0.01 per share par value. As of March 31, 2006, there were 17,447,691 shares of common stock outstanding, including 474,903 shares subject to restricted stock awards as of March 31, 2006, and 1,028 holders of record of our common stock. We have no outstanding shares of preferred stock.

Common Stock

Holders of common stock are entitled to receive such dividends as are declared by our board of directors out of funds legally available for the payment of dividends. We presently intend to retain any earnings to fund the development of our business. Accordingly, we do not anticipate paying any dividends on our common stock for the foreseeable future. Any future determination as to declaration and payment of dividends will be made in the discretion of our board of directors.

In the event of the liquidation, dissolution, or winding up of MathStar, each outstanding share of our common stock will be entitled to share equally in any of our assets remaining after payment of or provision for our debts and other liabilities.

Holders of common stock are entitled to one vote per share on matters to be voted upon by stockholders. There is no cumulative voting for the election of directors, which means that the holders of shares entitled to exercise more than 50% of the voting rights in the election of directors are able to elect all of the directors.

Holders of common stock have no preemptive rights to subscribe for or to purchase any additional shares of common stock or other obligations convertible into shares of common stock which we may issue after the date of this prospectus.

All of the outstanding shares of common stock are fully paid and non-assessable. Holders of our common stock are not liable for further calls or assessments.

Options, Warrants and Restricted Stock Awards

As of March 31, 2006, we had reserved a total of 3,410,744 shares of common stock for issuance under our 2001 and 2002 stock option plans, the Digital MediaCom stock option plan we assumed, and our 2004 Amended and Restated Long-Term Incentive Plan; we had options outstanding to purchase 2,155,193 shares of common stock; and we had restricted stock awards outstanding for 474,903 shares of common stock. In addition, as of such date, there were 1,979,485 shares subject to outstanding warrants. As of March 31, 2006, the average weighted exercise price of all outstanding options was $5.98 per share, and the average weighted exercise price of all outstanding warrants was $6.36 per share.

Undesignated Preferred Stock

Our certificate of incorporation authorizes 10,000,000 shares of preferred stock. Our board of directors is authorized, without further stockholder action, to establish various series of such preferred stock from time to time and to determine the rights, preferences and privileges of any unissued series including, among other matters, any dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, the number of shares constituting any such series, and the description thereof and to issue any such shares. Although there is no current intent to do so, our board of directors may, without stockholder approval, issue shares of a class or series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the common stock. As of the date of this prospectus, there were no shares of preferred stock designated or outstanding.

Registration Rights; Lock-Up Agreements

Registration Rights of Holders of 8% Convertible Promissory Notes and Related Warrants

As provided in the loan and subscription agreement between us and each purchaser of our 8% convertible promissory notes and related warrants, we are filing the registration statement of which this prospectus is a part with the Securities and Exchange Commission to register under the Securities Act of 1933 the resale of the shares purchased upon conversion of the 8% convertible promissory notes and the shares that may be purchased upon the exercise of the warrants issued with the notes. In connection with this resale registration statement, we will bear all registration and filing fees, printing expenses, fees and disbursements of counsel and accountants for us, all of our internal expenses and all legal fees and disbursements and other expenses of complying with state securities laws. Fees and disbursements of counsel and accountants for the holders of the notes, the warrants and the shares subject to the notes and warrants, any underwriting discounts and commissions and any transfer taxes for such holders and any other expenses incurred by such holders not described in the foregoing sentence will be borne by such holders.

Registration of Shares Subject to Stock Options

We intend to file a registration statement under the Securities Act of 1933 covering the shares of common stock reserved for issuance upon exercise of outstanding options. The registration statement is expected to be filed in the first half of 2006.  It will become effective as soon as it is filed. Accordingly, shares registered under this registration statement will be available for sale in the open market after the effective date of the registration statement, except with respect to Rule 144 volume limitations that apply to our affiliates. See “Risk Factors—If there are substantial sales of our common stock, our stock price could decline.”

Lock-Up and Related Agreements

Some of our current stockholders, including all of our directors, former directors, executive officers and founders, who together own a total of 2,742,780 outstanding shares of our common stock, have agreed with the underwriter of our initial public offering that until October 25, 2006, they will not offer, sell, assign, transfer, pledge, contract to sell or otherwise dispose of or hedge any of our shares of common stock or any securities convertible into or exchangeable for shares of common stock.

Limitations on Directors’ Liability

Our certificate of incorporation and bylaws contain provisions indemnifying our directors and officers to the fullest extent permitted by Delaware law.

In addition, as permitted by Delaware law, our certificate of incorporation provides that no director will be liable to us or our stockholders for monetary damages for breach of the director’s fiduciary duty as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of the director’s fiduciary duty as a director, except that a director will be personally liable for:

•                  any breach of his or her duty of loyalty to us or our stockholders;

•                  acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;

•                  the payment of dividends or the redemption or purchase of stock in violation of Delaware law; or

•                  any transaction from which the director derived an improper personal benefit.

This provision does not affect a director’s liability under the federal securities laws.

To the extent that our directors, officers and controlling persons are indemnified under the provisions contained in our certificate of incorporation or Delaware law against liabilities arising under the Securities Act of 1933, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Provisions of Our Certificate of Incorporation and Delaware Law that May Have an Anti-Takeover Effect

Certain provisions set forth in our certificate of incorporation and Delaware law, which are summarized below, may have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in the stockholder’s best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Undesignated Preferred Stock

Our certificate of incorporation contains provisions that permit our board of directors to issue, without any further vote or action by our stockholders, up to 10,000,000 shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, any voting powers of the shares of the series, and any preferences and relative, participating, optional and other special rights and any qualifications, limitations or restrictions, of the shares of such series. Our board could authorize the issuance of shares of preferred stock that could have the effect of delaying, deferring or preventing a transaction or change in control that might involve a premium price for shares of our common stock or otherwise be in their interests.

Delaware Takeover Statute

Section 203 of the Delaware General Corporation Law, or DGCL, prohibits a Delaware corporation that is a public company from engaging in any “business combination” (as defined below) with any “interested stockholder” (defined generally as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with such entity or person) for a period of three years following the date that such stockholder became an interested stockholder, unless:

•                  before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•                  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned:

○              by persons who are directors and also officers, and

○              by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•                  on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the Delaware General Corporation Law defines “business combination” to include:

•                  any merger or consolidation involving the corporation and the interested stockholder;

•                  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•                  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•                  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•                  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Bank N.A., whose address is P.O. Box 64874, St. Paul, Minnesota 55164.

Listing

Our common stock is listed on The Nasdaq National Market under the symbol “MATH.” We have not applied to list our common stock on any other exchange or quotation system.

PLAN OF DISTRIBUTION

We are registering the common stock covered by this prospectus for the selling stockholders pursuant to registration rights we granted to them.  The selling stockholders have indicated that they are acting independently from us in determining the manner and extent of sales of the shares of our common stock after the date of this prospectus.  As used in this prospectus, the term “selling stockholders” includes the selling stockholders named in the table set forth in the section of this prospectus entitled “Selling Stockholders” and any of their donees, pledgees and transferees and other successors-in-interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus.  After the date of this prospectus, such sales may be made in one or more types of transactions (which may include block transactions) on The Nasdaq National Market, in negotiated transactions, through put or call option transactions relating to the shares, through short sales of shares, hedging transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices.  Such transactions may or may not involve brokers or dealers.  After the date of this prospectus, sales of shares in The Nasdaq National Market involving brokers or dealers may be by means of one or more of the following transactions:

•                  in a block trade in which a broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  in transactions in which brokers, dealers or underwriters purchase the shares as principal and resell the shares for their own accounts under this prospectus;

•                  in ordinary brokers’ transactions and transactions in which the broker solicits purchasers;

•                  in connection with the loan or pledge of the shares of common stock registered to a broker or dealer, and the sale of the common stock so loaned or the sale of the shares so pledged upon a default;

•                  in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions and standardized or over-the-counter options; or

•                  in a combination of any of the above methods.

The selling stockholders have advised us that they have made no arrangements or agreements with any underwriters, brokers or dealers regarding the resale of the common stock prior to the effective date of this prospectus.  The selling stockholders may pay compensation to brokers, dealers or agents in the form of commissions, discounts or concessions, which compensation may be less than or in excess of the customary rates of such brokers or dealers for similar transactions. Under applicable rules and policies of the National Association of Securities Dealers, Inc. (“NASD”), the maximum commission or discount to be received by any NASD member or independent broker-dealer shall not be greater than eight percent (8%) for the sale of any securities being registered pursuant to Rule 415 under the Securities Act of 1933.

We estimate the total fees and expenses will be $165,000.  These expenses include legal and accounting fees incurred in preparing the registration statement of which this prospectus is a part, legal and other fees in connection with the qualification of the sale of the shares under the laws of states, registration and filing fees and other expenses.  The selling stockholders will pay all other expenses incident to the offering and sale of the shares to the public, including any commissions, discounts or concessions of underwriters, brokers, dealers or agents.

The selling stockholders also may sell these shares in accordance with Rule 144 under the Securities Act of 1933, if Rule 144 is then available.

The participating selling stockholders and any underwriters, brokers or dealers engaged by them may be deemed to be statutory underwriters under the Securities Act of 1933. In addition, to the extent that selling stockholders who are affiliates of broker-dealers did not acquire their shares of MathStar in the ordinary course of business or had an agreement or understanding to dispose of the shares, such affiliates would be designated as “underwriters” under the Securities Act of 1933.  Any profits on sales of the common stock by them and any discounts, commissions or concessions received by any selling stockholder or underwriter, broker or dealer may be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

If a selling stockholder notifies us that a material arrangement has been entered into with an underwriter, broker or dealer for the sale of the common stock through a secondary distribution or a purchase by an underwriter, broker or dealer, we will file a supplement to this prospectus, if required, disclosing such of the following information as we believe is appropriate:

•                  the name of each such selling stockholder and of the participating underwriter, broker or dealer;

•                  the number of shares of common stock involved;

•                  the price at which such common stock was sold;

•                  the commissions paid or discounts or concessions allowed to such underwriter, broker or dealer; and

•                  other facts material to the transaction.

We have agreed to indemnify the selling stockholders against certain liabilities relating to resale of the common stock under the Securities Act of 1933.  Each of the selling stockholders holding warrants originally issued to selling agents in connection with our earlier private placements has agreed to indemnify us (and our officers who sign the Registration Statement of which this prospectus is a part, our directors and any person that controls us) against such liabilities to the extent resulting from untrue statements or omissions in the prospectus or registration statement based on written information furnished by the selling stockholder specifically for use in preparing this prospectus or the registration statement.  The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933. Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors or officers, or persons that control us, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Although all of the shares are being registered for public sale, the sale of any or all of such shares by the selling stockholders may depend on the sale price of such shares and market conditions generally prevailing at the time.  We are unable to predict the effect that sales of the common stock offered and sold under this prospectus may have upon our ability to raise further capital.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933 and the rules promulgated thereunder. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M under the Securities Exchange Act of 1934 may apply to their sales of our shares in the market.

In order to comply with some states’ securities laws, the common stock will be sold in these states only through registered or licensed brokers or dealers.  In addition, in some states, the shares of common stock may not be sold unless they have been registered or qualified for sale in such states or an exemption from registration or qualification is available and complied with.

LEGAL MATTERS

The validity of the shares being offered hereby is being passed upon for us by Winthrop & Weinstine, P.A. We received certain advice from our legal counsel in connection with the matters described herein. Such legal advice is solely for our benefit and not for any stockholder or prospective investor. Purchasers of the shares offered hereby are not entitled to rely on any such advice and should not consider any such counsel to represent them or their interests.

Richard A. Hoel is a stockholder of Winthrop & Weinstine  P.A., and his spouse owns 10,001 shares of our common stock and warrants to purchase 3,334 shares of our common stock. Michele D. Vaillancourt also is a stockholder of Winthrop & Weinstine  P.A., and she and her spouse together own 3,334 shares of our common stock.

EXPERTS

The financial statements as of December 31, 2004 and December 31, 2005 and for each of the three years in the period ended December 31, 2005 and cumulative for the period from inception (April 14, 1997) through December 31, 2005, included in this prospectus have been so included in reliance on the report, which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements, of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by the selling stockholders pursuant to this prospectus. This prospectus is part of the registration statement but does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

We are subject to the informational requirements of the Securities Exchange Act of 1934 pursuant to which we are required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission.  These documents are publicly available, free of charge, on our website at www.mathstar.com as soon as reasonably practicable after we file such documents with the Securities and Exchange Commission.

You can read the registration statement and our reports and other information filed with the Securities and Exchange Commission over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov. You may also read and copy any document that we file with the Securities and Exchange Commission at its public reference room at Station Place, 100 F Street NE, Washington, DC 20549.

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at Station Place, 100 F Street NE, Washington, DC 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room.

All information concerning us contained in this prospectus has been furnished by us. No person is authorized to make any representation with respect to the matters described in this prospectus other than those contained in this prospectus and, if given or made, such information must not be relied upon as having been authorized by us or any other person on our behalf.

We have not authorized anyone to give any information or make any representation about our company that is different from, or in addition to, that contained in this prospectus. Therefore, if anyone gives you such information, you should not rely on it. This prospectus is dated                , 2006. You should not assume that the information contained in this document is accurate as of any other date unless the information specifically indicates that another date applies.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
of MathStar, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations, changes in stockholders’ equity and cash flows present fairly, in all material respects, the financial position of MathStar, Inc. (a development stage company) (the “Company”) at December 31, 2004 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, and cumulatively for the period from April 14, 1997 (date of inception) to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred recurring losses and negative cash flows from operations and will require additional funding to continue its operations. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
March 30, 2006

MathStar, Inc.
(A development stage company)

Balance Sheets

	December 31,
	2004	2005
	(in thousands, except per share amounts)
Assets
Current assets
Cash and cash equivalents	$4,132	$20,149
Accounts receivable	29	75
Prepaid expenses and other current assets	230	1,480
Total current assets	4,391	21,704

Property and equipment, net	109	347
Other assets	4	151
Total assets	$4,504	$22,202

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$251	$734
Accrued expenses	236	1,294
Total liabilities	487	2,028

Commitments and contingencies (Note 10)

Stockholders’ equity
Preferred stock, $0.01 par value; 10,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value; 90,000 shares authorized; 11,140 and 17,415 shares issued and outstanding at December 31, 2004 and 2005, respectively	111	175
Additional paid-in capital	68,465	105,717
Unearned compensation	—	(2,224)
Deficit accumulated during the development stage	(64,559)	(83,494)
Total stockholders’ equity	4,017	20,174
Total liabilities and stockholders’ equity	$4,504	$22,202

The accompanying notes are an integral part of these financial statements.

MathStar, Inc.

(A development stage company)

Statements of Operations

	Year Ended December 31,			Cumulative for the Period from Inception (April 14, 1997) Through December 31,
	2003	2004	2005	2005
	(in thousands, except per share amounts)
Revenue	$50	$130	$134	$880
Cost of sales	—	53	52	105
Gross margin	50	77	82	775
Operating expenses
Research and development	7,903	5,192	8,734	29,967
Selling, general and administrative	3,221	3,691	6,058	19,274
	11,124	8,883	14,792	49,241
Operating loss	(11,074)	(8,806)	(14,710)	(48,466)
Interest income	47	57	170	1,420
Interest expense	—	—	(4,395)	(4,591)
Other income, net	—	—	—	17
Net loss from continuing operations	(11,027)	(8,749)	(18,935)	(51,620)
Loss from discontinued operations (Note 4)	—	—	—	(31,874)
Net loss	$(11,027)	$(8,749)	$(18,935)	$(83,494)
Basic and diluted loss per share from continuing operations	$(1.56)	$(0.95)	$(1.56)
Basic and diluted loss per share from discontinued operations	$—	$—	$—
Basic and diluted loss per share	$(1.56)	$(0.95)	$(1.56)
Weighted average basic and diluted shares outstanding	7,048	9,209	12,121

The accompanying notes are an integral part of these financial statements.

MathStar, Inc.

(A development stage company)

Statements of Changes in Stockholders’ Equity

Cumulative for the Period from Inception (April 14, 1997) Through December 31, 2005

		Price	Common Stock		Additional			Deficit Accumulated During the
	Date	Per Share	Shares	Par Value	Paid-in Capital	Notes Receivable	Unearned Compensation	Development Stage	Total
	(in thousands, except per share amounts)
Issuance of common stock to founders for cash and notes receivable	January 1998	$0.045	667	$7	$23	$(15)			$15
Net income								$7	7
Balances at December 31, 1998			667	7	23	(15)	—	7	22
Payments on notes receivable								15	15
Net loss								(15)	(15)
Balances at December 31, 1999			667	7	23	—	—	(8)	22

Issuance of common stock for notes receivable	April 2000	$.11	2,100	21	209	(230)			—
Issuance of common stock for cash	June 2000	$5.25	140	1	735				736
Payments on notes receivable						230			230
Issuance of common stock for cash, net of offering costs of $1,908	July - November 2000	$8.25	2,235	23	16,511				16,534
Net loss								(1,437)	(1,437)
Balances at December 31, 2000			5,142	52	17,478	—	—	(1,445)	16,085

Issuance of common stock in connection with the acquisition of Digital Mediacom, Inc.	August 2001	$8.25	1,603	16	13,210				13,226
Issuance of options and warrants in connection with the acquisition of Digital Mediacom, Inc.					5,158				5,158
Stock-based employee compensation					148				148
Stock-based nonemployee compensation					116				116
Repurchase of common stock			(667)	(7)	(243)				(250)
Net loss								(13,629)	(13,629)
Balances at December 31, 2001			6,078	61	35,867	—	—	(15,074)	20,854

Issuance of common stock for cash, net of offering costs of $1,645	April - August 2002	$10.50	1,458	14	13,644				13,658
Exercise of stock options			9		47				47
Stock-based employee compensation					528				528
Repurchase of common stock			(500)	(5)	(252)				(257)
Net loss								(29,709)	(29,709)
Balances at December 31, 2002			7,045	70	49,834	—	—	(44,783)	5,121
Issuance of warrants to purchase common stock for cash, net of offering costs of $697	April - August 2003				5,304				5,304
Issuance of common stock for cash, net of offering costs of $316	December 2003	$4.80	585	6	2,487				2,493
Exercise of warrants for subscription receivable			18		27				27
Stock-based employee compensation					148				148
Stock-based nonemployee compensation—options					26				26
Net loss								(11,027)	(11,027)
Balances at December 31, 2003			7,648	$76	$57,826	$—	$—	$(55,810)	$2,092

		Price	Common Stock		Additional			Deficit Accumulated During the
	Date	Per Share	Shares	Par Value	Paid-in Capital	Notes Receivable	Unearned Compensation	Development Stage	Total
	(in thousands, except per share amounts)
Balances at December 31, 2003			7,648	76	57,826	—	—	(55,810)	2,092
Issuance of common stock for cash, net of offering costs of $970	January - August 2004	$4.80	1,864	19	7,959				7,978
Exercise of warrants for cash, net of warrant call costs of $279			1,627	16	2,629				2,645
Exercise of stock options			1		1				1
Vesting of warrants issued to nonemployees					50				50
Net loss								(8,749)	(8,749)
Balances at December 31, 2004			11,140	111	68,465	—	—	(64,559)	4,017

Exercise of warrants for cash			101	2	233	—		—	235
Warrants issued in connection with convertible bridge notes			—	—	1,126	—		—	1,126
Discount on convertible bridge notes—beneficial conversion rate			—	—	2,502	—		—	2,502
Vesting of warrants issued to nonemployees			—	—	515	—		—	515
Issuance of common stock in public offering, net of offering costs of $2,967	Oct./Dec. 2005	$6.00	4,600	46	24,587	—		—	24,633
Restricted common stock issued to employees			457	5	2,736		(2,741)	—	—
Forfeitures of restricted stock			(11)	—	(70)		70	—	—
Bridge note conversion	Dec. 2005	$4.80	1,128	11	5,419		—	—	5,430
Stock-based employee compensation—restricted stock			—	—			447	—	447
Stock-based employee compensation—options			—	—	204		—	—	204
Net loss			—	—	—		—	(18,935)	(18,935)
Balances at December 31, 2005			17,415	$175	$105,717	—	$(2,224)	$(83,494)	$20,174

The accompanying notes are an integral part of these financial statements.

MathStar, Inc.

(A development stage company)

Statements of Cash Flows

	Year Ended December 31,			Cumulative for the Period from Inception (April 14, 1997) Through December 31,
	2003	2004	2005	2005
	(In thousands)
Cash flows from operating activities
Net loss	$(11,027)	$(8,749)	$(18,935)	$(83,494)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	358	183	74	1,533
Amortization of beneficial conversion feature convertible notes and value of warrants issued with convertible notes	—	—	3,628	3,628
Interest expense settled with common stock	—	—	230	230
Amortization of discount on held-to-maturity securities	—	—	—	(233)
Acquired in-process research and development	—	—	—	4,300
Stock-based compensation	175	50	1,166	2,241
Goodwill impairment	—	—	—	13,306
Change in operating assets and liabilities, net of effects of acquisition
Accounts receivable	—	(29)	(46)	70
Prepaid expenses and other assets	302	(101)	(896)	(991)
Accounts payable	68	(188)	178	281
Accrued expenses	513	(477)	862	1,076
Net cash used in operating activities	(9,611)	(9,311)	(13,740)	(58,064)
Cash flows from investing activities
Cash used in acquisition, net of cash acquired	—	—	—	(791)
Purchase of property and equipment	—	(13)	(312)	(1,720)
Proceeds from sale of discontinued operations	—	—	—	1,752
Purchases of held-to-maturity securities	—	—	—	(10,000)
Sales of held-to-maturity securities	—	—	—	10,233
Net cash used in investing activities	—	(13)	(312)	(526)
Cash flows from financing activities
Proceeds from issuance of common stock, net of offering costs	2,493	7,978	24,633	66,047
Proceeds from issuance of convertible notes	—	—	5,500	5,500
Payments on convertible notes	—	—	(300)	(300)
Proceeds from issuance of warrants to purchase common stock, net of offering costs	5,304	—	—	5,304
Proceeds from exercise of warrants, net of costs	—	2,645	235	2,908
Collection of subscription receivable	—	27	—	27
Proceeds from exercise of stock options	—	1	—	1
Principal payments on notes receivable from stockholders	—	—	—	245
Principal payments on notes payable to stockholders	(125)	—	—	(250)
Repurchase of common stock	—	—	—	(257)
Payments on capital lease obligations	(29)	—	—	(486)
Net cash provided by financing activities	7,643	10,651	30,068	78,739
Net (decrease) increase in cash and cash equivalents	(1,968)	1,327	16,017	20,149
Cash and cash equivalents
Beginning of period	4,773	2,805	4,132	—
End of period	$2,805	$4,132	$20,149	$20,149
Cash paid during period for interest
Significant noncash transactions
Common stock, options and warrants issued in connection with Digital Mediacom, Inc. acquisition	$—	$—	$—	$18,384
Exercise of warrants for subscription receivable	27	—	—	27
Capital lease obligation incurred for acquisition of fixed assets	—	—	—	426
Repurchase of common stock with notes payable	—	—	—	250
Prepaid licenses included in accrued expenses	—	—	601	601
Conversion of notes payable and $230 of accrued interest into common stock	—	—	5,430	5,430

The accompanying notes are an integral part of these financial statements.

MathStar, Inc.

(A development stage company)

Notes to Financial Statements

(in thousands, except per share amounts)

1.     Nature of the Business and Going Concern

MathStar, Inc. (the “Company”) was incorporated as a Minnesota corporation in April 1997 and reincorporated under Delaware law during 2005. The Company is a fabless semiconductor company addressing the reconfigurable logic markets with a new class of platform chips designed to be high performance, reconfigurable integrated circuits based on the Company’s proprietary silicon object technology. Since its inception, the Company has devoted substantially all of its efforts to business planning, research and development, recruitment of management and technical staff, acquiring operating assets and raising capital. The Company has generated only nominal revenues from the sale of development kits that support customer development of applications for one of the Company’s products, the sale of product prototypes and contractual research and development services. Accordingly, the Company is considered to be in the development stage as defined by Statement of Financial Accounting Standards (“SFAS”) No. 7, Accounting and Reporting by Development Stage Enterprises.

In November 2005, the Company closed on its initial public offering of 4,000 shares of its common stock at $6.00 per share and in December 2005 the Company closed on the underwriter’s overallotment option of 600 shares of the Company’s common stock at $6.00 per share, resulting in net proceeds to the Company of $24,633.

The accompanying financial statements have been prepared on a basis which assumes that the Company will continue as a going concern and which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has a limited operating history and has incurred losses and negative cash flows from operations since inception. The Company expects to incur additional losses and will require additional funding to continue its operations. These circumstances raise substantial doubt about the Company’s ability to continue as a going concern. Management intends to seek additional equity financing during 2006. However, there can be no assurance that such additional funding will be available on terms acceptable to the Company or at all.

2.     Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include cash equivalents, accounts receivable, accounts payable and other accrued expenses, approximate their fair values due to their short maturities and/or market-consistent interest rates.

Property and Equipment

Property and equipment are recorded at cost and depreciated over their estimated useful lives, generally three to five years, using the straight-line method. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts, and any resulting gain or loss is included in operating results. Repairs and maintenance costs are expensed as incurred.

Patents

The Company has filed applications for patents with the U.S. Patent and Trademark Office. The legal fees and application costs associated with obtaining patents from the U.S. Patent and Trademark Offices are expensed as incurred.

Long-Lived Assets

The recoverability of long-lived assets is assessed periodically or whenever adverse events or changes in circumstances or business climate indicate that the expected cash flows previously anticipated warrant a reassessment. When such reassessments indicate the potential of impairment, all business factors are considered and, if the carrying value of such assets is not likely to be recovered from future undiscounted operating cash flows, they will be written down for financial reporting purposes. See Note 4 regarding assessment of the carrying value of goodwill.

Research and Development

Research and development expenses represent costs incurred for designing and engineering of the Company’s products, including the costs of developing design tools and applications to enable customers to more easily utilize the Company’s products. The Company expenses all research and development costs related to development of its products. Development of certain tools and applications include the development of software. Such research and development expenses are required to be expensed until the point that technological feasibility of the software is established. The Company determines technological feasibility based upon completion of a working model of the software. To date, the period between technological feasibility and general release of the software has been short, such that virtually all of the Company’s software development costs relate to software development during the period prior to technological feasibility. Accordingly, all such costs have been charged to operations as incurred.

Revenue Recognition

Revenue prior to 2003 resulted from contractual research and development services and was recognized as the services were performed. Customer payments received in advance of providing services were recorded as customer deposits. Costs related to these revenues consisted primarily of salary and related benefits of certain employees and were included in operating expenses.

Revenue after 2002 resulted from the sale of prototype products and the sale of product development kits. The Company recognizes revenue for these products when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, collectibility is reasonably assured and there are no post-delivery obligations. During 2004 and 2005, marketing support was paid to a customer of the Company. Such payments are reported as a reduction of revenue in accordance with Emerging Issues Task Force Issue 01-09, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products).

During 2005, revenue also resulted from contractual research and development services that was recognized as the services were performed. Costs related to these revenues consisted primarily of salary and related benefits of certain employees and were included in cost of sales.

Stock-Based Compensation

In accordance with SFAS No. 123, Accounting for Stock-Based Compensation, the Company has elected to account for stock-based compensation to employees using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for stock options granted to employees is measured as the excess, if any, of the fair value of the Company’s stock at the date of the grant over the amount an employee must pay to acquire the stock. The Company accounts for stock-based compensation to nonemployees using the fair value method prescribed by SFAS No. 123. Compensation cost for stock options granted to nonemployees is measured based on the fair value of the option at the date of grant with the unvested portion revalued at each balance sheet date. Compensation costs, if any, are amortized over the underlying option vesting terms.

The following table presents the pro forma effect on net loss if the Company had applied the fair value recognition provisions for SFAS No. 123 to stock-based employee compensation:

				Cumulative
				for the Period
				from Inception
				(April 14, 1997)
				Through
	Year Ended December 31,			December 31,
	2003	2004	2005	2005
Net loss as reported	$(11,027)	$(8,749)	$(18,935)	$(83,494)
Add: Total stock-based employee compensation expense included in net loss, as reported	148	—	651	1,475
Deduct: Total stock-based employee compensation expense determined under fair value based method for all employee awards	(369)	(174)	(912)	(2,697)
Pro forma net loss	$(11,248)	$(8,923)	$(19,196)	$(85,163)
Basic and diluted loss per share:
As reported	$(1.56)	$(0.95)	$(1.56)
Pro forma	$(1.60)	$(0.97)	$(1.58)

Advertising Costs

Advertising costs are charged to operations as incurred. Advertising costs were $4, $3 and $14 for the years ended December 31, 2003, 2004 and 2005, respectively, and $137 cumulative for the period from inception (April 14, 1997) through December 31, 2005.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. The asset and liability approach of SFAS No. 109 requires the recognition of deferred tax assets and liabilities for the tax consequences of temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes using enacted tax rates in effect for the years in which the differences are expected to reverse. Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents. The Company places its cash and cash equivalents primarily in checking and money market accounts with one financial institution that management considers creditworthy. However, the Federal Deposit Insurance Corporation does not insure most of these accounts.

Comprehensive Loss

Comprehensive loss, as defined in SFAS No. 130, Reporting Comprehensive Income, includes all changes in equity during a period from nonowner sources. The Company has not had any changes in stockholders’ equity from nonowner sources other than a net loss.

Earnings Per Share

Basic earnings per share are computed by dividing the net loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share gives effect to all dilutive potential common shares outstanding during the period, including stock options, warrants and convertible notes payable, using the treasury stock method. Options and warrants to purchase 3,672, 2,611 and 4,021 shares of common stock were outstanding at December 31, 2003, 2004 and 2005, respectively, but were not included in the computation of net loss per share as their effect was anti-dilutive. Common shares issuable upon exercise of the convertible notes payable and related accrued interest and shares of the Company’s contingently issuable restricted stock also were not included in the computation of net loss per share as their effect was anti-dilutive (see Note 6).

New Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment. SFAS No. 123R revised SFAS No. 123 and supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB Opinion No. 25”). The revised statement addresses the accounting for share-based payment transactions with employees and other third parties, eliminates the ability to account for share-based payments using APB Opinion No. 25 and requires that the compensation costs relating to such transactions be recognized in the statement of operations based upon the grant-date fair value of those instruments. The revised statement is effective for the Company in the first quarter of 2006 which begins on January 1, 2006. The Company expects that adoption of SFAS No. 123R will result in significant charges to operations beginning in 2006.

Under SFAS No. 123R, the Company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation costs and the transition method to be used at the date of adoption. The transition methods include prospective and retroactive adoption alternatives. The Company will adopt SFAS No. 123R using the prospective method. Because the Company has historically followed the “minimum value” method permitted by SFAS No. 123, the prospective method will require the Company to record compensation expense only for options issued after the closing of the Company’s initial public offering in November 2005.

In May 2005, the Financial Accounting Standards Board issued SFAS No. 154, Accounting Changes and Error Corrections. This new standard replaces Accounting Principals Board Opinion (“APB”) No. 20,

Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. This statement changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. APB No. 20 required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. This statement requires retrospective application to prior period financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The provisions of SFAS No. 154 are effective for fiscal years beginning after December 15, 2005. As such, the Company is required to adopt SFAS No. 154 by January 1, 2006. The Company does not expect the adoption of this statement to have an impact on its financial statements.

3.     Selected Balance Sheet Information

The following presents prepaid expenses and other current assets:

	December 31,
	2004	2005
Prepaid license fees	$108	$775
Prepaid insurance	25	165
Prepaid rent	—	89
Other	97	451
	$230	$1,480

The following presents property and equipment, net:

	December 31,
	2004	2005
Computer equipment	$896	$1,003
Purchased software	425	425
Furniture and fixtures	165	370
	$1,486	$1,798
Less: Accumulated depreciation	(1,377)	(1,451)
Total property and equipment, net	$109	$347

Depreciation expense was $358, $183 and $74 for the years ended December 31, 2003, 2004 and 2005 and $1,533 cumulative for the period from inception (April 14, 1997) through December 31, 2005.

The following presents accrued expenses:

	December 31,
	2004	2005
Accrued rent	$146	$117
Accrued compensation	90	417
Accrued professional fees	—	320
Other	—	440
Total accrued expenses	$236	$1,294

4.     Acquisition and Disposition of Digital Mediacom, Inc.

Acquisition

On August 31, 2001, the Company completed its acquisition of Digital Mediacom, Inc. (“DMC”), a provider of design and engineering services and a developer of physical media device technology. In connection with the merger transaction, the Company acquired all outstanding shares of DMC common stock in exchange for cash of $950 and 1,603 shares of the Company’s common stock. In addition, options and warrants to purchase shares of DMC common stock outstanding immediately prior to the consummation of the merger were assumed by the Company and converted into options and warrants to purchase 781 shares of the Company’s common stock. The total purchase price, including the fair value of converted options and warrants and direct acquisition costs, was $19,402. The purchase price was allocated to the assets acquired and liabilities assumed based upon their fair values. The most significant asset was $4,300 of acquired, in process research and development (see discussion below). The excess of the purchase price over the fair value of the net assets acquired of $14,589 was recorded as goodwill.

In-Process Research and Development

At the time of acquisition, DMC had certain in process development projects. Management estimated that $4,300 of the purchase price represented the fair value of purchased in process research and development relating to these development projects which had not yet reached technological feasibility and had no alternative future uses. The Company estimated the fair value of the in-process research and development using an income approach, which estimates fair value by discounting the cash flows expected to arise from the development of the in-process projects and future sale of the resulting products.

Goodwill Impairment and Discontinued Operations

In August 2002, due to events and changes in circumstances which included a severe downturn in the market for the acquired in process development projects, management and the Board of Directors committed to a plan to sell the physical media device (“PMD”) operating segment which was comprised of the acquired DMC operations. Accordingly, the Company tested the PMD assets for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, and SFAS No. 142, Goodwill and Other Intangible Assets, and recorded a $13,306 goodwill impairment charge.

On November 15, 2002, the Company closed on the sale of its PMD operating segment for $1,752 in cash. In connection with the sale, the buyer assumed $187 in liabilities, and the Company sold or disposed of all of the valuable technology, property and equipment, licensed software and employees. There was no gain or loss on the sale because the assets of the PMD operating segment were written down to their estimated net realizable value in August 2002.

The operating results from the discontinued PMD operating segment included in the accompanying financial statements were as follows:

Cumulative for the Period from August 31, 2001 Through December 31, 2002
Operating expenses	$14,268
Purchased in-process research and development	4,300
Goodwill impairment	13,306
Loss from discontinued operations	$31,874

5.     Note Payable to Stockholder

On January 16, 2002, the Company agreed to purchase 500 shares of the Company’s common stock from a stockholder in exchange for a note payable of $250. The note bore interest at 5% and was due in four equal installments through 2002. At December 31, 2002, the remaining balance due was $125. During 2003, the Company repaid the outstanding balance of this note payable.

6.     Stockholders’ Equity

Authorized Shares

The Company’s authorized capital consists of 100,000 shares of capital stock, of which 90,000 shares have been designated as common stock ($0.01 per share par value), and 10,000 shares have been designated as preferred stock ($0.01 per share par value). In addition, 3,411 of the 90,000 shares of common stock have been reserved for issuance under the Company’s Stock Option and Restricted Stock Plans. Each share of common stock entitles the holder to one vote.

Stock Split

The Company’s Board of Directors and stockholders declared a three-for-one reverse stock split, effective June 10, 2005. The accompanying financial statements and related notes give retroactive effect to this reverse stock split.

Warrants

In connection with its initial public offering, the Company issued warrants to purchase 400 common shares to the selling agent at an exercise price of $7.20 per share expiring in October 2010.

In connection with the convertible notes issued in April 2005 (see”Convertible Notes” below), the Company issued warrants to purchase 367 common shares at an exercise price of $4.80 per share.

In March 2005, the Company granted fully vested warrants to purchase 33 common shares at an exercise price of $6.00 per share to a consultant of the Company. In August 2005, the Company granted warrants to purchase 80 common shares at an exercise price of $6.30 per share to a consultant of the Company. These warrants vest ratably over three years beginning retroactively to October 2004. Total stock compensation expense related to these warrants during the year ended December 31, 2005 was $247. The fair value of the warrants was measured as they were earned using the Black-Scholes option pricing model and the following assumptions at December 31, 2005:  term—10 years; volatility—73.8%; risk-free interest rate—4.35%; and expected dividend yield of zero.

In connection with the issuance of  common stock by the Company from January 2004 to August 2004, the Company issued warrants to the selling agent to purchase 244 shares of common stock at an exercise price of $4.80. 200 of the warrants expire on March 24, 2009, and the remaining 44 warrants expire on August 15, 2009.

In October and December 2004, the Company granted warrants to purchase 253 shares of the Company’s common stock at a price of $6.00 per share to consultants of the Company. Of these warrants, warrants to purchase 170 shares vest over three years and have a ten-year term. The remaining warrants to purchase 83 shares vest based on design wins and have a five-year term. Total stock-based compensation expense related to these warrants during the years ended December 31, 2004 and 2005 and cumulative for the period from inception (April 14, 1997) through December 31, 2005 was $50, $515 and $565, respectively. Unvested stock-based compensation related to these warrants at December 31, 2005 was $840. The fair value of these warrants was measured as they were earned using the Black-Scholes option pricing model and the following assumptions at December 31, 2005: term—10 years; volatility—68%; risk-free interest rate—4.47%; and expected dividend yield of zero.

In the period between April 1, 2003 and July 31, 2003, the Company received proceeds of $5,304 net of $697 of offering costs, in exchange for 2,000 three-year warrants to purchase shares of the Company’s common stock. These warrants, which expire if not exercised three years after issuance, consisted of 1,000 Part A Warrants with an exercise price of $1.50 and 1,000 Part B Warrants with an exercise price of $2.25.

The warrants are redeemable at the Company's option upon at least 30 days' notice at a redemption price of $0.01 per warrant under any of the following circumstances:

•       Part A and B Warrants are redeemable by the Company when any one of the following transactions closes: i) the sale, lease, exchange or other transfer, directly or indirectly, of all or substantially all of the assets of the Company, ii) the approval by the Company’s stockholders of any plan or proposal for the liquidation or dissolution of the Company, iii) any person or entity becomes the beneficial owner, directly or indirectly, of more than 50% of combined voting power of the outstanding securities of the Company, or iv) a merger or consolidation to which the Company’s stockholders represent less than 50% of the surviving company’s combined voting power of outstanding securities.

•       Part A Warrants were redeemable by the Company when the Company gave notice that it had fabricated and successfully tested and demonstrated the functionality of its Field Programmable Object Array chip (the “Chip”) and also received commitments from at least two customers that will use the Chip in at least one of each customer’s design programs.

•       Part B Warrants are redeemable by the Company when the Company gives notice that it has i) closed on a strategic investment from a company with significant financial resources (as defined) that is a participant in the semiconductor industry or a related industry, or ii) recognized total aggregate cumulative revenue from the sale or license of its silicon object chips of at least $2,500.

During 2004, the Company gave notice that it had achieved the milestones required to permit the Company to redeem the Part A warrants. In December 2004, the Company called for redemption of all Part A warrants. Proceeds from the exercise of Part A warrants to purchase 981 shares and Part B warrants to purchase 646 shares, whose holders voluntarily elected to exercise, were $2,645 net of offering costs of $279. The remaining Part A warrants to purchase 19 shares were exercised in December 2003 and January 2005.

In connection with the sale of warrants to purchase shares of the Company’s common stock from April to July 2003, the Company issued warrants to the selling agent to purchase 200 shares of the Company’s common stock at an exercise price of $4.89. Of these warrants, warrants to purchase 183 shares expire on June 29, 2008, and the remaining warrants to purchase 17 shares expire on July 7, 2008.

In connection with the issuance of common stock by the Company from April 2002 to August 2002, the Company issued warrants to the selling agent to purchase 146 shares of common stock at an exercise price of $10.50. The warrants expire on July 18, 2007.

In connection with the acquisition of DMC in August 2001, warrants to purchase shares of DMC common stock were converted to warrants to purchase 37 shares of the Company’s common stock at an exercise price of $7.76. Of these warrants, warrants to purchase 34 shares expired on various dates through December 31, 2005, and the remaining warrants to purchase 3 shares expire on various dates through March 2006.

In connection with the issuance of common stock by the Company in July and November 2000, the Company issued warrants to the selling agent to purchase 224 shares of common stock at an exercise price of $8.25. All of these warrants had expired as of December 31, 2005.

During December 2003, warrants to purchase 18 shares were exercised in exchange for a subscription receivable for $27. The subscription receivable was paid in January 2004.

The following table summarizes warrant activity:

	Warrants Outstanding	Price Range Per Share
Warrants outstanding at beginning of period (inception)
Warrants issued in 2000	224	$8.25
Outstanding at December 31, 2000	224	$8.25
Warrants issued	36	$7.77
Outstanding at December 31, 2001	260	$7.77 - $8.25
Warrants issued	146	$10.50
Outstanding at December 31, 2002	406	$7.77 - $10.50
Warrants sold	2,000	$1.50 - $2.25
Warrants issued	200	$4.89
Warrants exercised	(18)	$1.50
Outstanding at December 31, 2003	2,588	$1.50 - $10.50
Warrants issued	497	$4.80 - $6.00
Warrants exercised	(1,627)	$1.50 - $2.25
Outstanding at December 31, 2004	1,458	$1.50 - $10.50
Warrants issued	880	$4.80 - $7.20
Warrants exercised	(101)	$1.50 - $2.25
Warrants expired	(253)	$7.77 - $8.25
Outstanding at December 31, 2005	1,984	$1.50 - $10.50

Notes Receivable

In 1998 and 2000, the Company issued stock to certain stockholders totaling $15 and $230, respectively, under subscription agreements in exchange for notes receivable with no stated interest rate. In 1999 and 2000, the note holders repaid $15 and $230, respectively.

Restricted Stock

In 2004 and 2005, the Company issued 84 and 408 shares of restricted common stock to certain employees of the Company. These shares were granted effective upon the closing of the Company’s initial public offering and will vest on October 26, 2006 so long as the holders are then employees of the Company. The Company is recognizing compensation expense equal to the grant date fair value of the common shares ($2,741) pro rata over the one-year vesting period. During 2005, the Company recognized $447 of compensation expense related to these restricted shares, net of the reversal of $70 compensation expense recorded for 47 restricted shares cancelled before vesting. The remaining estimated compensation expense of $2,224 will be recognized over the remaining vesting period.

Convertible Notes

In April 2005, the Company issued 8% convertible notes totaling $5,500. The notes, which were due on April 28, 2006, bore interest at the rate of 8% per year and were convertible into shares of the Company’s common stock at a price per share equal to 80% of the issuance price of the Company’s stock in an initial public offering, if any. If an initial public offering did not occur on or before April 28, 2006 or any extended maturity date of the notes, the notes would have been convertible into shares of the Company’s common stock at a price of $4.80 per share. The Company could have elected to extend the maturity of the notes for up to six months if an initial public offering had not closed on or before April 28, 2006. However, the notes were payable in full 30 days after the closing date an initial public offering.

In connection with the issuance of the convertible notes, the Company issued to the note holders warrants to purchase up to 367 shares of the Company’s common stock. The warrants, which have a five-year term, are exercisable at a price per share equal to 80% of the issuance price of the Company’s stock in an initial public offering ($4.80). If an initial public offering had not occurred on or before April 28, 2006 or any extended maturity date of the notes, the warrants would have become exercisable at a price of $4.80 per share.

The allocated fair value of the warrants of $1,126 and the value attributable to the beneficial price for conversion of the notes of $2,502 was accounted for as a discount on the convertible notes. The Company was amortizing this discount to interest expense over the original term of the notes. However, following completion of the Company’s initial public offering during the fourth quarter of 2005, the note holders elected to convert $5,430 of the notes and accrued interest into 1,128 shares of common stock, and the remaining $330 of notes and accrued interest was repaid on December 1, 2005 in accordance with the terms of the notes. The remaining unamortized discount on these notes was charged to interest expense during the quarter ended December 31, 2005. Interest expense recorded during the year ended December 31, 2005 related to amortization of the discount was $3,628.

The fair value of the warrants was determined using the Black-Scholes option pricing model and the following assumptions at the date of issuance:  term—five years; volatility—68%; risk-free interest rate—3.79%; and expected dividend yield of zero. The value of the conversion feature was determined using the most beneficial conversion price of the notes at the time of issuance ($4.80 per share) and taking into account the additional discount attributable to the allocated value of the warrants. This approach resulted in a per share conversion price for accounting purposes of approximately $3.81. When compared to the estimated fair value of the Company’s common stock at the time of the issuance of the notes ($6.00 per share), this accounting conversion price provides approximately a $2.19 conversion benefit to the note holders for each of the 1,146 shares into which the notes were convertible.

7.      Stock Option Plan

In January 2002, the Company and its stockholders adopted the 2002 Combined Incentive and Nonstatutory Stock Option Plan (the “2002 Plan”). In April 2000, the Company and its stockholders adopted the 2000 Combined Incentive and Nonstatutory Stock Option Plan (the “2000 Plan”). Under the 2002 Plan and the 2000 Plan, 1,000 and 333 shares of the Company’s common stock were reserved for issuance of incentive and nonqualified stock options to directors, officers and employees of and advisers to the Company at exercise prices as determined by the Board of Directors on the date of grant, respectively. These options have exercise prices and vesting terms established by a committee of the Board of Directors at the time of each grant. Vesting terms of outstanding options are generally four years. In no event are the options exercisable more than ten years after the date of grant.

In October 2004, the Company adopted and in June 2005 its stockholders approved the 2004 Amended and Restated Long-Term Incentive Plan (the “2004 Plan”). Under the 2004 Plan, 1,334 shares of the Company’s common stock were reserved for the issuance of restricted stock and incentive and nonqualified stock options to directors, officers and employees of and advisors to the Company at exercise prices as determined by the Board of Directors on the date of grants, respectively.

In connection with the acquisition of DMC (Note 4), the Company assumed DMC’s stock option plan. 744 shares of the Company’s common stock have been reserved for issuance under the assumed plan and the related options are included in the following table, which summarizes stock option plan activity:

	Shares Available for Grant	Number of Options	Weighted- Average Exercise Price
Outstanding at beginning of period (inception)

Shares reserved	333	—
Options granted in 2000	(187)	187	$6.80

Outstanding at December 31, 2000	146	187	$6.80

Shares reserved for DMC assumed options	744	—
Options assumed from DMC acquisition	(744)	744	$1.54
Options granted	(95)	95	$8.25
Options cancelled	5	(5)	$8.25

Outstanding at December 31, 2001	56	1,021	$3.10

Shares reserved	1,000	—
Options granted	(796)	796	$7.98
Options cancelled	358	(712)	$4.76
Options exercised	—	(12)	$7.01

Outstanding at December 31, 2002	618	1,093	$5.50

Options granted	(174)	174	$4.89
Options cancelled	130	(183)	$6.38

Outstanding at December 31, 2003	574	1,084	$5.26

Shares reserved	334	—
Options granted	(276)	276	$4.80
Options cancelled	128	(206)	$4.63
Options exercised	—	(1)	$0.87
Restricted stock issued	(84)	—

Outstanding at December 31, 2004	676	1,153	$5.79

Shares reserved	1,000	—
Options granted	(1,203)	1,203	$5.75
Options cancelled	319	(319)	$6.84
Restricted stock issued	(408)	—
Restricted stock cancelled	47	—

Outstanding at December 31, 2005	431	2,037	$5.60

The following table summarizes information about stock options outstanding at December 31, 2005:

	Options Outstanding			Options Exercisable
		Weighted-
		Average	Weighted-		Weighted-
		Remaining	Average		Average
Range of	Number	Contractual	Exercise	Number	Exercise
Exercise Prices	Outstanding	Life	Price	Outstanding	Price
$0.87	118	1.35	$0.87	118	$0.87
$3.45-$4.89	993	7.47	$4.72	321	$4.53
$5.25	38	4.24	$5.25	38	$5.25
$5.85-$6.30	656	9.61	$6.24	67	$6.30
$8.25	136	4.97	$8.25	136	$8.25
$10.50	96	5.88	$10.50	79	$10.50
	2,037			758

Stock options outstanding at December 31, 2005, include 56 options that were granted to nonemployees and 1,981 options that were granted to employees. During the year ended December 31, 2003, and cumulative for the period from inception (April 14, 1997) through December 31, 2005, total stock-based compensation expense related to options issued to nonemployees measured using the fair value method as prescribed by SFAS No. 123, was $26 and $142, respectively. Total stock-based compensation expense related to options issued to employees, including options assumed in connection with the acquisition of DMC, measured using the intrinsic value method, as prescribed by APB Opinion No. 25, was $148, $204 and $1,028 for the years ended December 31, 2003 and 2005 and cumulative for the period from inception (April 14, 1997) through December 31, 2005. Compensation expense related to employee stock options that will be amortized into future operating expenses was $932 at December 31, 2005.

The weighted-average fair value of employee options on the date of grant or assumption was as follows:

				Cumulative
				for the Period
				from Inception
				(April 14, 1997)
	Year Ended			Through
	December 31,			December 31,
	2003	2004	2005	2005
For options granted with exercise prices above the fair value of common stock	—	—	—	$0.01
For options granted with exercise prices at the fair value of common stock	$0.69	$0.77	$3.73	$1.74
For options granted or assumed with exercise prices below the fair value of common stock	—	—	1.50	$4.03

For the purpose of determining fair values using the minimum value method for employee grants and the fair value method for nonemployee grants as prescribed by SFAS No. 123, the Company used the Black-Scholes option pricing model with the following weighted average assumptions:

	Year Ended
	December 31,
	2003	2004	2005
Expected option term—employee	5 years	5 years	5 years
Expected option term—nonemployee	4 years	N/A	N/A
Expected volatility factor—employee (before initial public offering)	0%	0%	0%
Expected volatility factor—employee (after initial public offering)	N/A	N/A	73.8%
Expected volatility factor—nonemployee	81.60	N/A	N/A
Expected dividend yield	0%	0%	0%
Risk free interest rate—employee	3.01%	3.51%	4.35%
Risk free interest rate—nonemployee	4.53%	N/A	N/A

8.      Income Taxes

The components of deferred income taxes are as follows:

	December 31,
	2004	2005
Net operating loss carryforwards	$19,447	$25,461
Research and experimentation credit carryforwards	2,503	2,669
Accrued expenses and stock options	257	822
Total deferred tax assets	22,207	28,952
Valuation allowance	(22,207)	(28,952)
Net deferred tax asset	$—	$—

The Company has established valuation allowances to fully offset its deferred tax assets due to uncertainty about the Company’s ability to generate the future taxable income necessary to realize these deferred tax assets, particularly in light of the Company’s recent history of significant operating losses. The valuation allowance increases by $6,745 in 2005. Future utilization of available net operating loss carryforwards may be limited under Internal Revenue Code Section 382 as a result of significant changes in ownership. These limitations could result in expiration of these net operating loss carryforwards before they are utilized.

For the years ended December 31, 2004 and 2005, and cumulative for the period from inception (April 14, 1997) through December 31, 2005, the Company has generated federal net operating loss carryforwards of approximately $8,650, $13,937 and $62,554, respectively.

The Company’s federal net operating loss carryforwards and state net operating loss carryforwards expire in various calendar years from 2014 through 2025. Available research and development credit carryforwards at December 31, 2005, include federal and state amounts of $2,287 and $587, respectively, with expiration dates in calendar years 2015 through 2025.

The Company’s effective income tax rate differs from the U.S. Federal income tax rate as shown below:

	December 31,
	2004	2005
Tax expense (benefit) at the federal statutory rate	(35.00)%	(35.00)%
State income tax (benefit), net of federal income tax effect	(5.00)%	(5.70)%
Permanent differences	—	7.84%
Other	(4.83)%	(2.78)%
Increase in valuation allowance	44.83%	35.62%
Effective tax rate	0.00%	0.00%

9.      401(k) Savings Plan

During 2000, the Company established a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. The Company may make contributions to the plan at the discretion of the Board of Directors. The Company has made no contributions to the plan.

10.   Commitments

Operating Leases

The Company leases its office and research facilities and certain office equipment under noncancellable operating leases. Total rent expense under these operating leases was $1,403, $859, $1,074 for the years ended December 31, 2003, 2004 and 2005, respectively, and $4,102 cumulative for the period from inception (April 14, 1997) through December 31, 2005.

Future minimum lease payments under noncancellable operating leases at December 31, 2004, are as follows:

Year Ending December 31,
2006	$1,288
2007	628
2008	269
2009	275
2010	283
2011 and thereafter	47
$2,790

Software License Agreements

The Company licenses certain internal use software under noncancellable license agreements. Future payments under noncancellable license agreements at December 31, 2005, were $301.

2,084,577 Shares

MathStar, Inc.

Common Stock

PROSPECTUS

May   , 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.                   Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the sale and distribution of the shares of common stock being registered. All of such expenses, except for the SEC registration fee and the NASD fee, are estimated.

SEC registration fee	$1,340
NASD filing fee	1,749
Legal fees	75,000
Accountant’s fees and expenses	75,000
Registrar’s and transfer agent’s fees	5,000
Printing expenses	5,000
Miscellaneous	1,911
Total	$165,000

Item 14.                   Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides as follows:

A Delaware corporation may indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was illegal.

A Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification will be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Article 9(B) of our Certificate of Incorporation provides that MathStar shall indemnify its officers, directors, employees and agents and other persons to the fullest extent authorized or permitted by the Delaware General Corporation Law.

We maintain directors’ and officers’ liability insurance for the benefit of our directors and certain of our officers.

Reference is made to Item 17(h) for our undertakings with respect to indemnification for liabilities arising under the Securities Act of 1933.

Item 15.                   Recent Sales of Unregistered Securities

Since January 1, 2003, we have sold or issued the securities described below to various individuals or entities in reliance on exemptions from registration under the Securities Act of 1933, as amended (the “Securities

Act”). The information takes into account the three-for-one reverse stock split of our common stock that was effective on June 10, 2005.

1.

In January 2003, we granted options to purchase 13,334 shares of common stock at an exercise price of $4.89 per share to various employees under our 2002 Combined Incentive and Nonstatutory Stock Option Plan.(1)

2.

In February 2003, we granted options to purchase 10,000 shares of common stock at an exercise price of $4.89 per share to various employees under our 2002 Combined Incentive and Nonstatutory Stock Option Plan.(1)

3.

In March 2003, we granted options to purchase 20,000 shares of common stock at an exercise price of $4.89 per share to various employees under our 2002 Combined Incentive and Nonstatutory Stock Option Plan.(1)

4.

In April 2003, we granted an option to purchase 834 shares of common stock at an exercise price of $4.89 per share to an individual non-employee for services rendered under our 2002 Combined Incentive and Nonstatutory Stock Option Plan.(1)

5.

In April 2003, we granted an option to purchase 5,000 shares of common stock at an exercise price of $4.89 per share to an employee under our 2002 Combined Incentive and Nonstatutory Stock Option Plan.(1)

6.

From April to July 2003, we sold warrants to purchase 2,000,008 for $3.00 per warrant, with each warrant exercisable to purchase one share of common stock, in a private placement to various investors, all of which represented in subscription agreements that they were accredited investors, resulting in gross proceeds of $6,000,023.00. One-half of the warrants had an exercise price of $2.25 per share, and the remaining one-half had an exercise price of $1.50 per share.(2)

7.

In May 2003, we granted options to purchase 88,334 shares of common stock at an exercise price of $4.89 per share to various employees under our 2002 Combined Incentive and Nonstatutory Stock Option Plan.(1)

8.

In June 2003, we issued warrants to purchase 197,901 shares of our common stock with an exercise price of $4.89 per share to two investment banking firms which are accredited investors and which acted as selling agents in our private placement.(2)

(1)             Before October 26, 2005, which was the effective date of our initial public offering, the issuance of stock options, warrants and restricted stock awards to our employees, our directors and individual consultants and advisors and the issuance of shares of common stock to employees or former employees upon their exercise of stock options described in these paragraphs were made in reliance upon the exemption provided by Rule 701 under the Securities Act.

(2)             The sales of securities described in these paragraphs were made to accredited investors in reliance on the exemption provided by Rule 506 of Regulation D under the Securities Act.

9.	In June 2003, we issued warrants to purchase 2,100 shares to an individual non-employee at an exercise price of $4.89 per share for services rendered.(3)

10.

In July 2003, we granted options to purchase 25,834 shares of common stock at an exercise price of $4.89 per share to various employees under our 2002 Combined Incentive and Nonstatutory Stock Option Plan.(1)

11.

In September 2003, we granted an option to purchase 3,334 shares of common stock at an exercise price of $4.89 per share to an employee under our 2002 Combined Incentive and Nonstatutory Stock Option Plan.(1)

12.

In September 2003, we granted an option to purchase 2,500 shares of common stock at an exercise price of $4.89 per share to an individual non-employee for services rendered under our 2000 Combined Incentive and Nonstatutory Stock Option Plan.(1)

13.

In November 2003, we granted an option to purchase 5,000 shares of common stock at an exercise price of $4.89 per share to an individual non-employee for services rendered under our 2000 Combined Incentive and Nonstatutory Stock Option Plan.(1)

14.

In December 2003, we issued 18,334 shares of common stock to an investor, which represented in writing that the investor was an accredited investor, at a price of $1.50 per share upon the exercise of warrants described in Paragraph 24 above, resulting in total gross proceeds of $27,500.00.(2)

15.

From December 2003 to March 2004, we issued 2,011,837 shares of common stock at $4.80 per share in a private placement to various investors, all of which represented in subscription agreements that they were accredited investors, resulting in gross proceeds of $9,656,817.60.(2)

16.

In February 2004, we granted options to purchase 184,167 shares of common stock at an exercise price of $4.80 per share to various employees under our 2002 Combined Incentive and Nonstatutory Stock Option Plan.(1)

17.

In March 2004, we issued warrants to purchase 199,684 shares of our common stock with an exercise price of $4.80 per share to one investment banking firm, which was an accredited investor and which acted as the selling agent in our private placement.(2)

18.

In March 2004, we issued 1,150 shares of common stock to a former employee at a price of $0.87 per share upon the exercise of an option previously granted to such employee, resulting in total gross proceeds of $999.92.(1)

19.

In June 2004, we issued 8,834 shares of common stock to investors, all of which represented in writing that they were accredited investors, at prices of $1.50 and $2.25 per share upon the exercise by such investors of warrants described in Paragraph 24 for total gross proceeds of $15,625.00.(2)

20.

From June to August 2004, we issued 437,500 shares of common stock at $4.80 per share in a private placement to various investors, all of which represented that they were accredited investors, resulting in gross proceeds of $2,100,000.(2)

21.

In August 2004, we issued warrants to purchase 43,750 shares of our common stock with an exercise price of $4.80 per share to one investment banking firm, which was an accredited investor and which acted as the selling agent in our private placement.(2)

(1)             Before October 26, 2005, which was the effective date of our initial public offering, the issuance of stock options, warrants and restricted stock awards to our employees, our directors and individual consultants and advisors and the issuance of shares of common stock to employees or former employees upon their exercise of stock options described in these paragraphs were made in reliance upon the exemption provided by Rule 701 under the Securities Act.

(2)             The sales of securities described in these paragraphs were made to accredited investors in reliance on the exemption provided by Rule 506 of Regulation D under the Securities Act.

(3)             The sales of securities described in these paragraphs were made in reliance upon the exemption provided by Section 4(2) of the Securities Act.

22.

In August 2004, we granted options to purchase 85,000 shares of common stock at an exercise price of $4.80 per share to various employees under our 2002 Combined Incentive and Nonstatutory Stock Option Plan.(1)

23.

In September 2004, we issued 25,000 shares of common stock to an investor, which represented in writing that the investor was an accredited investor, at prices of $1.50 and $2.25 per share upon the exercise of warrants described in Paragraph 24 for total gross proceeds of $46,875.00.(2)

24.

In September 2004, we granted an option to purchase 3,334 shares of common stock at an exercise price of $4.80 per share to an employee under our 2002 Combined Incentive and Nonstatutory Stock Option Plan.(1)

25.

In October 2004, we granted an option to purchase 3,334 shares of common stock at an exercise price of $4.80 per share to an employee under our 2002 Combined Incentive and Nonstatutory Stock Option Plan.(1)

26.	In October 2004, we issued warrants to purchase 83,334 shares of our common stock to a corporate vendor, Valley Technologies, Inc., at an exercise price of $6.00 per share.(3)

27.	In October 2004, we issued warrants to purchase 83,334 shares of common stock to an individual non-employee for services rendered at an exercise price of $6.00 per share.(3)

28.

From November to December 2004, we issued 1,592,558 shares of common stock to various investors, all of which represented in writing that they were accredited investors, at prices of $1.50 and $2.25 per share upon the exercise of warrants described in Paragraph 24, resulting in gross proceeds of $2,861,251.75.(2)

29.

In December 2004, we issued restricted stock awards for 83,567 shares of common stock with a value of $4.80 per share to various employees under our 2004 Amended and Restated Long-Term Incentive Plan.(1)

30.

In December 2004, we issued warrants to purchase 86,667 shares of our common stock to five individuals who were non-employees of MathStar but who were employees of Valley Technologies, Inc. for services rendered and to be rendered at an exercise price of $6.00 per share.(3)

31.

In January 2005, we granted an option to purchase 3,334 shares of common stock at an exercise price of $4.80 per share to an employee under our 2002 Combined Incentive and Nonstatutory Stock Option Plan.(1)

32.

In February 2005, we issued 41,667 shares of common stock to various investors, all of which represented that they were accredited investors, at prices of $1.50 and $2.25 per share upon the exercise of warrants described in Paragraph 24, resulting in gross proceeds of $93,125.00.(2)

33.

In February 2005, we granted options to purchase 13,334 shares of common stock at an exercise price of $4.80 per share to various employees under our 2002 Combined Incentive and Nonstatutory Stock Option Plan.(1)

34.

In March 2005, we granted options to purchase 205,002 shares of common stock at an exercise price of $4.80 per share to various employees under our 2002 Combined Incentive and Nonstatutory Stock Option Plan.(1)

35.	In March 2005, we issued warrants to purchase 33,334 shares of our common stock to a corporate vendor at an exercise price of $6.00 per share.(3)

(1)             Before October 26, 2005, which was the effective date of our initial public offering, the issuance of stock options, warrants and restricted stock awards to our employees, our directors and individual consultants and advisors and the issuance of shares of common stock to employees or former employees upon their exercise of stock options described in these paragraphs were made in reliance upon the exemption provided by Rule 701 under the Securities Act.

(2)             The sales of securities described in these paragraphs were made to accredited investors in reliance on the exemption provided by Rule 506 of Regulation D under the Securities Act.

(3)             The sales of securities described in these paragraphs were made in reliance upon the exemption provided by Section 4(2) of the Securities Act.

36.

In April 2005, we issued 8% convertible promissory notes in the total original principal amount of $5,500,000 and warrants to purchase 366,667 shares of our common stock with an exercise price of $4.80 per share in a private placement to various investors, all of which represented in subscription agreements that they were accredited investors, resulting in gross proceeds of $5,500,000.(2)

37.

In April 2005, we granted options to purchase 191,667 shares of common stock at an exercise price of $4.80 per share to various employees under our 2002 Combined Incentive and Nonstatutory Stock Option Plan and 2000 Combined Incentive and Nonstatutory Stock Option Plan.(1)

38.

In April 2005, we issued 5,000 shares of common stock to an investor, which represented in writing that the investor was an accredited investor, at a price of $2.25 per share upon the exercise of warrants described in Paragraph 24, resulting in gross proceeds of $11,250.00.(2)

39.

In May 2005, we issued 4,168 shares of common stock to an investor, which represented in writing that the investor was an accredited investor, at a price of $2.25 per share upon the exercise of warrants described in Paragraph 24, resulting in gross proceeds of $9,378.00.(2)

40.	In May 2005, we granted options to purchase 133,334 shares of common stock at an exercise price of $6.30 per share to various employees under our 2004 Amended and Restated Long-Term Incentive Plan.(1)

41.

In June 2005, we issued 36,168 shares of common stock to an investor, which represented in writing that the investor was an accredited investor, at a price of $2.25 per share upon the exercise of warrants described in Paragraph 24, resulting in gross proceeds of $81,378.00.(2)

42.

In June 2005, we granted options to purchase 211,667 shares of common stock at an exercise price of $6.30 per share to various employees under our 2004 Amended and Restated Long-Term Incentive Plan.(1)

43.	In June 2005, we issued restricted stock awards for 398,335 shares of common stock with a value of $6.30 per share to various employees under our 2004 Amended and Restated Long-Term Incentive Plan.(1)

44.

In July 2005, we granted options to purchase 145,000 shares of common stock at an exercise price of $6.30 per share to various employees under our 2004 Amended and Restated Long-Term Incentive Plan.(1)

45.

In July 2005, we issued 3,334 shares of common stock to two investors, which represented in writing that the investors were accredited investors, at a price of $2.25 per share upon the exercise of warrants described in Paragraph 24, resulting in gross proceeds of $7,501.50.(2)

46.

In July 2005, we issued 4,356 shares of common stock to an agent of an investment banking firm, which acted as a selling agent in a private placement, at a price of $8.25 per share upon exercise of warrants, resulting in gross proceeds of $35,937.00.(3)

47.

In August 2005, we granted options to purchase 103,667 shares of common stock at an exercise price of $6.30 per share to various employees under our 2004 Amended and Restated Long-Term Incentive Plan.(1)

48.

In August 2005, we issued warrants to purchase 80,000 shares of our common stock to 17 individuals who were non-employees of MathStar but who were employees of Valley Technologies, Inc. for services rendered and to be rendered at an exercise price of $6.30 per share.(3)

(1)             Before October 26, 2005, which was the effective date of our initial public offering, the issuance of stock options, warrants and restricted stock awards to our employees, our directors and individual consultants and advisors and the issuance of shares of common stock to employees or former employees upon their exercise of stock options described in these paragraphs were made in reliance upon the exemption provided by Rule 701 under the Securities Act.

(2)             The sales of securities described in these paragraphs were made to accredited investors in reliance on the exemption provided by Rule 506 of Regulation D under the Securities Act.

(3)             The sales of securities described in these paragraphs were made in reliance upon the exemption provided by Section 4(2) of the Securities Act.

49.

In September 2005, we issued 1,667 shares of common stock to an investor, which represented in writing that the investor was an accredited investor, at a price of $2.25 per share upon the exercise of warrants described in Paragraph 24, resulting in gross proceeds of $3,750.75.(2)

50.

In September 2005, we issued options to purchase 42,500 shares of common stock at an exercise price of $6.30 per share to various employees under our 2004 Amended and Restated Long-Term Incentive Plan.(1)

51.	In September 2005, we issued restricted stock awards for 10,000 shares of common stock with a value of $6.30 per share to one employee under our 2004 Amended and Restated Long-Term Incentive Plan.(1)

52.

In October 2005, we issued options to purchase 75,000 shares of common stock at an exercise price of $6.00 per share to our three non-employee directors under our 2004 Amended and Restated Long-Term Incentive Plan.(2)

53.	In October 2005, we issued options to purchase 15,000 shares of common stock at an exercise price of $6.30 per share to one employee under our 2004 Amended and Restated Long-Term Incentive Plan.(1)

54.

In November 2005, we issued options to purchase 32,500 shares at exercise prices of $5.85, $5.92 and $6.00 per share and an average exercise price of $5.91 per share to various employees under our 2004 Amended and Restated Long-Term Incentive Plan.(3)

55.

In November 2005, we issued 5,001 shares of common stock to two investors, who represented in writing that they were accredited investors, at a price of $2.25 per share upon the exercise of warrants described in Paragraph 24, resulting in gross proceeds of $11,252.25.(2)

56.

In November 2005, we issued 1,128,401 shares of common stock to various investors, who represented in writing that they were accredited investors, at a price of $4.80 per share upon the conversion of a total of $5,416,624 of principal and interest due under our 8% convertible promissory notes described in Paragraph 54.(2)

57.	In November 2005, we issued warrants to purchase 400,000 shares of common stock at an exercise price of $7.20 per share to the underwriter of our initial public offering.(2)

58.

In December 2005, we issued options to purchase 26,000 shares at exercise prices of $6.07 and $6.09 per share and an average exercise price of $6.07 per share to various employees under our 2004 Amended and Restated Long-Term Incentive Plan.(3)

59.

During the period February 1, 2006 through March 31, 2006, the Company granted options to purchase 128,500 shares of common stock to nine employees at an exercise price range of $4.65 to $5.33 per share under its Amended and Restated 2004 Long-Term Incentive Plan. (3)

60.

In March 2006, the Company issued 1,667 shares of common stock to two investors, who represented in writing that they were accredited investors, at a price of $2.25 per share upon the exercise of warrants, resulting in gross proceeds of $3,750.75.(2)

61.

In April 2006, the Company issued 79,958 shares to 26 investors, who represented in writing that they were accredited investors, at a price of $2.25 per share, upon the exercise of warrants, resulting in gross proceeds of $179,905.50.(2)

62.

In May 2006, the Company issued 3,334 shares to four investors, who represented they were accredited investors, at a price of $2.25 per share, upon the exercise of warrants, resulting in gross proceeds of $7,501.50.(2)

(1)             Before October 26, 2005, which was the effective date of our initial public offering, the issuance of stock options, warrants and restricted stock awards to our employees, our director and individual consultants and advisors and the issuance of shares of common stock to employees or former employees upon their exercise of stock options described in these paragraphs were made in reliance upon the exemption provided by Rule 701 under the Securities Act.

(2)             The sales of securities described in these paragraphs were made to accredited investors in reliance on the exemption provided by Rule 506 of Regulation D under the Securities Act.

(3)             The sales of securities described in these paragraphs were made in reliance upon the exemption provided by Section 4(2) of the Securities Act.

The purchasers of securities described above represented to us in written subscription agreements or other written agreements that, among other things, they acquired the securities for their own account and not with a view to any distribution thereof to the public. The certificates evidencing the securities described above bear legends providing that the shares are not to be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act or an exemption from such registration requirements.

Item 16.                   Exhibits and Financial Statement Schedules

The exhibits are described on the Exhibit Index to this Form S-1 Registration Statement.

Item 17.                   Undertakings

(a)          The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)          Not applicable.

(5)          That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)             Not applicable.

(ii)          Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of an included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)          Not applicable.

(b)         Not applicable.

(c)          Not applicable.

(d)         Not applicable.

(e)          Not applicable.

(f)            Not applicable.

(g)         Not applicable.

(h)         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i)             Not applicable.

(j)             Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hillsboro, State of Oregon, on May 5, 2006.

MATHSTAR, INC.

/s/ DOUGLAS M. PIHL
Douglas M. Pihl
President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	/s/ DOUGLAS M. PIHL*	President, Chief Executive Officer and	May 5, 2006
	Douglas M. Pihl	Chairman of the Board of Directors
(Principal Executive Officer)

	/s/ JAMES W. CRUCKSHANK	Vice President of Administration and Chief Financial Officer (Principal Financial	May 5, 2006
	James W. Cruckshank	Officer and Principal Accounting Officer)

	/s/ BENNO G. SAND*	Director	May 5, 2006
Benno G. Sand

	/s/ MERRILL A. MCPEAK*	Director	May 5, 2006
Merrill A. McPeak

	/s/ MORRIS GOODWIN, JR.*	Director	May 5, 2006
Morris Goodwin, Jr.

*By	/s/ JAMES W. CRUCKSHANK		May 5, 2006
As Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit	Page

2.1

Agreement and Plan of Merger dated June 10, 2005 by and between MathStar, Inc. (Minnesota Corporation) and MathStar, Inc. (Delaware Corporation) (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form S-1 filed by MathStar, Inc. with the Securities Exchange Commission (“SEC”) on August 3, 2005, Registration No. 333-127164 (“Registration Statement”)).

2.2

Articles of Merger dated June 10, 2005 by and between MathStar, Inc. (Minnesota Corporation) and MathStar, Inc. (Delaware Corporation) as filed with the Delaware and Minnesota Secretaries of State on June 14, 2005 (incorporated by reference to Exhibit 2.2 to the Registration Statement).

3.1	Certificate of Incorporation of MathStar, Inc. (incorporated by reference to Exhibit 3.1 to the Registration Statement).

3.2	By-laws of MathStar, Inc. (incorporated by reference to Exhibit 3.2 to the Registration Statement).

4.1	Form of common stock certificate of MathStar, Inc. (incorporated by reference to Exhibit 4.1 to the Registration Statement).

5.1	Opinion of Winthrop & Weinstine, P.A.

10.1	MathStar, Inc. 2000 Combined Incentive and Non-Statutory Stock Option Plan and related forms of agreements (incorporated by reference to Exhibit 10.1 to the Registration Statement).*

10.2	MathStar, Inc. 2002 Combined Incentive and Non-Statutory Stock Option Plan and related forms of agreements (incorporated by reference to Exhibit 10.2 to the Registration Statement).*

10.3	Digital MediaCom, Inc. 1999-2000 Stock Option Plan (incorporated by reference to Exhibit 10.3 to the Registration Statement).*

10.4	MathStar, Inc. 2004 Amended and Restated Long-Term Incentive Plan and related forms of agreements (incorporated by reference to Exhibit 10.4 to the Registration Statement).*

10.5	MathStar, Inc. 2005 Variable Compensation Plan (incorporated by reference to Exhibit 10.5 to the Registration Statement).*

10.6

Business Development Agreement dated as of December 28, 2005 by and between Summit Design, Inc. and MathStar, Inc. (incorporated by reference to Exhibit 10.16 to the Annual Report on Form 10-K for the year ended December 31, 2005 filed by the Company with the SEC).**

10.7

Honeywell/MathStar Strategic Agreement dated as of December 13, 2004 by and between Honeywell International, Inc. and MathStar, Inc. (incorporated by reference to Exhibit 10.7 to the Registration Statement).***

10.8

Strategic Partnership Agreement dated as of October 8, 2004 by and among Valley Technologies, Inc., Gerald Petrole and MathStar, Inc. (incorporated by reference to Exhibit 10.8 to the Registration Statement).***

10.9	Lease dated December 14, 2001 by and between Green Oak Associates and MathStar, Inc. (incorporated by reference to Exhibit 10.9 to the Registration Statement).

10.10	Standard Commercial Lease dated as of October 1, 2003 by and between Parkway Point Joint Venture and MathStar, Inc. (incorporated by reference to Exhibit 10.10 to the Registration Statement).

10.11

First Amendment to the Standard Commercial Lease dated as of July 22, 2005 by and between Parkway Point Joint Venture and MathStar, Inc. (incorporated by reference to Exhibit 10.11 to the Registration Statement).

Exhibit No.	Description of Exhibit	Page

10.12	Office Lease Agreement dated June 1, 2005 by and between Mark Tanasbourne, LLC and MathStar, Inc. (incorporated by reference to Exhibit 10.12 to the Registration Statement).

10.13	Executive Suite Rental Agreement dated June 16, 2005 by and between Jet Center Property Services, LLC and MathStar, Inc. (incorporated by reference to Exhibit 10.13 to the Registration Statement).

10.14

Full-Time Permanent Engagement Resources Agreement dated June 30, 2005 by and between Tatum CFO Partners, LLP and MathStar, Inc. (incorporated by reference to Exhibit 10.14 to the Registration Statement).

10.15

Schedule of Executive Officer Compensation and Director Compensation for 2005 (incorporated by reference to Exhibit 10.15 to Amendment No. 3 to the Registration Statement filed by MathStar, Inc. with the SEC on October 7, 2005).*

10.16

Form of Non-Statutory Stock Option Agreement evidencing options granted and to be granted to the non-employee directors of MathStar, Inc. (incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q filed by the Company with the SEC on November 22, 2005).*

10.17	Form of Restated Bridge Loan and Subscription Agreement for April 2005 note and warrant financing of MathStar, Inc. (incorporated by reference to Exhibit 10.17 to the Registration Statement).

10.18	Form of Bridge Note for April 2005 note and warrant financing of MathStar, Inc. (incorporated by reference to Exhibit 10.18 to the Registration Statement).

10.19	Form of Bridge Warrant for April 2005 note and warrant financing of MathStar, Inc. (incorporated by reference to Exhibit 10.19 to the Registration Statement).

10.20

Strategic Partnership Agreement dated as of October 8, 2004 by and among Valley Technologies, Inc., Gerald Petrole and MathStar, Inc. (incorporated by reference to Exhibit 10.7 to the Registration Statement).**

10.21

Amendment No. 1 to Strategic Partnership Agreement dated August 11, 2005 by and between MathStar, Inc. and Valley Technologies, Inc. (incorporated by reference to Exhibit 10.20 to the Registration Statement).

10.22

Amendment No. 2 to Strategic Partnership Agreement dated December 5, 2005 by and between MathStar, Inc. and Valley Technologies, Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Company with the SEC on December 5, 2005).

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Winthrop & Weinstine, P.A. (included in the opinion filed as Exhibit 5.1).

23.4	Consent of Frost & Sullivan (to be filed by amendment).

23.5	Consent of Automated Imaging Association (to be filed by amendment).

24.1	Power of attorney (included on signature page).

*                    Indicates a management contract or compensatory plan or arrangement.

**             Portions of such exhibit are treated as confidential pursuant to a request for that confidential treatment filed with the SEC by the Company. Such portions of the exhibit have been redacted, and the redacted portions have been separately filed with the SEC.

***      Portions of such exhibit are treated as confidential pursuant to an Order Granting Confidential Treatment under the Securities Act of 1933 dated October 26, 2005 issued by the SEC.  Such portions of the exhibit have been redacted, and the redacted portions were separately filed with the SEC.